Exhibit 99.1
IN THE UNITED STATES BANKRUPTCY COURT
FOR THE DISTRICT OF DELAWARE

x
In re:	:	Chapter 11
:
REGENT COMMUNICATIONS, INC.,	:	Case No. 10-10632 (KG)
et al.,[1]	:
	:	Jointly Administered
Debtors.	:
x

FIRST AMENDED DISCLOSURE STATEMENT FOR
THE FIRST AMENDED JOINT PLAN OF REORGANIZATION FOR
REGENT COMMUNICATIONS CORPORATION, et al.

LATHAM & WATKINS LLP	YOUNG CONAWAY STARGATT & TAYLOR, LLP
Josef S. Athanas	Michael R. Nestor
Caroline A. Reckler	Kara H. Coyle
233 South Wacker Drive, Suite 5800	The Brandywine Building
Chicago, Illinois 60606	1000 West Street, 17th Floor
Telephone: (312) 876-7700	Wilmington, Delaware 19801
Facsimile: (312) 993-9767	Telephone: (302) 571-6600
Facsimile: (302) 571-1253
Co-Counsel for the Debtors and Debtors in Possession
Dated: March 22, 2010

[1]	The Debtors in these cases, along with the last four digits of each Debtor’s federal tax identification number, are: Regent Communications, Inc., a Delaware corporation (2857); B & G Broadcasting, Inc., a Delaware corporation (9111); Livingston County Broadcasters, Inc., an Illinois corporation (2024); Regent Broadcasting, LLC, a Delaware limited liability company (1632); Regent Broadcasting Management, LLC, a Delaware limited liability company (5451); Regent Broadcasting of Albany, Inc., a Delaware corporation (7566); Regent Broadcasting of Bloomington, Inc., a Delaware corporation (2658); Regent Broadcasting of Buffalo, Inc., a Delaware corporation (7815); Regent Broadcasting of Chico, Inc., a Delaware corporation (1263); Regent Broadcasting of Duluth, Inc., a Delaware corporation (9495); Regent Broadcasting of El Paso, Inc., a Delaware corporation (1469); Regent Broadcasting of Erie, Inc., a Delaware corporation (8859); Regent Broadcasting of Evansville/Owensboro, Inc., a Delaware corporation (9510); Regent Broadcasting of Flagstaff, Inc., a Delaware corporation (3259); Regent Broadcasting of Flint, Inc., a Delaware corporation (6474); Regent Broadcasting of Ft. Collins, Inc., a Delaware corporation (9503); Regent Broadcasting of Grand Rapids, Inc., a Delaware corporation (6790); Regent Broadcasting of Kingman, Inc., a Delaware corporation (3260); Regent Broadcasting of Lafayette, LLC, a Delaware limited liability company (5450); Regent Broadcasting of Lake Tahoe, Inc., a Delaware corporation (1261); Regent Broadcasting of Lancaster, Inc., a Delaware corporation (9505); Regent Broadcasting of Lexington, Inc., a Delaware corporation (0854); Regent Broadcasting of Mansfield, Inc., a Delaware corporation (6796); Regent Broadcasting Midwest, LLC, a Delaware limited liability company (5369); Regent Broadcasting of Palmdale, Inc., a Delaware corporation (5821); Regent Broadcasting of Peoria, Inc., a Delaware corporation (9348); Regent Broadcasting of Redding, Inc., a Delaware corporation (1262); Regent Broadcasting of San Diego, Inc., a Delaware corporation (3044); Regent Broadcasting of South Carolina, Inc., a Delaware corporation (3151); Regent Broadcasting of St. Cloud, Inc., a Delaware corporation (9265); Regent Broadcasting of St. Cloud II, Inc., a Minnesota corporation (6304); Regent Broadcasting of Utica/Rome, Inc., a Delaware corporation (1480); Regent Broadcasting of Watertown, Inc., a Delaware corporation (1476); Regent Broadcasting West Coast, LLC, a California limited liability company (8962); Regent Licensee of Chico, Inc., a Delaware corporation (1681); Regent Licensee of Erie, Inc., a Delaware corporation (8861); Regent Licensee of Flagstaff, Inc., a Delaware corporation (1677); Regent Licensee of Kingman, Inc., a Delaware corporation (9969); Regent Licensee of Lake Tahoe, Inc., a Delaware corporation (2685); Regent Licensee of Lexington, Inc., a Delaware corporation (5710); Regent Licensee of Mansfield, Inc., a Delaware corporation (8147); Regent Licensee of Palmdale, Inc., a Delaware corporation (1678); Regent Licensee of Redding, Inc., a Delaware corporation (1679); Regent Licensee of San Diego, Inc., a Delaware corporation (3036); Regent Licensee of South Carolina, Inc., a Delaware corporation (3136); Regent Licensee of St. Cloud, Inc., a Delaware corporation (9266); Regent Licensee of Utica/Rome, Inc., a Delaware corporation (1482); Regent Licensee of Watertown, Inc., a Delaware corporation (1477). The mailing address for Regent Communications Inc. is Regent Broadcasting Management, LLC, 100 E. RiverCenter Blvd., 9th Floor, Covington, KY 41011.

THE VOTING DEADLINE IS 4:00 P.M. PREVAILING EASTERN TIME ON APRIL 2, 2010
(UNLESS THE DEBTORS EXTEND THE VOTING DEADLINE).
TO BE COUNTED AS A VOTE TO ACCEPT OR REJECT THE PLAN, THE BALLOTING AGENT
MUST ACTUALLY RECEIVE YOUR BALLOT ON OR BEFORE THE VOTING DEADLINE.

IMPORTANT INFORMATION FOR YOU TO READ
     THE DEBTORS ARE PROVIDING THE INFORMATION IN THIS DISCLOSURE STATEMENT FOR THE PURPOSE OF SOLICITING VOTES TO ACCEPT THE PLAN. NOTHING IN THIS DISCLOSURE STATEMENT MAY BE RELIED UPON OR USED BY ANY ENTITY FOR ANY PURPOSE OTHER THAN TO DETERMINE HOW TO VOTE ON THE PLAN.
     THIS DISCLOSURE STATEMENT WAS NOT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE AUTHORITY AND NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE AUTHORITY HAVE PASSED UPON THE ACCURACY OR ADEQUACY OF THIS DISCLOSURE STATEMENT OR UPON THE MERITS OF THE PLAN.
     THIS DISCLOSURE STATEMENT CONTAINS “FORWARD LOOKING STATEMENTS” WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. SUCH STATEMENTS CONSIST OF ANY STATEMENT OTHER THAN A RECITATION OF HISTORICAL FACT AND CAN BE IDENTIFIED BY THE USE OF FORWARD LOOKING TERMINOLOGY SUCH AS “MAY,” “EXPECT,” “ANTICIPATE,” “SEEK,” “ESTIMATE,” “BELIEVE,” “INTEND,” “PROJECT,” “PREDICT,” “POTENTIAL,” “LIKELY,” “WILL,” “WOULD,” OR “CONTINUE” OR THE NEGATIVE THEREOF OR OTHER VARIATIONS THEREON OR COMPARABLE TERMINOLOGY. THE READER IS CAUTIONED THAT ALL FORWARD LOOKING STATEMENTS ARE NECESSARILY SPECULATIVE AND THERE ARE CERTAIN RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL EVENTS OR RESULTS TO DIFFER MATERIALLY FROM THOSE REFERRED TO IN SUCH FORWARD LOOKING STATEMENTS. THE LIQUIDATION ANALYSIS, DISTRIBUTION PROJECTIONS AND OTHER INFORMATION CONTAINED HEREIN AND ATTACHED HERETO ARE ESTIMATES ONLY, AND THE TIMING AND AMOUNT OF ACTUAL DISTRIBUTIONS TO HOLDERS OF ALLOWED CLAIMS OR EQUITY INTERESTS MAY BE AFFECTED BY MANY FACTORS THAT CANNOT BE PREDICTED. THEREFORE, ANY ANALYSES, ESTIMATES OR RECOVERY PROJECTIONS MAY OR MAY NOT TURN OUT TO BE ACCURATE.
     THIS DISCLOSURE STATEMENT HAS BEEN PREPARED PURSUANT TO SECTION 1125 OF THE BANKRUPTCY CODE AND BANKRUPTCY RULE 3016 AND IS NOT NECESSARILY IN ACCORDANCE WITH FEDERAL OR STATE SECURITIES LAWS OR OTHER SIMILAR LAWS. THE SECURITIES DESCRIBED HEREIN WILL BE ISSUED TO CREDITORS WITHOUT REGISTRATION UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY SIMILAR FEDERAL, STATE OR LOCAL LAW, AND WILL INSTEAD RELY UPON THE EXEMPTIONS SET FORTH IN SECTION 1145 OF THE BANKRUPTCY CODE AND SECTION 4(2) OF THE SECURITIES ACT OR OTHER APPLICABLE EXEMPTIONS. THE DEBTORS RECOMMEND THAT POTENTIAL RECIPIENTS OF ANY SECURITIES PURSUANT TO THE PLAN CONSULT THEIR OWN LEGAL COUNSEL CONCERNING THE SECURITIES LAWS GOVERNING THE TRANSFERABILITY OF ANY SUCH SECURITIES.
     NO LEGAL OR TAX ADVICE IS PROVIDED TO YOU BY THIS DISCLOSURE STATEMENT. THE DEBTORS URGE EACH HOLDER OF A CLAIM OR AN EQUITY INTEREST TO CONSULT WITH ITS OWN ADVISORS WITH RESPECT TO ANY LEGAL, FINANCIAL, SECURITIES, TAX OR BUSINESS ADVICE IN REVIEWING THIS DISCLOSURE STATEMENT, THE PLAN AND EACH OF THE PROPOSED TRANSACTIONS CONTEMPLATED THEREBY. FURTHERMORE, THE BANKRUPTCY COURT’S APPROVAL OF THE ADEQUACY OF DISCLOSURE CONTAINED IN THIS DISCLOSURE STATEMENT DOES NOT CONSTITUTE THE BANKRUPTCY COURT’S APPROVAL OF THE MERITS OF THE PLAN.
     IT IS THE DEBTORS’ POSITION THAT THIS DISCLOSURE STATEMENT DOES NOT CONSTITUTE, AND MAY NOT BE CONSTRUED AS, AN ADMISSION OF FACT, LIABILITY, STIPULATION OR WAIVER. RATHER, THIS DISCLOSURE STATEMENT SHALL CONSTITUTE A

STATEMENT MADE IN SETTLEMENT NEGOTIATIONS RELATED TO CONTESTED MATTERS, ADVERSARY PROCEEDINGS AND OTHER PENDING OR THREATENED LITIGATION OR ACTIONS.
     NO RELIANCE SHOULD BE PLACED ON THE FACT THAT A PARTICULAR LITIGATION CLAIM OR PROJECTED OBJECTION TO A PARTICULAR CLAIM OR EQUITY INTEREST IS, OR IS NOT, IDENTIFIED IN THE DISCLOSURE STATEMENT. THE DEBTORS OR THE REORGANIZED DEBTORS MAY SEEK TO INVESTIGATE, FILE AND PROSECUTE CLAIMS OR EQUITY INTERESTS AND MAY OBJECT TO CLAIMS OR EQUITY INTERESTS AFTER THE CONFIRMATION OR EFFECTIVE DATE OF THE PLAN IRRESPECTIVE OF WHETHER THE DISCLOSURE STATEMENT IDENTIFIES ANY SUCH CLAIMS OR EQUITY INTERESTS OR OBJECTIONS TO CLAIMS OR EQUITY INTERESTS ON THE TERMS SPECIFIED IN THE PLAN.
     THIS DISCLOSURE STATEMENT CONTAINS, AMONG OTHER THINGS, SUMMARIES OF THE PLAN, CERTAIN STATUTORY PROVISIONS, CERTAIN EVENTS IN THE DEBTORS’ CHAPTER 11 CASES AND CERTAIN DOCUMENTS RELATED TO THE PLAN THAT ARE ATTACHED HERETO AND INCORPORATED HEREIN BY REFERENCE. ALTHOUGH THE DEBTORS BELIEVE THAT THESE SUMMARIES ARE FAIR AND ACCURATE, THESE SUMMARIES ARE QUALIFIED IN THEIR ENTIRETY TO THE EXTENT THAT THE SUMMARIES DO NOT SET FORTH THE ENTIRE TEXT OF SUCH DOCUMENTS OR STATUTORY PROVISIONS OR EVERY DETAIL OF SUCH EVENTS. IN THE EVENT OF ANY CONFLICT, INCONSISTENCY OR DISCREPANCY BETWEEN A DESCRIPTION IN THIS DISCLOSURE STATEMENT AND THE TERMS AND PROVISIONS OF THE PLAN OR ANY OTHER DOCUMENTS INCORPORATED HEREIN BY REFERENCE, THE PLAN OR SUCH OTHER DOCUMENTS WILL GOVERN AND CONTROL FOR ALL PURPOSES. EXCEPT WHERE OTHERWISE SPECIFICALLY NOTED, FACTUAL INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT HAS BEEN PROVIDED BY THE DEBTORS’ MANAGEMENT. THE DEBTORS DO NOT REPRESENT OR WARRANT THAT THE INFORMATION CONTAINED HEREIN OR ATTACHED HERETO IS WITHOUT ANY MATERIAL INACCURACY OR OMISSION.
     THE DEBTORS’ MANAGEMENT HAS REVIEWED THE FINANCIAL INFORMATION PROVIDED IN THIS DISCLOSURE STATEMENT. ALTHOUGH THE DEBTORS HAVE USED THEIR REASONABLE BUSINESS JUDGMENT TO ENSURE THE ACCURACY OF THIS FINANCIAL INFORMATION, THE FINANCIAL INFORMATION CONTAINED IN, OR INCORPORATED BY REFERENCE INTO, THIS DISCLOSURE STATEMENT HAS NOT BEEN AUDITED (UNLESS EXPRESSLY PROVIDED HEREIN).
     THE DEBTORS ARE GENERALLY MAKING THE STATEMENTS AND PROVIDING THE FINANCIAL INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT AS OF THE DATE HEREOF WHERE FEASIBLE, UNLESS OTHERWISE SPECIFICALLY NOTED. ALTHOUGH THE DEBTORS MAY SUBSEQUENTLY UPDATE THE INFORMATION IN THIS DISCLOSURE STATEMENT, THE DEBTORS HAVE NO AFFIRMATIVE DUTY TO DO SO. HOLDERS OF CLAIMS AND EQUITY INTERESTS REVIEWING THIS DISCLOSURE STATEMENT SHOULD NOT INFER THAT, AT THE TIME OF THEIR REVIEW, THE FACTS SET FORTH HEREIN HAVE NOT CHANGED SINCE THE DISCLOSURE STATEMENT WAS FILED. THE DEBTORS HAVE NOT AUTHORIZED ANY ENTITY TO GIVE ANY INFORMATION ABOUT OR CONCERNING THE PLAN OTHER THAN THAT WHICH IS CONTAINED IN THIS DISCLOSURE STATEMENT. THE DEBTORS HAVE NOT AUTHORIZED ANY REPRESENTATIONS CONCERNING THE DEBTORS OR THE VALUE OF THEIR PROPERTY OTHER THAN AS SET FORTH IN THIS DISCLOSURE STATEMENT.
     HOLDERS OF CLAIMS AND EQUITY INTERESTS ENTITLED TO VOTE TO ACCEPT OR REJECT THE PLAN MUST RELY ON THEIR OWN EVALUATION OF THE DEBTORS AND THEIR OWN ANALYSES OF THE TERMS OF THE PLAN IN DECIDING WHETHER TO VOTE TO ACCEPT OR REJECT THE PLAN. IMPORTANTLY, PRIOR TO DECIDING WHETHER AND HOW TO VOTE ON THE PLAN, EACH HOLDER OF A CLAIM OR AN EQUITY INTEREST IN A VOTING CLASS SHOULD REVIEW THE PLAN IN ITS ENTIRETY AND CONSIDER CAREFULLY ALL OF THE

INFORMATION IN THIS DISCLOSURE STATEMENT AND ANY EXHIBITS HERETO, INCLUDING THE RISK FACTORS DESCRIBED IN GREATER DETAIL IN SECTION VI HEREIN, “PLAN-RELATED RISK FACTORS.”

(i)

(ii)

(iii)

SCHEDULES
SCHEDULE 1 The Debtors
EXHIBITS

EXHIBIT A	First Amended Joint Plan of Reorganization

EXHIBIT B	Disclosure Statement Order

EXHIBIT C	Organizational Chart of the Debtors

EXHIBIT D	Historical Financial Statements

EXHIBIT E	Restructuring Support Agreement

EXHIBIT F	Chapter 7 Liquidation Analysis

EXHIBIT G	Reorganized Debtors’ Financial Projections

EXHIBIT H	Reorganized Debtors’ Valuation Analysis
THE DEBTORS HEREBY ADOPT AND INCORPORATE EACH EXHIBIT ATTACHED TO
THIS DISCLOSURE STATEMENT BY REFERENCE AS THOUGH FULLY SET FORTH HEREIN.

(iv)

I.
EXECUTIVE SUMMARY
     Regent Communications, Inc., a Delaware corporation (“Parent”), and each of the other debtors listed on Schedule 1 hereto (collectively, the “Debtors”), submit this First Amended Disclosure Statement (as the same may be amended, restated, supplemented or otherwise modified from time to time, this “Disclosure Statement”) pursuant to section 1125 of the Bankruptcy Code in connection with the solicitation of votes on the First Amended Joint Plan of Reorganization for Regent Communications, Inc., et al., dated March 22, 2010 (the “Plan”), 2 which was filed by the Debtors with the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”). The Confirmation Hearing on the Plan is scheduled to commence at 10:00 a.m. prevailing Eastern Time on April 9, 2010 before the Bankruptcy Court. The lead number for the jointly administered Chapter 11 Cases is 10-10632 (KG). A copy of the Plan is attached hereto as Exhibit A.
     Prior to soliciting votes on a proposed plan of reorganization, section 1125 of the Bankruptcy Code requires a debtor to prepare a disclosure statement containing information of a kind, and in sufficient detail, to enable a hypothetical reasonable investor to make an informed judgment regarding acceptance or rejection of the plan of reorganization. As such, this Disclosure Statement is being submitted in accordance with the requirements of section 1125 of the Bankruptcy Code.
     This Executive Summary is being provided as an overview of the material items addressed in the Disclosure Statement and the Plan, which is qualified by reference to the entire Disclosure Statement and by the actual terms of the Plan (and including all exhibits attached hereto and to the Plan), and should not be relied upon for a comprehensive discussion of the Disclosure Statement and/or the Plan. This Disclosure Statement includes, without limitation, information about:
•	the Debtors’ prepetition operating and financial history;
•	the events leading up to the commencement of the Chapter 11 Cases;
•	the administration of the Chapter 11 Cases;
•	the solicitation procedures for voting on the Plan;
•	the Confirmation process and the voting procedures that Holders of Claims and Equity Interests who are entitled to vote on the Plan must follow for their votes to be counted;
•	the terms and provisions of the Plan, including certain effects of confirmation of the Plan, certain risk factors relating to the Debtors or the Reorganized Debtors, the Plan and the securities to be issued under the Plan and the manner in which distributions will be made under the Plan; and
•	the proposed organization, operations and financing of the Reorganized Debtors if the Plan is confirmed and becomes effective.

[2]	All capitalized terms used but not otherwise defined herein shall have the meanings set forth in the Plan. To the extent that a definition of a term in the text of this Disclosure Statement and the definition of such term in the Plan are inconsistent, the definition included in the Plan shall control and govern.

(1)

A.	PURPOSE AND EFFECT OF THE PLAN
     1. Plan of Reorganization Under Chapter 11 of the Bankruptcy Code
     The Debtors are reorganizing pursuant to Chapter 11 of the Bankruptcy Code, which is the principal business reorganization chapter of the Bankruptcy Code. As a result, the confirmation of the Plan means that the Reorganized Debtors will continue to operate their businesses going forward and does not mean that the Debtors will be liquidated or forced to go out of business. Additionally, as discussed in greater detail in Section IV.J herein, titled “Binding Nature of the Plan,” a bankruptcy court’s confirmation of a plan binds the debtor, any entity acquiring property under the plan, any holder of a claim or an equity interest in a debtor and all other entities as may be ordered by the bankruptcy court in accordance with the applicable provisions of the Bankruptcy Code to the terms and conditions of the confirmed plan, whether or not such Person voted on the plan or affirmatively voted to reject the plan.
     2. Financial Restructurings In Connection With the Plan
     The Plan contemplates certain transactions, including, without limitation, the following transactions (described in greater detail in Section IV herein):
•	the Reorganized Debtors will enter into (a) a first-priority, senior secured term loan in the principal amount of $95 million under the New Term Loan Agreement (the “New Term Loan”), which, if approved by the Prepetition Lenders a party to the Restructuring Support Agreement (each, a “Consenting Lender” and collectively, the “Consenting Lenders”) and holding at least 66⅔% of the of the principal amount of the loans outstanding under the Prepetition Credit Agreement and Specified Swap Agreements (the “Requisite Consenting Lenders”), shall be subject to one or more first priority, senior secured term loans and/or revolving loans incurred by the Debtors in favor of one or more Prepetition Lenders (the “Permitted Indebtedness”) in an aggregate principal amount of up to $5 million to be (i) secured by the same collateral as the New Term Loan and with the same priority, and (ii) paid in full prior to the repayment of the New Term Loan, (b) an unsecured paid-in-kind loan in the principal amount of $25 million under the New PIK Loan Agreement (the “New PIK Loan”), and (c) the Permitted Indebtedness, if approved by the Requisite Consenting Lenders;
•	each Holder of the Debtors’ approximately $204.7 million of First Lien Debt Claims, will be satisfied in full by receiving their Pro Rata share of (a) the New Term Loan; (b) the New PIK Loan; and (c) 100% of the New Equity of Parent outstanding as of the Effective Date, which shall be subject to dilution on account of the Management Equity Incentive Program;
•	the Holders’ of Equity Interests of Parent will be cancelled and the Holders will receive their pro rata share of $5.5 million in Cash of the Debtors to be transferred by the Debtors on behalf of the Holders of First Lien Debt Claims (the “Transferred Cash”);
•	each Holder of Other Secured Claims will be unimpaired in accordance with the terms of the Plan;
•	each Holder of General Unsecured Claims will be paid in full in cash in accordance with the terms of the Plan; and
•	the Holders of all other Claims will receive the treatment summarized in Section IV.B(2) herein.

(2)

     The Debtors believe that consummation of the financial restructurings proposed under the Plan will de-lever their capital structure, provide sufficient liquidity to fund their emergence from Chapter 11, appropriately capitalize the Reorganized Debtors and facilitate the implementation of the Debtors’ business plan.
(a)	Substantive Consolidation
           The Plan is premised on the substantive consolidation of all of the Debtors with respect to the voting and treatment of all Claims and Equity Interests, except for Other Secured Claims in Class 1 summarized in Section I.C below. As a result, each Class of Claims and Equity Interests, except for Other Secured Claims, will be treated as against a single consolidated Debtor without regard to the separate identification of the Debtors.
(b)	Satisfaction of First Lien Debt Claims and Entry into the New Term Loan, New PIK Loan and Permitted Indebtedness
     On the Effective Date, the Reorganized Debtors will enter into the New Term Loan, the New PIK Loan, and, if approved by the Requisite Consenting Lenders, the Permitted Indebtedness, and, except as otherwise specifically provided for in the Plan, the obligations of the Debtors under the Prepetition Credit Agreement and the Specified Swap Agreements and any other Certificate, share, note, bond, indenture, purchase right, option, warrant or other instrument or document directly or indirectly evidencing or creating any indebtedness or obligation of or ownership interest in the Debtors giving rise to any Claim or Interest (except such Certificates, notes or other instruments or documents evidencing indebtedness or obligations of the Debtors that are specifically reinstated pursuant to the Plan), shall be cancelled solely as to the Debtors, and the Reorganized Debtors shall not have any continuing obligations thereunder; provided, however, notwithstanding Confirmation or the occurrence of the Effective Date, any agreement that governs the rights of the Holder of a First Lien Debt Claim shall continue in effect solely for purposes of allowing such Holders to receive distributions under the Plan as provided herein. The New Term Loan will be secured by a first priority security interest on all personal and real property of the Reorganized Regent, subject to the Permitted Indebtedness, if applicable, and guaranteed by Parent and each subsidiary of the Reorganized Regent. The terms of the New Term Loan are summarized in Section III.G herein. The New PIK Loan will be unsecured and subordinate to the New Term Loan. The terms of the New PIK Loan are summarized in Section III.H herein. The terms of the Permitted Indebtedness, to the extent approved by the Requisite Consenting Lenders, will be secured by a first priority security interest on the same collateral as the New Term Loan and with the same priority, and be paid in full prior to the repayment of the New Term Loan. The terms of the Permitted Indebtedness are summarized in Section III.I herein. On the Effective Date, each Holder of a First Lien Debt Claim will become a “Lender” under the New Term Loan Agreement and New PIK Loan Agreement, with all of the rights set forth therein and on a Pro Rata basis. As set forth in the Plan, “First Lien Debt Claims” means, collectively, Claims arising under the Specified Swap Agreements and Prepetition Credit Agreement, including, without limitation, the Prepetition Lenders’ Deficiency Claims.
(c)	New Equity to be Issued Under the Plan
     Each Holder of a First Lien Debt Claim shall be entitled to receive their Pro Rata share of 100% of the New Equity of Reorganized Parent as New Common Stock; provided that, to the extent that any Holder of First Lien Debt Claims does not deliver a written certification in form and substance satisfactory to the Requisite Consenting Lenders to the effect that such Holder of a First Lien Debt Claim is a U.S. Person and that the direct and indirect voting and economic interests of such Person are 100% held by U.S. Persons for purposes of Section 310(b)(iv) of the Communications Act as interpreted and applied by the FCC and otherwise comply with the Communications Act and FCC implementing rules, such Holder of a First Lien Debt Claim may be required instead to receive Special Warrants to purchase an equivalent number of shares of New Common Stock (which shall entitle the holder thereof to the same economic rights as if such holder had been issued shares of New Common Stock).
(d)	Equity Incentive Program for Directors and Management
     On or after the Effective Date, the Reorganized Parent will adopt and implement a management equity incentive program (the “Management Equity Incentive Program”) that will be implemented to provide designated members of senior management of the Reorganized Debtors with options, equity or other equity-based grants equal to 8% of the common stock or common units, as applicable, of the Reorganized Parent on a fully diluted basis as of

(3)

the Effective Date. The specific terms of the Management Equity Incentive Program will be determined by the board of directors or board of managers, as applicable, of the Reorganized Parent.

B.	ADMINISTRATIVE, PRIORITY AND INTERCOMPANY CLAIMS
     The following is a summary of the treatment of General Administrative Claims, Fee Claims, Priority Tax Claims, Other Priority Claims and Intercompany Claims under the Plan. For a more detailed description of the treatment of such Claims under the Plan, please see Article II of the Plan.
1.	General Administrative Claims
     Except as otherwise provided in Article II of the Plan, except with respect to Administrative Claims that are Fee Claims and except to the extent that a Holder of an Allowed Administrative Claim and the applicable Debtors agree to less favorable treatment to such Holder, each Holder of an Allowed Administrative Claim will be paid in full in Cash on the later of: (a) on or as soon as reasonably practicable after the Effective Date; (b) on or as soon as reasonably practicable after the date such Administrative Claim is Allowed; and (c) the date such Allowed Administrative Claim becomes due and payable, or as soon thereafter as is practicable; provided, however, that Allowed Administrative Claims that arise in the ordinary course of the Debtors’ business shall be paid in full in the ordinary course of business in accordance with the terms and subject to the conditions of any agreements governing, instruments evidencing or other documents relating to, such transactions.
2.	Fee Claims
     Professionals or other Entities asserting a Fee Claim for services rendered before the Effective Date must File and serve on the Debtors and such other Entities who are designated by the Bankruptcy Rules, the Confirmation Order or other order of the Bankruptcy Court an application for final allowance of such Fee Claim no later than forty-five (45) days after the Effective Date; provided that the Reorganized Debtors may pay retained Professionals or other Entities in the ordinary course of business after the Effective Date; and provided, further, that any professional who may receive compensation or reimbursement of expenses pursuant to the Ordinary Course Professionals Order may continue to receive such compensation or reimbursement of expenses for services rendered before the Effective Date, without further Bankruptcy Court order, pursuant to the Ordinary Course Professionals Order. Objections to any Fee Claim must be Filed and served on the Reorganized Debtors and the requesting party no later than sixty (60) days after the Effective Date. To the extent necessary, the Plan and the Confirmation Order shall amend and supersede any previously entered order regarding the payment of Fee Claims.
3.	Priority Tax Claims
Except as otherwise provided in Article II of the Plan and as more fully described in Section IV.A hereof, and except to the extent that a Holder of an Allowed Priority Tax Claim agrees to a less favorable treatment or has been paid by the Debtors prior to the Effective Date, on or as soon as reasonably practicable after the Effective Date, in full and final satisfaction, settlement, release and discharge of, and in exchange for, each Allowed Priority Tax Claim, at the Debtors’ option (subject to the consent of the Requisite Consenting Lenders), each Holder of such Allowed Priority Tax Claim shall receive on account of such Allowed Priority Tax Claim: (a) Cash in an amount equal to the amount of such Allowed Priority Tax Claim; (b) Cash in an aggregate amount of such Allowed Priority Tax Claim payable in installment payments over a period of time not to exceed five (5) years after the Petition Date, pursuant to section 1129(a)(9)(C) of the Bankruptcy Code; or (c) such other treatment as may be agreed upon by such Holder and the Debtors or otherwise determined upon an order of the Bankruptcy Court. To the extent any Allowed Priority Tax Claim is not due and owing on the Effective Date, such claim shall be paid in full in Cash in accordance with the terms of any agreement between the Debtors and such holder, or as may be due and payable under applicable non-bankruptcy law or in the ordinary course of business.
4.	Other Priority Claims
     Each Holder of an Allowed Other Priority Claim due and payable on or before the Effective Date shall receive, on the Distribution Date, at the option of the Debtors (subject to the consent of the Requisite Consenting

(4)

Lenders), one of the following treatments: (a) Cash in an amount equal to the amount of such Allowed Other Priority Claim or (b) such other treatment as may be agreed upon by such Holder and the Debtors or otherwise determined upon an order of the Bankruptcy Court
     5. Intercompany Claims
     On the Effective Date, or as soon thereafter as is practicable, all Intercompany Claims will be adjusted, continued or discharged to the extent determined appropriate by the Reorganized Debtors.
     6. Statutory Fees
     On the Distribution Date, the Reorganized Regent shall pay, in full in Cash, any fees due and owing to the U.S. Trustee at the time of Confirmation. On and after the Effective Date, the Reorganized Regent shall pay the applicable U.S. Trustee fees until the entry of a final decree in each such Debtor’s Chapter 11 Case or until such Chapter 11 Case is converted or dismissed.
C. CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS UNDER THE PLAN
     The following table provides a summary of the classification and treatment of Claims and Equity Interests and the potential distributions to Holders of Allowed Claims or Equity Interests under the Plan.
     THE PROJECTED RECOVERIES SET FORTH IN THE TABLE BELOW ARE ESTIMATES ONLY AND THEREFORE ARE SUBJECT TO CHANGE. FOR A COMPLETE DESCRIPTION OF THE DEBTORS’ CLASSIFICATION AND TREATMENT OF CLAIMS OR EQUITY INTERESTS, REFERENCE SHOULD BE MADE TO THE ENTIRE PLAN AND THE RISK FACTORS DESCRIBED IN ARTICLE VI BELOW. THE TABLE IS INTENDED FOR ILLUSTRATIVE PURPOSES ONLY AND IS NOT A SUBSTITUTE FOR A REVIEW OF THE PLAN AND DISCLOSURE STATEMENT IN THEIR ENTIRETY. FOR CERTAIN CLASSES OF CLAIMS, THE ACTUAL AMOUNT OF ALLOWED CLAIMS OR EQUITY INTERESTS COULD BE MATERIALLY DIFFERENT THAN THE ESTIMATED AMOUNTS SHOWN IN THE TABLE BELOW.
SUMMARY OF EXPECTED RECOVERIES

	Claim/Equity		Projected Recovery
Class	Interest	Treatment of Claim/Equity Interest	Under the Plan

1	Other Secured Claims	Each Holder of an Allowed Class 1 Claim will receive in full satisfaction, settlement, discharge and release of, and in exchange for, such Allowed Class 1 Claim:	100%

	Expected Amount: $250,000	• Cash in an amount equal to the amount of such Allowed Class 1 Claim;

		• delivery to the Holder of such Allowed Class 1 Claim of the collateral securing such Allowed Class 1 Claim;

		• such other treatment as to which the Debtors or Reorganized Debtors and the Holder of such Allowed Class 1 Claim shall have agreed upon in writing; or

		• the Holder shall retain its Lien on such property and such Allowed Class 1 Claim shall be Reinstated pursuant to section 1129 of the Bankruptcy Code.

2	First Lien Debt Claims	Each Holder of an Allowed Class 2 Claim will receive in full satisfaction, settlement, discharge and release of, and in exchange for, such Allowed Class 2 Claim will:	78.1%

	Expected Amount: $204.7 million	• become a “Lender” under the New Term Loan Agreement and New PIK Loan Agreement on a Pro Rata basis with all of the rights set forth therein and

		• receive their Pro Rata share of 100% of the New Equity of Parent.

(5)

SUMMARY OF EXPECTED RECOVERIES

	Claim/Equity		Projected Recovery
Class	Interest	Treatment of Claim/Equity Interest	Under the Plan

3	General Unsecured Claims	Each Holder of an Allowed Class 3 Claim will, except to the extent such Holder agrees to a less favorable treatment, at the Debtors’ option and in full satisfaction, settlement, discharge and release of, and in exchange for, such Allowed Class 3 Claim, be:	100%

•     reinstated and paid in Cash upon the later of when due in the ordinary course of the Debtors’ business operations or the terms of any agreement that governs such Allowed Class 3 Claim and not on the Effective Date; or

•     otherwise rendered not impaired pursuant to section 1124 of the Bankruptcy Code, including with respect to payment on the Effective Date or as soon as practicable thereafter, provided that no Holder of an Allowed Class 3 Claim shall receive a distribution for any Claim which has previously been satisfied pursuant to a Final Order of the Bankruptcy Court.

4	510(b) Claims	Each Class 4 Claim shall be deemed canceled and extinguished, and shall be of no further force and effect.	N/A

5	Intercompany Interests	Each Class 5 Claim shall be retained and the legal, equitable and contractual rights to which Holders of such Allowed Class 5 Claims are entitled shall remain unaltered. The Reorganized Debtors will retain the Intercompany Interests they hold in their respective subsidiaries.	100%

6	Equity Interests in Parent	All outstanding Equity Interests in Parent will be deemed canceled and will be of no further force and effect, whether surrendered for cancellation or otherwise. Each Holder of an Allowed Class 6 Claim shall receive their Pro Rata share of the Transferred Cash, provided that if Class 2 votes to reject the Plan, no distribution of the Transferred Cash shall be made to the Holders of Allowed Class 6 Claims.	N/A
D. SOLICITATION PROCEDURES
     1. The Solicitation and Voting Procedures
     On March 2, 2010, the Bankruptcy Court entered the Scheduling Order, which, among other things, (a) scheduled a hearing to consider approval of the Debtor’s Disclosure Statement, (b) scheduled a hearing for confirmation of the Debtor’s Plan, (c) fixed certain dates related thereto and (d) approved the manner and form thereof (the “Scheduling Order”). Furthermore, on March 22, 2010, the Court entered the Disclosure Statement Order (the “Disclosure Statement Order”), which, among other things, (i) approved the dates, procedures and forms applicable to the process of soliciting votes on and providing notice of the Plan, as well as certain vote tabulation procedures and (ii) established the deadline for filing objections to the Plan and scheduling the hearing to consider confirmation of the Plan. The Disclosure Statement Order is attached hereto as Exhibit B.
     The discussion of the procedures below is a summary of the solicitation and voting process. Detailed voting instructions will be provided with each Ballot, and are also set forth in greater detail in Disclosure Statement Order.
PLEASE REFER TO THE INSTRUCTIONS ACCOMPANYING THE BALLOTS AND THE DISCLOSURE
STATEMENT ORDER FOR MORE INFORMATION REGARDING VOTING REQUIREMENTS TO ENSURE
THAT YOUR BALLOT IS PROPERLY AND TIMELY SUBMITTED SUCH THAT YOUR VOTE MAY BE
COUNTED.
     2. The Balloting Agent
     With the approval of the Bankruptcy Court, the Debtors retained Kurtzman Carson Consultants LLC to, among other things, act as the Balloting Agent.
     Specifically, the Balloting Agent will assist the Debtors with: (a) mailing Confirmation Hearing Notices (as defined in the Disclosure Statement Order), (b) mailing Solicitation Packages (as defined in the Disclosure

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Statement Order and as described below), (c) soliciting votes on the Plan, (d) receiving, tabulating, and reporting on ballots cast for or against the Plan by holders of claims against or equity interests in the Debtors, (e) responding to inquiries from creditors and stakeholders relating to the Plan, the Disclosure Statement, the ballots and matters related thereto, including, without limitation, the procedures and requirements for voting to accept or reject the Plan and objecting to the Plan, and (f) if necessary, contacting creditors regarding the Plan and their Ballots.
     3. Holders of Claims and Equity Interests Entitled to Vote on the Plan
     Under the provisions of the Bankruptcy Code, not all holders of claims against and equity interests in a debtor are entitled to vote on a Chapter 11 plan. The following table provides a summary of the status and voting rights of each Class (and, therefore, of each Holder of a Claim or an Equity Interest within such Class) under the Plan:
SUMMARY OF STATUS AND VOTING RIGHTS

Class	Claim/Interest	Status	Voting Rights

1	Other Secured Claims	Unimpaired	Not Entitled to Vote
(Deemed to Accept)

2	First Lien Debt Claims	Impaired	Entitled to Vote

3	General Unsecured Claims	Unimpaired	Not Entitled to Vote
(Deemed to Accept)

4	510(b) Claims	Impaired	Not Entitled to Vote
(Deemed to Reject)

5	Intercompany Interests	Unimpaired	Not Entitled to Vote
(Deemed to Accept)

6	Equity Interests	Impaired	Not Entitled to Vote
(Deemed to Reject)
     Based on the foregoing, the Debtors are soliciting votes to accept the Plan only from Holders of Claims in Class 2 (the “Voting Class”) because Holders of Claims in the Voting Class are Impaired under the Plan and, therefore, have the right to vote to accept or reject the Plan. The Debtors are not soliciting votes from Holders of Unimpaired Claims and Equity Interests in Classes 1, 3 and 5 and Holders of Claims and Equity Interests in Classes 4 and 6 because such parties are conclusively presumed to have accepted or rejected the Plan, as applicable (collectively, the “Non-Voting Classes”).
     4. The Voting Record Date
     The Bankruptcy Court approved March 18, 2010 as the Voting Record Date with respect to Claims in Class 2. The Voting Record Date is the date on which it was determined: (a) which Holders of Claims in the Voting Class are entitled to vote to accept or reject the Plan and receive Solicitation Packages in accordance with the Disclosure Statement Order; and (b) which Holders of Claims and Equity Interests in the Non-Voting Classes are entitled to receive the Confirmation Hearing Notice, including notice of such Holder’s non-voting status, in accordance with the Disclosure Statement Order.
     5. Contents of the Solicitation Package
     The following documents and materials will collectively constitute the Solicitation Package:
•	a cover letter from the Debtors, attached as Exhibit 2 to the Disclosure Statement Order, (a) describing the contents of the Solicitation Package and instructions on how paper copies of any materials that may be provided in CD-ROM format can be obtained at no charge; (b) explaining that the Plan Supplement (if applicable) will be filed on or before fourteen (14) days before the Voting Deadline; and (c) urging the members of the voting class to vote to accept the Plan;

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•	the Confirmation Hearing Notice, attached as Exhibit 2 to the Scheduling Order;

•	this Disclosure Statement (and exhibits annexed thereto, including the Plan);

•	the Disclosure Statement Order;

•	to the extent applicable, a Ballot and/or notice, appropriate for the specific creditor or interest holder, in substantially the forms attached to the Disclosure Statement Order (as may be modified for particular classes and with instruction attached thereto); and

•	such other materials as the Bankruptcy Court may direct.
     6. Distribution of the Solicitation Package to Holders of Claims Entitled to Vote on the Plan
     With the assistance of the Balloting Agent, the Debtors intend to distribute Solicitation Packages on or before March 24, 2010 (the “Solicitation Mailing Date”). The Debtors submit that the timing of such distribution will provide such Holders of Claims or Equity Interests with adequate time within which to review the materials required to allow such parties to make informed decisions with respect to voting on the Plan in accordance with Bankruptcy Rules 3017(d) and 2002(b). The Debtors will make every reasonable effort to ensure that Holders who have more than one Allowed Claim in a single voting Class receive no more than one Solicitation Package. If a Holder holds both Claims and Equity Interests or Claims in more than one Class and is entitled to vote in more than one Class, such Holder will receive separate Ballots which must be used for each separate Class of Claims and Equity Interests.
     7. Distribution of Notices to Holders of Claims and Equity Interests in Non-Voting Classes
     As set forth above, certain Holders of Claims and Equity Interests are not entitled to vote on the Plan. As a result, such parties will not receive Solicitation Packages and, instead, will receive the appropriate form of notice as follows:
•	Unimpaired Claims — Deemed to Accept. Administrative Claims, Priority Tax Claims, Other Priority Claims, Intercompany Claims and Statutory Fees are unclassified, non-voting Claims and Claims in Class 1 (Other Secured Claims), Claims in Class 3 (General Unsecured Claims) and Interests in Class 5 (Intercompany Interests) are deemed Unimpaired and therefore, are presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. As such, Holders of such Claims and Equity Interests have received, in lieu of a Solicitation Package, a “Non-Voting Status Notice With Respect to Unimpaired Classes Deemed to Accept the Plan” attached as Exhibit 4 to the Scheduling Order, which contained instructions, among other things, on how to obtain a copy of the Plan and this Disclosure Statement.

•	Impaired Claims — Deemed to Reject. Claims and Equity Interests in Classes 4 (510(b) Claims) and 6 (Equity Interests in Parent) because these Claims are Impaired under the Plan, and the Holders of those Claims and Equity Interests are conclusively presumed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. As such, Holders of such Claims have received, in lieu of a Solicitation Package, a “Non-Voting Status Notice With Respect to Impaired Classes Deemed to Reject the Plan” attached as Exhibit 3 to the Scheduling Order, which contained instructions, among other things, on how to obtain a copy of the Plan and this Disclosure Statement.
     8. Additional Distribution of Solicitation Documents
     In addition to the distribution of Solicitation Packages to Holders of Claims in Voting Classes, the Debtors will also provide parties who have filed requests for notices under Bankruptcy Rule 2002 with the Disclosure Statement, Disclosure Statement Order and Plan. Additionally, parties may request (and obtain at the Debtors’ expense) a copy of the Disclosure Statement (and any exhibits thereto, including the Plan) by: (a) calling the Balloting Agent at (888) 647-1726; (b) writing to Regent Ballot Processing, c/o Kurtzman Carson Consultants LLC,

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2335 Alaska Ave., El Segundo, CA 90245; and/or (c) visiting the Debtors’ restructuring website at: http://www.kccllc.net/regent. Parties may also obtain any documents filed in the Chapter 11 Cases for a fee via PACER at http://www.deb.uscourts.gov.
     As used herein, the term “Distribution List” means (a) the United States Trustee for the District of Delaware; (b) counsel for administrative agent to the prepetition lenders; (c) counsel to various affiliates of Oaktree Capital Management, L.P. (“Oaktree”); (d) counsel for General Electric Capital Corporation; (e) the creditors listed on the Debtors’ consolidated list of 30 largest unsecured creditors, as filed with the Debtors’ chapter 11 petitions; (f) the Internal Revenue Service; (g) the Securities and Exchange Commission; (h) the Federal Communications Commission and (i) all parties that, as of the applicable date of determination, have filed requests for notice in the Chapter 11 Cases pursuant to Bankruptcy Rule 2002.
E. VOTING PROCEDURES
     Holders of Claims entitled to vote on the Plan are advised to read the Disclosure Statement Order, which sets forth in greater detail the voting instructions summarized herein.
     1. The Voting Deadline
     The Bankruptcy Court has approved 4:00 p.m. prevailing Eastern Time on April 2, 2010 as the Voting Deadline. The Voting Deadline is the date by which all Ballots must be properly executed, completed and delivered to the Balloting Agent in order to be counted as votes to accept or reject the Plan.
     2. The Ballot
     The Debtors will provide Holders of Claims in the Voting Class (i.e. Class 2) “Ballots”, the form of which is attached to the Disclosure Statement Order as Exhibit 1.
     3. Voting Instructions
     Under the Plan, Holders of Claims in the Voting Class are entitled to vote to accept or reject the Plan. Those Holders may so vote by completing a Ballot, and returning it to the Balloting Agent prior to the Voting Deadline.
PLEASE REFER TO THE INSTRUCTIONS ATTACHED TO THE BALLOTS THAT YOU HAVE
RECEIVED FOR MORE DETAILED INFORMATION REGARDING THE VOTING REQUIREMENTS,
RULES AND PROCEDURES APPLICABLE TO VOTING YOUR CLAIM.
     To be counted as votes to accept or reject the Plan, all Ballots (all of which will clearly indicate the appropriate return address) must be properly executed, completed, dated and delivered by using the return envelope provided by (a) first class mail, (b) overnight courier (c) personal delivery, (d) electronic mail or (e) facsimile, so that they are actually received on or before the Voting Deadline by the Balloting Agent at the following address:
Regent Ballot Processing,
c/o Kurtzman Carson Consultants LLC
2335 Alaska Avenue
El Segundo, CA 90245
BY FACSIMILE: (310) 751-1856
BY ELECTRONIC MAIL: RegentInfo@kccllc.com

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If you have any questions on the procedures for voting
on the Plan, please call the Balloting Agent at:
(888) 647-1726
     4. Tabulation of Votes
THE FOLLOWING IS IMPORTANT INFORMATION REGARDING VOTING THAT SHOULD BE
READ CAREFULLY BY ALL HOLDERS OF CLAIMS IN THE VOTING CLASS.
•	FOR YOUR VOTE TO BE COUNTED, YOUR BALLOT MUST BE PROPERLY EXECUTED, COMPLETED, DATED AND DELIVERED SUCH THAT IT IS ACTUALLY RECEIVED ON OR BEFORE THE VOTING DEADLINE BY THE BALLOTING AGENT.

•	A HOLDER OF A CLAIM MAY CAST ONLY ONE VOTE PER EACH CLAIM SO HELD. BY SIGNING AND RETURNING A BALLOT, EACH HOLDER OF A CLAIM WILL CERTIFY TO THE BANKRUPTCY COURT AND THE DEBTORS THAT NO OTHER BALLOTS WITH RESPECT TO SUCH CLAIM HAS BEEN CAST OR, IF ANY OTHER BALLOTS HAVE BEEN CAST WITH RESPECT TO SUCH CLAIM, SUCH EARLIER BALLOTS ARE THEREBY SUPERSEDED AND REVOKED.

•	ANY BALLOT THAT IS RECEIVED AFTER THE VOTING DEADLINE WILL NOT BE COUNTED TOWARD CONFIRMATION OF THE PLAN UNLESS THE DEBTORS HAVE GRANTED AN EXTENSION OF THE VOTING DEADLINE IN WRITING WITH RESPECT TO SUCH BALLOT.

•	ADDITIONALLY, THE FOLLOWING BALLOTS WILL NOT BE COUNTED:
•	Any ballot received after the Voting Deadline unless the Debtors shall have granted an extension of the Voting Deadline in writing with respect to such ballot;

•	Any ballot that is illegible or contains insufficient information to permit the identification of the claimant;

•	Any ballot cast by a person or entity that does not hold a claim in a class that is entitled to vote to accept or reject the Plan;

•	Any ballot that is properly completed, executed and timely filed, but (a) does not indicate an acceptance or rejection of the Plan, (b) indicates both an acceptance and rejection of the Plan, or (c) partially accepts and partially rejects the Plan;

•	Any unsigned ballot;

•	Any ballot sent to this Court, the Debtors, the Debtors’ agents/representatives (other than the Balloting Agent), any indenture trustee, or the Debtors’ financial or legal advisors; or

•	Any ballot not cast in accordance with the procedures approved in the Disclosure Statement Order.

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F. CONFIRMATION OF THE PLAN
     1. The Confirmation Hearing
     The Confirmation Hearing will commence at 10:00 a.m. prevailing Eastern Time on April 9, 2010 before the Honorable Kevin Gross, United States Bankruptcy Judge, in the United States Bankruptcy Court for the District of Delaware, located at 824 Market Street, 6th Floor, Courtroom 3, Wilmington, Delaware 19801-3024. The Confirmation Hearing may be continued from time to time by the Bankruptcy Court or the Debtors without further notice other than by such adjournment being announced in open court or by a notice of adjournment filed with the Bankruptcy Court and served on such parties as the Bankruptcy Court may order. Moreover, the Plan may be modified or amended, if necessary, pursuant to section 1127 of the Bankruptcy Code, prior to, during or as a result of the Confirmation Hearing, without further notice to parties-in-interest.
     2. The Deadline for Objecting to Confirmation of the Plan
     The Confirmation Objection Deadline is 4:00 p.m. prevailing Eastern Time on April 2, 2010. Any objection to confirmation of the Plan must: (a) be in writing; (b) conform to the Bankruptcy Rules and the Local Rules; (c) state the name of the objecting party and the amount and nature of the Claim of such Entity or the amount of Equity Interests held by such Entity; (d) state with particularity the legal and factual bases and nature of any objection to the Plan and, if practicable, a proposed modification to the Plan that would resolve such objection; and (e) be filed, contemporaneously with a proof of service, with the Bankruptcy Court and served so that it is actually received no later than the Confirmation Objection Deadline by the parties set forth below (the “Notice Parties”). CONFIRMATION OBJECTIONS NOT TIMELY FILED AND SERVED IN THE MANNER SET FORTH HEREIN MAY NOT BE CONSIDERED BY THE BANKRUPTCY COURT AND MAY BE OVERRULED WITHOUT FURTHER NOTICE.
Notice Parties
a.	Counsel to the Debtors, Latham & Watkins LLP, Suite 5800, 233 South Wacker Drive, Chicago, Illinois 60606 (Attn: Josef S. Athanas) and Young Conaway, Stargatt & Taylor LLP, 1000 West Street, 17th Floor, Wilmington, Delaware 19801 (Attn: Michael R. Nestor and Kara Hammond Coyle);

b.	Counsel to General Electric Capital Corporation, Finn Dixon & Herling LLP, 177 Broad Street, Stamford, Connecticut 06901 (Attn: Tanyee Cheung);

c.	Counsel to Various Affiliates of Oaktree Capital Management, L.P., Kirkland & Ellis LLP, 300 N. LaSalle, Chicago, Illinois 60654 (Attn: David L. Eaton);

d.	The Office of the United States Trustee for the District of Delaware, 844 King Street, Suite 2313, Lockbox 35, Wilmington, Delaware 19801 (Attn: David Klauder); and

e.	Other Parties in Interest, All parties in interest who have filed a notice of appearance and/or requested service of pleadings pursuant to Bankruptcy Rule 2002 in these Chapter 11 Cases.
     3. Effect of Confirmation of the Plan
     Article X of the Plan contains certain provisions relating to (a) the compromise and settlement of Claims and Equity Interests, (b) the release of the Released Parties by the Debtors and the Holders of Claims or Equity Interests, and each of their respective related persons, and (c) exculpation of certain parties. It is important to read such provisions carefully so that you understand the implications of these provisions with respect to your Claim or Equity Interest such that you may cast your vote accordingly.

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THE PLAN SHALL BIND ALL HOLDERS OF CLAIMS AGAINST AND EQUITY INTERESTS IN THE
DEBTORS TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, NOTWITHSTANDING
WHETHER OR NOT SUCH HOLDER (A) WILL RECEIVE OR RETAIN ANY PROPERTY OR INTEREST IN
PROPERTY UNDER THE PLAN, (B) HAS FILED A PROOF OF CLAIM IN THE CHAPTER 11 CASES OR
(C) FAILED TO VOTE TO ACCEPT OR REJECT THE PLAN OR VOTED TO REJECT THE PLAN.
G. CONSUMMATION OF THE PLAN
     It will be a condition to confirmation of the Plan that all provisions, terms and conditions of the Plan are approved in the Confirmation Order unless otherwise satisfied or waived pursuant to the provisions of Article IX of the Plan. Following confirmation, the Plan will be consummated on the Effective Date.
H. RISK FACTORS
     PRIOR TO DECIDING WHETHER AND HOW TO VOTE ON THE PLAN, EACH HOLDER OF A CLAIM IN A VOTING CLASS SHOULD CONSIDER CAREFULLY ALL OF THE INFORMATION IN THIS DISCLOSURE STATEMENT, INCLUDING THE RISK FACTORS DESCRIBED IN ARTICLE VI HEREIN TITLED, “PLAN-RELATED RISK FACTORS.”
II.
BACKGROUND TO THE CHAPTER 11 CASES
A. THE DEBTORS’ CORPORATE HISTORY
     Parent was incorporated in Delaware in November 1996 by William L. Stakelin and Terry S. Jacobs with the objective of acquiring radio properties, primarily in medium and smaller radio markets, that have a history of growing revenues and broadcast cash flow, have capable operating management and are in communities with good growth prospects or have attractive competitive environments. Parent acquired its first radio station in 1997. Since 1997, Parent grew its operations both internally and through acquisitions of stations that serve mid-sized markets to 62 radio stations in 13 markets. From 1997 until the consummation of the Faircom merger described below, Parent and certain of its subsidiaries engaged in limited operations consisting principally of the ownership and operation of one AM radio station and the operation of 24 other radio stations under time brokerage agreements. On June 15, 1998, Parent consummated a merger with Faircom Inc. (“Faircom”), pursuant to which Faircom became a wholly-owned subsidiary of Parent and Parent expanded its operations to 31 radio stations in 9 markets. Following the merger, Parent’s pre-merger stockholders owned approximately 59.8 percent of the outstanding capital stock of Parent, Faircom’s pre-merger common stockholders and option holders owned approximately 13.2 percent of the outstanding capital stock of Parent, and approximately 27.0 percent was owned by holders of the Faircom subordinated notes or their assignees. In addition, upon consummation of the merger Parent became subject to the reporting requirements of the Exchange Act of 1934, as amended. On January 25, 2000, Parent completed an initial public offering of 16,000,000 shares of common stock at $8.50 per share. On April 29, 2002, Parent sold an additional 7,500,000 shares at $7.50 per share. As of February 20, 2010, Parent had approximately 43,005,020 shares of common stock outstanding.
B. OVERVIEW OF THE DEBTORS’ BUSINESS
     1. The Debtors’ Businesses
     The Debtors are radio broadcasting companies focused on acquiring, developing and operating radio stations in mid-sized markets. The Debtors operate through Regent’s various subsidiaries, and currently own and operate 49 FM and 13 AM radio stations divided into 13 markets in Colorado, Illinois, Indiana, Kentucky, Louisiana, Michigan, Minnesota, New York and Texas. A corporate organization chart is attached hereto as Exhibit C. In 2008, the Debtors generated net revenue of approximately $92.8 million and, in 2009, the Debtors generated net revenue of approximately $80.5 million. For your reference please find Parent’s historical financial statements

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for fiscal year ended December 31, 2008 and quarters ended March 31, 2009, June 30, 2009 and September 30, 2009, attached hereto as Exhibit D (the “Historical Financials”). The notes accompanying such Historical Financials Statements are an integral part of the Historical Financial Statements and should be reviewed in their entirety.
     Substantially all of the Debtors’ revenue is generated from the sale of advertising time on the Debtors’ 62 radio stations. These stations service 13 different geographical areas, which the Debtors refer to as “markets.” These markets are located in nine states. The Debtors’ radio stations rank first or second in terms of revenue share in all of the markets that are ranked by BIA Publications, Inc., in its Investing in Radio 2008 Market Report, except in Albany, New York, Grand Rapids, Michigan, and El Paso, Texas, where the Debtors ranked third. The Debtors expect the rankings to remain substantially similar in 2009.
     As of March 1, 2010, the Debtors employ approximately 808 persons (517 full-time employees and 291 part-time employees). Of the Debtors’ 808 total full- and part-time employees, 25 employees are employed at the corporate level (of which 24 are salaried employees and one is an hourly employee), and 783 are employed at the market level.
     Parent’s common stock delisted from The Nasdaq Global Market on January 8, 2010, for failure to comply with the minimum bid price requirement set forth in Nasdaq Listing Rule 5450(a)(1) (formerly Marketplace Rule 4450(a)(5)) for continued listing of its common stock on The Nasdaq Global Market because the bid price of its common stock closed under $1.00 per share for 30 consecutive business days. Since January 8, 2010, Parent’s common stock has been listed on Pink OTC Markets. The last reported sales price for Parent’s common stock was $0.18 per share (as of February 26, 2010).
     2. Radio Broadcasting Industry
     Substantially all of the radio broadcasting industry’s revenues arise from advertising. In 2008, the radio broadcasting industry’s revenue decreased approximately 9 percent compared to 2007, according to the Radio Advertising Bureau (“RAB”). In 2009, RAB indicated that the radio broadcasting industry’s revenue decreased approximately 18 percent compared to 2008. RAB further indicated that in 2008, local revenues decreased 10 percent and national revenues decreased 12 percent, and in 2009, local revenues decreased 20 percent and national revenues decreased 19 percent.
     3. The Debtors’ Radio Operations
     The Debtors own and operate 62 radio stations (49 FM and 13 AM radio stations) and hold Federal Communications Commission (“FCC”) licenses in 13 markets located in 9 states. Thus, the Debtors’ radio broadcast operations are subject to significant regulation by the FCC under the Communications Act of 1934 (the “Communications Act”). A radio station may not operate without authorization of the FCC. Approval of the FCC is required for the issuance, renewal and transfer of station operating licenses. Among the Debtors’ most valuable assets are 62 FCC licenses (the “FCC Licenses”) that enable the Debtors to operate their radio stations.
     The Debtors’ stations hold the number one or two revenue positions in 10 of their 13 markets. Additionally, according to broadcast analysts, the Debtors are among the few radio companies which have a highly concentrated average market share. The Debtors have out-performed the industry, as reported by RAB, in same station net revenue growth for 22 out of the past 24 quarters.
     The Debtors’ portfolio is highly diversified: Stations are located in 13 mid-sized markets in nine states across the country and serve diverse target demographics through a range of programming formats such as adult contemporary (hot and soft), rock (classic, new and active), country, alternative, oldies, urban, Spanish and sports/news/talk. Similarly, the Debtors’ advertising is comprised of a broad range of industries, including many of the top advertising industries.
     The Debtors currently broadcast 24 FM stations and two AM stations in digital, or high definition radio (“HD Radio”). The conversion to HD Radio will enable the stations to broadcast digital-quality sound and also

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provide additional services, such as on-demand traffic, weather and sports scores. Additionally, this new technology will enable each converted radio station to broadcast additional channels of programming for public, private or subscription services.
     The Debtors have also continued to develop an “Interactive” initiative in 2009 and 2010, which focuses on generating revenues through the Debtors’ radio stations’ websites. The Debtors’ integrated selling effort combines the sale of their Interactive products with sales of their traditional broadcasting spots. Net revenue provided by the Debtors’ Interactive initiative during the first nine months of 2009 increased by approximately 45 percent over the comparable 2008 period, and the Debtors’ management anticipates that the economic benefits from this revenue source have continued to increase and will continue increasing beyond the Petition Date. In addition, the Debtors’ management has indicated that it is focused on developing Interactive revenue from new sources that are not affiliated with the Debtors’ radio stations.
     The Debtors’ radio stations are subject to rapid technological change, evolving industry standards, and the emergence of competition from traditional competition in addition to new media technologies and services. Various new media technologies and services have been introduced, or are being developed, including: (i) satellite-delivered digital audio radio service, which has resulted in the introduction of new subscriber-based satellite radio services with numerous niche formats, including the Howard Stern channel, the E Street channel and other specialized programming; (ii) audio programming by cable systems, direct-broadcast satellite systems, personal communications systems, Internet content providers and other digital audio broadcast formats; (iii) in-band on-channel digital radio, which provides multi-channel, multi-format digital radio services in the same bandwidth currently occupied by traditional AM and FM radio services; (iv) low-powered FM radio, which has resulted in additional FM radio broadcast outlets; and (v) Apple iPods and other MP3 players and other personal audio systems that create new ways for individuals to listen to music and other content of their own choosing.
     The Debtors’ financial results are seasonal. As is typical in the radio broadcasting industry, Debtors’ management expects its first calendar quarter to produce the lowest revenues for the year, and the fourth calendar quarter to produce the highest revenues for the year. The Debtors’ operating results in any period may be affected by advertising and promotion expenses that do not necessarily produce commensurate revenues until the impact of the advertising and promotion is realized in future periods.
     4. Advertising Revenue
     The Debtors, like their competitors in the radio broadcasting industry, generate the majority of their revenue from the sale of local, regional and national advertising for broadcast on the Debtors’ radio stations. In 2009, approximately 89.3 percent of the Debtors’ net broadcast revenue was generated from the sale of locally driven advertising and other miscellaneous transactions, including the Debtors’ Interactive initiative discussed above, which focuses on generating advertising revenues via the Internet. The remaining 10.7 percent was generated from the sale of national advertising. The major categories of the Debtors’ advertisers include automotive, retail, telecommunications and entertainment.
     During the year ended December 31, 2008, broadcast revenues for the Debtors (excluding barter) decreased 1.6 percent, to approximately $92.8 million from approximately $94.3 million in 2007. During the year ended December 31, 2009, preliminary broadcast revenues (excluding barter) for the Debtors decreased 13.3 percent, to approximately $80.5 million.
C. OVERVIEW OF THE PREPETITION CAPITAL STRUCTURE
     As of the date hereof, the Debtors have prepetition indebtedness of approximately $204.7 million, all of which is secured debt (collectively, the “Secured Debt”). The following chart summarizes the Debtors’ prepetition indebtedness:

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			Unpaid	Accrued
		Principal Amount	Principal and	Interest After	Total Outstanding
		(estimated as of	Interest Payments	December 31, 2009	Amount (estimated
		the Petition	due on December 31,	(estimated as of	as of the Petition
Financing	Original Amount	Date)[3]	2009[4]	the Petition Date)	Date)	Maturity Date	Security
Revolving Credit Facility[5]	$75,000,000	$40,500,000 (funded )	$689,832	$443,673	$41,633,505	November 21, 2013	Secured

Term Loan (Delayed Draw)	$50,000,000	$41,386,000	$659,058	$424,770	$42,469,828	November 21, 2013	Secured

Term Loan B	$115,000,000	$105,844,000	$1,618,108	$1,042,235	$108,504,343	November 21, 2013	Secured

Specified Swap Agreements	N/A	$10,797,978	$1,269,372	$35,012	$12,102,362	Terminated January 12, 2010	Secured

Total	$240,000,000	$198,527,978	$4,236,370	$1,945,690	$204,710,038	N/A	Secured
     1. The Prepetition Credit Agreement
     The Debtors’ Secured Debt consists of: (a) a $75 million seven-year revolving credit facility including commitment and letter of credit fees (the “Revolver”)6 due November 21, 2013; (b) a $50 million seven-year delayed draw term loan (the “Delayed Draw Term Loan”) due November 21, 2013; (c) a $115 million seven-year term loan B (the “Term Loan B”) due November 21, 2013; and (d) the Specified Swap Agreements described below. As of the date hereof, $204,710,038 in Secured Debt is outstanding. This balance includes $41,633,505 outstanding on the Revolver (including $72,879 of outstanding letter of credit and commitment fee obligations), $42,469,828 outstanding on the Delayed Draw Term Loan, $108,504,343 outstanding on the Term Loan B and $12,102,362 of outstanding swap obligations under the Specified Swap Agreements.
     The Secured Debt is memorialized by that certain Credit Agreement (as amended, restated, and modified as of the date hereof, the “Prepetition Credit Agreement”), dated as of November 21, 2006, by and among Regent Broadcasting, LLC, as borrower (“Regent”), Parent, as parent company and guarantor, Bank of America, N.A., as administrative agent (the “Prepetition Administrative Agent”) and various lenders party thereto (the “Prepetition Lenders”).

[3]	Excluding the unpaid principal payments due on December 31, 2009.

[4]	All amounts as of December 31, 2009, except for the interest swap agreement, which is as of January 12, 2010, the date of the swap termination.

[5]	Includes commitment and letter of credit fees, comprising $44,883 of unpaid amounts and $27,996 of accrued interest (estimated as of the Petition Date).

[6]	The availability under the Revolver was reduced to $150 million and later to $140 million pursuant to certain amendments to the Prepetition Credit Agreement (as defined below).

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     The obligations under the Prepetition Credit Agreement are unconditionally guaranteed by Parent and certain of Regent’s operating subsidiaries (collectively, the “Subsidiary Guarantors”).7 The debt issued under the Prepetition Credit Agreement is secured by a first priority security interest in substantially all of Parent’s, Regent’s, and the Subsidiary Guarantors’ assets other than (i) FCC Licenses and (ii) Cash on hand, both of which are discussed below.
     On or about April 1, 2009, an event of default occurred as a result of the Debtors’ failure to comply with certain financial covenants in the Prepetition Credit Agreement. On December 31, 2009, Regent, as borrower, failed to make a required principal repayment of the Term Loan B and the Delayed Draw Term Loan in the aggregate amount of $1,454,000, the required interest payment due under the Prepetition Credit Agreement in the amount of $2,967,976, and the required swap agreement interest payment of $1,269,372. The Debtors have not been able to comply with the financial covenants imposed by their Prepetition Credit Agreement since approximately April 1, 2009.
     2. Specified Swap Agreements
     Regent is party to several interest swap agreements, which were entered into in 2006 in an effort to manage the Debtors’ exposure to the variability of future cash flows related to its floating interest rate obligations under the Prepetition Credit Agreement. The swap agreements are memorialized by: (a) in respect of interest swap agreements with Bank of America, N.A. (“BOA”), (i) a Confirmation, dated December 16, 2006, whereby Regent pays a quarterly fixed amount to BOA and BOA pays a quarterly floating amount based on a $25,500,000 notional amount as of December 15, 2009 and (ii) a Confirmation, dated December 4, 2006, whereby Regent paid a quarterly fixed amount to BOA and BOA paid a quarterly floating amount based on a $27,887,500 notional amount as of December 31, 2009; (b) in respect of interest swap agreements with SunTrust Bank (“SunTrust”) (x) an ISDA Master Agreement, dated August 27, 2003, between SunTrust and Regent, as supplemented by the ISDA Schedule to the Master Agreement, dated December 12, 2006, (y) the Confirmation of Swap Transaction, dated December 15, 2006, whereby Regent paid a quarterly fixed amount to SunTrust and SunTrust paid a quarterly floating amount based on a $17,000,000 notional amount as of December 15, 2009, and (z) the Confirmation of Swap Transaction, dated December 4, 2006, whereby Regent pays a quarterly fixed amount to SunTrust and SunTrust pays a quarterly floating amount based on a $55,775,000 notional amount as of December 31, 2009; and (c) in respect of interest swap agreements with Bank of Montreal (“BMO”) (1) an ISDA Master Agreement, dated January 12, 2007, between BMO and Regent, as supplemented by the ISDA Schedule to the Master Agreement, dated January 12, 2007 and (2) the Confirmation, dated December 5, 2006, whereby Regent paid a quarterly fixed amount to BMO and BMO paid a quarterly floating amount based on a $27,887,500 notional amount as of December 31, 2009 (collectively, the “Specified Swap Agreements”).
     The Specified Swap Agreements were terminated in letters received from BMO, BOA and SunTrust in January 2010 which calculated termination amounts totaling $12,067,350 (the “Termination Amounts”) as of January 12, 2010 (the “Swap Early Termination Date”). The Termination Amounts from BMO include $2,297,281 of settlement amounts on the terminated transactions and $317,281 of unpaid amounts owed prior to the termination date. The Termination Amounts from BOA include $4,003,281 of settlement amounts on the terminated transactions and $317,281 of unpaid amounts owed prior to the termination date. The Termination Amounts from SunTrust include $5,766,787 of settlement amounts on the terminated transactions and $634,809 of unpaid amounts

[7]	The Subsidiary Guarantors in these cases are: Regent Broadcasting Management, LLC, a Delaware limited liability company; Regent Broadcasting Midwest, LLC, a Delaware limited liability company; Regent Broadcasting of Albany, Inc., a Delaware corporation; Regent Broadcasting of Bloomington, Inc., a Delaware corporation; Regent Broadcasting of Buffalo, Inc., a Delaware corporation; Regent Broadcasting of Chico, Inc., a Delaware corporation; Regent Broadcasting of Duluth, Inc., a Delaware corporation; Regent Broadcasting of El Paso, Inc., a Delaware corporation; Regent Broadcasting of Erie, Inc., a Delaware corporation; Regent Broadcasting of Evansville/Owensboro, Inc., a Delaware corporation; Regent Broadcasting of Flint, Inc., a Delaware corporation; Regent Broadcasting of Ft. Collins, Inc., a Delaware corporation; Regent Broadcasting of Grand Rapids, Inc., a Delaware corporation; Regent Broadcasting of Lafayette, LLC, a Delaware limited liability company; Regent Broadcasting of Lancaster, Inc., a Delaware corporation; Regent Broadcasting of Mansfield, Inc., a Delaware corporation; Regent Broadcasting of Peoria, Inc., a Delaware corporation; B&G Broadcasting, Inc., a Delaware corporation; Regent Broadcasting of Redding, Inc., a Delaware corporation; Regent Broadcasting of St. Cloud II, Inc., a Minnesota corporation; Regent Broadcasting of St. Cloud, Inc., a Delaware corporation; Regent Broadcasting of Utica/Rome, Inc., a Delaware corporation; Regent Broadcasting of Watertown, Inc., a Delaware corporation; Regent Broadcasting West Coast, LLC, a California limited liability company; Regent Licensee of Chico, Inc., a Delaware corporation; Regent Licensee of Erie, Inc., a Delaware corporation.

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owed prior to the termination date. The Termination Amounts from each party accrue interest payable at the Applicable Rate in their respective Master Agreements.8
     As of December 31, 2009, the notional amount of the Specified Swap Agreements was $9,344,317.
D. EVENTS LEADING TO THE CHAPTER 11 FILING
     1. Economic Downturn
     Over the past year, the Debtors, like many radio, television and newspaper companies, have experienced declining profitability as a result of the cyclical economic downturn and secular changes in the industry. The Debtors, like their competitors, derive substantially all of their revenue from advertising. The financial crisis, with its particular impact on consumer-driven segments, has had a significant negative impact on advertising. Significant sources of the Debtors’ advertising revenues relate to several beleaguered consumer-driven sectors (e.g., auto, financial services and entertainment). In addition, advertising has decreased due to secular factors such as the shift in advertising expenditures to online media.
     The Debtors’ intangible assets consist principally of the value of FCC licenses (“FCC Licenses”) and the excess of the purchase price over the fair value of net assets of acquired radio stations (“Goodwill”). In conjunction with the Debtors’ 2007 annual impairment testing of Goodwill and indefinite-lived intangible assets, the Debtors determined that the fair value of Goodwill and FCC Licenses for certain markets was less than the carrying values recorded in the Debtors’ financial statements. As a result, the Debtors recorded an impairment charge of approximately $163.6 million in the fourth quarter of 2007. The FCC License and Goodwill impairment was due to a combination of factors, including the adjustment of certain metrics used to measure the discounted cash flow utilized in the valuation, and the adjustment of cash flow multiples to reflect current industry conditions.
     Based on deteriorating national economic conditions and volatility in the equity markets, the Debtors performed an analysis for potential impairment of their indefinite-lived intangible assets and Goodwill during the third quarter of 2008. Based primarily upon declining radio station transaction multiples, decreases in common stock price, and changes in the cost of capital, the Debtors determined that the fair value of Goodwill and FCC Licenses for certain broadcast markets was less than the carrying values recorded in the Debtors’ financial statements. Consequently, the Debtors recorded estimated pre-tax impairment charges of approximately $67.5 million against FCC Licenses and Goodwill during the third quarter of 2008.
     Based on deteriorating economic conditions, volatility in the equity markets, and operating results for the quarter, the Debtors performed an additional analysis for potential impairment of indefinite-lived intangibles and Goodwill during the first quarter of 2009. Based primarily upon material changes in future revenue and cash flow projections, the Debtors determined that the fair value of Goodwill and FCC Licenses for certain markets was less than the carrying value recorded in the financial statements. Consequently, during the first quarter of 2009 the Debtors recognized pre-tax impairment charges of approximately $25.6 million for FCC Licenses and approximately $6.2 million for Goodwill.
     The Debtors’ highly leveraged capital structure, the effects of the economic downturn beginning in 2008 (which continued through 2009) and secular factors forced the Debtors to consider a variety of options to delever their balance sheets and address the continuing impact on the Debtors. These factors, combined with a decline in operating performance, resulted in the Debtors’ inability to continue to comply with the debt and financial covenants in their Prepetition Credit Agreement.

[8]	The Applicable Rate in each of the respective agreements is a formula based upon (a) the one month BBA LIBOR daily floating rate, (b) an internal cost of capital for each bank and (c) a 1.0% margin. For purposes of the First Day Declaration, the total interest rate payable is assumed to be 2.25% per annum, applied to the outstanding amounts on the basis of daily compounding and the actual number of days elapsed.

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     2. Evaluation of Strategic Alternatives; Restructuring Preparations
     Beginning in the spring of 2008, the Debtors, together with their advisors, explored a possible sale process, which did not proceed due to the economic downturn in September 2008. Beginning in February 2009, the Debtors began exploring several strategic alternatives, including the possibility of an amendment or a standalone reorganization, with the assistance of various advisors including Latham & Watkins LLP, legal advisors to the Debtors. In June 2009, the Debtors formally engaged Oppenheimer & Co. Inc. (“Oppenheimer”), as an investment banker and financial advisor to the Debtors and Oppenheimer immediately commenced a formal marketing process. After discussions with the Debtors, the Prepetition Administrative Agent and the Prepetition Lenders, Oppenheimer contacted 13 potential financial investors with significant knowledge and experience in the radio industry. Of these potential financial investors, nine executed confidentiality agreements and were provided with a confidential information memorandum that included the Debtors’ financial information for the years 2005 through 2009, as well as various other financial details regarding the Debtors’ businesses.
     The Debtors received 11 initial indications of interest and three parties submitted formal term sheets. Oppenheimer presented the indications of interest to the Prepetition Administrative Agent and formally presented the most attractive proposal to the Prepetition Lenders on a lender conference call facilitated by the Prepetition Administrative Agent. After considering the various offers and discussing them with the Debtors’ board of directors, their advisors and the Prepetition Administrative Agent, the Debtors determined that a sale of their businesses or third-party sponsor investment at the levels of interest indicated would not result in the maximization of value of these Estates.
     In December 2009, the Debtors instructed Oppenheimer to expand the marketing effort to include potential strategic buyers who could effectuate an outright purchase of the Debtors. Oppenheimer had discussions with 11 potential strategic buyers. These conversations resulted in one confidentiality agreement, three indications of interest and one term sheet. There were no indications of interest to acquire the Debtors as a whole; however, there were indications of interest for select markets and a term sheet for a management contract by a competitor.
     Concurrent with the strategic process, the Debtors and their advisors pursued amendment and standalone reorganization alternatives with the Prepetition Administrative Agent, Prepetition Lenders and additional capital sources. Over the course of the last six months, the Debtors and their advisors, Bank of America, N.A., in its capacity as Prepetition Administrative Agent, BMO Capital Markets, General Electric Capital Corporation, various affiliates of Oaktree9, SunTrust Robinson Humphrey and Wells Fargo Foothill, among others, engaged in ongoing negotiations and analyses concerning a restructuring of the Debtors’ businesses. In January 2010, after much back and forth, including the resolution of several complicated legal issues, one of which relates to restrictions that arise in connection with the prepetition lenders owning interests in an FCC-regulated entity, the Debtors and holders of at least 76.3% of the principal amount of the loans outstanding under the Prepetition Credit Agreement and Specified Swap Agreements have agreed on detailed terms regarding the parameters of a global financial restructuring in the form of a Chapter 11 plan of reorganization, which will result in the elimination of approximately $86.7 million in indebtedness.
     The commencement of the Chapter 11 Cases affords the Debtors the opportunity to adjust their debt levels and capital structure in a manner that is commensurate with their projected cash flows. The Debtors expect to accomplish this goal through a process that will be consensual and that has the support of their key constituents.
     The Debtors’ restructuring efforts are designed to result in greater profitability for the Debtors and to solidify their position as the market leaders in the various markets in which they operate. The Debtors expect to expeditiously emerge from Chapter 11 having rationalized their capital structure by reducing debt to levels commensurate with their cash flow generating capacity and industry norms. Reducing leverage should create financial flexibility for future operating requirements and capital expenditures, improve liquidity, and enable the Debtors to effectively serve the public interest.

[9]	Affiliates of Oaktree own approximately 53.2% of outstanding First Lien Debt Claims.

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     As a result, for the foregoing reasons, the Debtors have concluded that it is in the best interests of their businesses, creditors and stakeholders to commence these Chapter 11 Cases to, among other things, implement the pre-negotiated restructuring agreement entered into with the Prepetition Lenders and effectuate a significant restructuring of the Debtors’ outstanding indebtedness.
E. RESTRUCTURING SUPPORT AGREEMENT
     On February 28, 2010, the Debtors entered into the Restructuring Support Agreement with the holders of at least 66⅔% of the principal amount of the loans outstanding under the Prepetition Credit Agreement and Specified Swap Agreements. Pursuant to the Restructuring Support Agreement, each Consenting Lender agreed to exercise all votes to which it is entitled to accept the Plan and use commercially reasonable efforts to support, complete and do all of the things necessary and appropriate in furtherance of the transactions described therein, including those necessary to obtain FCC Approval. These votes represent approximately 76.3% of the dollar amount of the First Lien Debt Claims. The Restructuring Support Agreement is attached hereto as Exhibit E. This Section II.E is intended only to provide a summary of the material terms of the Restructuring Support Agreement and is qualified by reference to the entire Restructuring Support Agreement and should not be relied on for a comprehensive discussion of the Restructuring Support Agreement. To the extent there are any inconsistencies or conflicts between this Section II.E and the Restructuring Support Agreement, the terms and conditions set forth in the Restructuring Support Agreement shall control and govern.
     While the Restructuring Support Agreement is in effect, the Consenting Lenders agreed to, among other things, (a) as to each individual Consenting Lender, to not transfer any First Lien Debt Claims except to a transferee who agrees to be bound by the Restructuring Support Agreement, (b) the Debtors’ use of cash collateral in accordance with a budget based upon a 13-week rolling cash flow projection, and (c) an interim and final cash collateral order (see Section III.A(3) for a description of the cash collateral motion) which provides for, among other things, (i) a carve-out for fees and expenses for the Debtors’ professionals and professionals of any official committee, up to an aggregate of $1.25 million split among the professionals (the “Carve-Out”), (ii) superpriority claims subordinate to the Carve-Out, (iii) payment of the fees and expenses for the Consenting Lenders’ professionals, and (iv) payment, on or immediately preceding the Effective Date of “excess cash.”
     As described in Section 5 of the Restructuring Support Agreement, the Restructuring Support Agreement may be terminated by either the Consenting Lenders or the Debtors under certain conditions. Should the Restructuring Support Agreement be terminated, the Debtors may not be able to obtain the support of the Prepetition Lenders required to adopt the Plan.
III.
ADMINISTRATION OF THE CHAPTER 11 CASES
A. FIRST DAY MOTIONS AND CERTAIN RELATED RELIEF
     In furtherance of the objective of successfully reorganizing, the Debtors sought and received approval from the Bankruptcy Court of the motions described below (the “First Day Motions”) and related orders (the “First Day Orders”). The relief sought and received in each of the First Day Motions (a) is vital to enable the Debtors to make the transition to, and operate in, Chapter 11 with a minimum of interruption or disruption to their businesses or loss of productivity or value and (b) constitutes a critical element in achieving the Debtors’ successful reorganization.
     1. Procedural Motions
     To facilitate a smooth and efficient administration of the Chapter 11 Cases, the Debtors have obtained entry of certain “procedural” First Day Orders, by which the Bankruptcy Court (a) authorized the joint administration of the Chapter 11 Cases; (b) established notice and hearing procedures with respect to trading in equity securities of Parent; and (c) scheduled the (i) hearing to consider the adequacy of this Disclosure Statement and approved the solicitation procedures to be used in connection with the solicitation of votes on the Debtors’ Plan, (ii) hearing to

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consider confirmation of the Debtors’ plan of reorganization, and (iii) fixed certain dates relating to the hearing on the Disclosure Statement and the hearing on the confirmation of the Debtors’ plan of reorganization.
     2. Retention Applications
     To assist the Debtors in carrying out their duties as debtors in possession and to represent their interests in the Chapter 11 Cases, the Debtors have received permission to retain, among others, the following professionals: (a) Latham & Watkins LLP as co-counsel; (b) Young Conaway Stargatt & Taylor, LLP as co-counsel; (c) Oppenheimer, as investment banker and financial advisor; (d) Ernst &Young, LLP, as tax advisors; (e) Kurtzman Carson Consultants LLC, as noticing, claims and balloting agent; and (f) Financial Resource Associates, Inc., as restructuring consultant and financial advisor. The Debtors may find it necessary to seek retention of additional professionals as these Chapter 11 Cases progress.
     3. Cash Collateral Motion
     To finance their ongoing operations during the Chapter 11 Cases, the Debtors filed a motion requesting authorization to utilize certain Cash Collateral. The use of Cash Collateral has been negotiated in good faith and at arm’s length among the Debtors and the Requisite Consenting Lenders. As of the Petition Date, the Debtors have in excess of $5,000,000 of unencumbered Cash. The Debtors have in good faith prepared a thirteen-week rolling cash flow budget acceptable to the Requisite Consenting Lenders and have agreed to limit expenditures (exclusive of professional fees and expenses in excess of the budget, other than the Debtors’ professional fees and expenses) in accordance with the budget, measured on a cumulative basis and with a permitted variance of 10%. As part of complying with the budget, the Debtors, without prior Court approval, have agreed not to incur any expenses postpetition other than (i) professional fees; restructuring-specific costs and expenses; and/or (ii) expenses as would have been incurred prepetition in the ordinary course of business for the Debtors. Further, the Debtors have agreed to maintain, on a weekly basis a minimum cash balance (after adding back the amount of any fees and expenses of non-Debtor professionals in excess of the budget) of not less than eighty percent (80%) of the lowest weekly “ending cash” balance amount for each month as set forth in the budget, and in any event to maintain a minimum cash balance of not less than $5,000,000. The Debtors have also agreed to provide the Prepetition Lenders adequate protection in the form of replacement liens and claims during the Chapter 11 Cases.
     4. Stabilizing Motions
     Recognizing that any interruption of the Debtors’ business, even for a brief period of time, would negatively impact their operations, customer relationships, revenue and profits, the Debtors have filed a number of First Day Motions to help facilitate a stabilization of its operations and effectuate, as much as possible, a smooth transition into operations as debtors in possession. The Debtors have sought and obtained First Day Orders authorizing the Debtors to:
•	pay or honor prepetition claims and obligations of a host of employees and independent contractors in connection with producing their radio programming, including, without limitation, on-air radio personalities and program hosts, program directors, and program producers;

•	maintain and administer customer programs and honor its prepetition obligations arising under or relating to those customer programs;

•	pay prepetition wages, salaries, bonuses, commissions and other compensation, reimbursable employee expenses and employee medical and similar benefits and continue to pay these amounts postpetition;

•	determine adequate assurance for future utility service and establish procedures for utility providers to object to such assurance;

•	pay prepetition insurance obligations and to continue insurance coverage;

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•	maintain existing bank accounts, continue operation of its existing Cash management system, and continue entering into certain intercompany transactions among the Debtors; and

•	remit and pay certain prepetition taxes and fees.
B.	THE OFFICIAL COMMITTEES OF UNSECURED CREDITORS
1.	Appointment of the Official Committee of Unsecured Creditors
     No creditors’ committee has been appointed in the Chapter 11 Cases.
2.	Meeting of Creditors
     The United States Trustee will convene a meeting of creditors on March 31, 2010.
C.	FILING OF THE SCHEDULES
     The Debtors will file, in accordance with Bankruptcy Rule 1007, (a) a schedule of assets and liabilities, (b) a schedule of current income and expenditures, (c) a statement of executory contracts and unexpired leases, (d) a statement of financial affairs, and (e) a list of equity and security holders (collectively, the “Schedules and Statements”). To the extent additional information becomes available to the Debtors, the Debtors will revise and amend the Schedules and Statements to reflect such information.
D.	REORGANIZATION STRATEGY
1.	Enhancing the Debtors’ Business Operations
     With the assistance of its advisors, the Debtors have been focused on developing and executing a reorganization strategy to (a) maximize the value of their Estates, (b) address the factors that led to the bankruptcy filing and (c) enable the Debtors to emerge from Chapter 11 a stronger, more viable company. Specifically, this reorganization strategy is primarily (though not exclusively) focused on:
•	restructuring the Debtors’ balance sheets and emerging from Chapter 11 with a long-term capital structure conducive to future profitability; and

•	managing the Debtors’ business to enhance their financial and operating performance, including utilizing the unique powers and opportunities afforded to a Chapter 11 debtor in possession.

2.	Appropriate Capital Structure
     As set forth above, as of the date hereof, the Debtors had outstanding secured debt of $204.7 million, including accrued interest and swap obligations. Upon emergence from chapter 11, the Reorganized Debtors are expected to have outstanding secured debt of approximately $95 million under the New Term Loan, if approved by the Requisite Consenting Lenders (as described in Section III.I), secured debt of up to $5 million under the Permitted Indebtedness, and outstanding unsecured debt of approximately $25 million under the New PIK Loan.
E.	EXCLUSIVE PERIOD FOR FILING A PLAN AND SOLICITING VOTES
     Under the Bankruptcy Code, a debtor has the exclusive right to file and solicit acceptance of a plan or plans of reorganization for an initial period of 120 days from the date on which the debtor filed for voluntary relief. If a debtor files a plan within this exclusive period, then the debtor has the exclusive right for 180 days from the Petition Date to solicit acceptances to the plan. During these exclusive periods, no other party in interest may file a competing plan of reorganization; however, a court may extend these periods upon request of a party in interest and “for cause.”

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     The Debtors’ initial exclusive periods to file a plan and solicit acceptances of a plan are set to expire on June 29, 2010, and August 28, 2010, respectively.
F.	DEADLINE TO ASSUME OR REJECT LEASES OF NONRESIDENTIAL REAL PROPERTY
     Pursuant to section 365(d)(4) of the Bankruptcy Code, the time within which the Debtors have to assume or reject unexpired leases of nonresidential real property is scheduled to also expire on June 29, 2010, unless extended by order of the Bankruptcy Court.
G.	SUMMARY OF THE NEW TERM LOAN
     The New Term Loan will be in the aggregate principal amount of $95 million.
     The terms of the New Term Loan Agreement (together with the New PIK Loan Agreement described below) will amend and restate, and supersede in their entirety, the terms of the Prepetition Credit Agreement and Specified Swap Agreements to, among other things: (i) extend the maturity of the Prepetition Credit Agreement and Specified Swap Agreements through the date four years from the Effective Date, and (ii) amend the interest rate to one-month LIBOR plus 4.0% and, upon an event of default, increased to one-month LIBOR plus 6.0%, provided that in each case there is a LIBOR floor of 1.25%.
     The borrower under the New Term Loan Agreement is Reorganized Regent. The obligations of Reorganized Regent under the New Term Loan Agreement will be guaranteed by all of Reorganized Parent and all subsidiaries of Reorganized Regent. The obligations of Reorganized Regent under the New Term Loan Agreement and the related guarantees will be secured by, among other things, a first-priority lien on and security interest in all of the personal and real properties and assets of the Reorganized Debtors, subject to the Permitted Indebtedness described below and exceptions to be agreed and limitations and qualifications relating to FCC licenses to be agreed, in each case by the Reorganized Regent and the Requisite Consenting Lenders.
     It is possible the terms of the New Term Loan Agreement may be modified on or prior to the Effective Date and that the terms of the New Term Loan Agreement may ultimately be materially different than those described herein.
H.	SUMMARY OF THE NEW PIK LOAN
     The New PIK Loan will be in the aggregate principal amount of $25 million.
     The terms of the New PIK Loan Agreement (together with the New Term Loan Agreement described above) will amend and restate, and supersede in their entirety, the terms of the Prepetition Credit Agreement and Specified Swap Agreements to, among other things: (i) extend the maturity of the Prepetition Credit Agreement and Specified Swap Agreements through the date four years and six months from the Effective Date, and (ii) amend the interest rate to 12% payable in kind on a quarterly basis.
     The borrower under the New PIK Loan Agreement is Reorganized Regent. The obligations of Reorganized Regent under the New PIK Loan Agreement will be guaranteed by all of Reorganized Parent and all subsidiaries of Reorganized Regent. The obligations of Reorganized Regent under the New PIK Loan Agreement and the related guarantees will be unsecured and subordinated to the New Term Loan.
     It is possible the terms of the New PIK Loan Agreement may be modified on or prior to the Effective Date and that the terms of the New Term PIK Agreement may ultimately be materially different than those described herein.
I.	SUMMARY OF PERMITTED INDEBTEDNESS
     If approved by the Requisite Consenting Lenders, the Reorganized Debtors may enter into one or more first priority, senior secured term loans and/or revolving loans with one or more Prepetition Lenders in an aggregate

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principal amount of up to $5 million. If entered into by the parties, the obligations of the Debtors under the Permitted Indebtedness would be secured by, among other things, the same collateral as the New Term Loan and be paid in full prior to the repayment of the New Term Loan.
     It is possible the terms of the Permitted Indebtedness may be modified on or prior to the Effective Date and that its terms may ultimately be materially different than those described herein.
J.	SUBSTANTIVE CONSOLIDATION OF THE DEBTORS
     As set forth in more detail in Section IV, the Plan provides for the substantive consolidation of the Debtors with respect to the voting and treatment of all Claims and Equity Interests. Section 105(a) of the Bankruptcy Code empowers a bankruptcy court to authorize substantive consolidation. The United States Court of Appeals for the Third Circuit has adopted a standard for granting a request for substantive consolidation similar to the standards adopted by other Circuits authorizing substantive consolidation. See In re Owens Corning, 419 F.3d 195, 211 (3d Cir. 2005); Reider v. F.D.I.C. (In re Reider), 31 F.3d 1102, 1107-1108 (11th Cir. 1994); Woburn Assoc. v. Kahn (In re Hemingway Transport Inc.), 954 F.2d 1, 11-12 (1st Cir. 1992); First Nat’l Bank of El Dorado v. Giller (In re Giller), 962 F.2d 796, 798-99 (8th Cir. 1992); Union Sav. Bank. v. Augie/Restivo Baking Co. (In re Augie/Restivo Baking Co.) 860 F.2d 515, 518 (2d Cir. 1988); Drabkin v. Midland-Ross Corp. (In re Auto-Train Corp.), 810 F.2d 270, 276 (D.C. Cir. 1987).
     In the Third Circuit, debtors seeking substantive consolidation must show either “(i) prepetition they disregarded separateness so significantly their creditors relied on the breakdown of entity borders and treated them as one legal entity, or (ii) postpetition their assets and liabilities are so scrambled that separating them is prohibitive and hurts all creditors.” Owens Corning, 419 F.3d at 211 (emphasis supplied). The facts of these Chapter 11 Cases necessitate substantive consolidation, and substantive consolidation is warranted under the aforementioned tests.
     There is ample evidence that prior to the Petition Date creditors of the Debtors treated them as one legal entity. The Debtors prepared and disseminated consolidated financial reports to the public, including customers, suppliers, landlords, lenders, credit rating agencies and stockholders. Furthermore, all SEC reporting that is available to the public is consolidated. Because the Debtors disseminated financial information to the public on a consolidated basis, it is highly unlikely that creditors relied on the separate identity of any Debtor in extending credit to such Debtor.
     Because financial information disseminated to customers, suppliers, landlords, lenders, credit rating agencies and stockholders, has been prepared and presented on a consolidated basis, it is clear that creditors treated the Debtors as one legal entity when deciding whether to extend credit. Substantive consolidation would ensure that all of the Debtors’ creditors, having relied on the creditworthiness of the Debtors as a unit, receive the benefit of a distribution in satisfaction of their claims from the single pool of assets. Thus, substantive consolidation is warranted in this case under the test set forth by the Third Circuit.
     Several courts within the Third Circuit have acknowledged the existence and application of substantive consolidation of separate bankruptcy estates in appropriate circumstances. See In re Molnar Bros., 200 B.R. 555 (Bankr. D.N.J. 1996) (recognizing the application of substantive consolidation of two or more bankruptcy estates); In re PWS Holding Corp., Bruno’s. Inc., et al., Case No. 98-212-223 (SLR) (D. Del. 1998) (approving substantive consolidation of debtors pursuant to a plan of reorganization); In re Smith Corona Corp. et al., Case No. 95-788 (HSB) (Bankr. D. Del., Oct. 18, 1996) (adopting substantive consolidation test articulated by the Eighth Circuit); Bracaglia v. Manzo (In re United Stairs Corp.) 176 B.R. 359, 368 (Bankr. D.N.J. 1995) (stating that it is “well established that in the appropriate circumstances the court may substantively consolidate corporate entities”); In re Buckhead American Corp., 1992 Bankr. LEXIS 2506 (Bankr. D. Del. August 13, 1992) (substantively consolidating debtors); In re Cooper, 147 B.R. 678, 682 (Bankr. D.N.J. 1992) (stating that substantive consolidation constitutes the “merger of the assets and liabilities of two or more estates, creating a common fund of assets and a single body of creditors.”) (citation omitted).
     For the reasons set forth above, the Debtors believe that the requirements for substantive consolidation of the Debtors with respect to voting and treatment of all Claims and Equity Interests.

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     The Plan and Disclosure Statement do not contemplate or seek the substantive consolidation of any of the Debtors with their non-Debtor subsidiaries. Thus, any pledge by any of the Debtors of any of its respective assets, including, without limitation any stock in any of its subsidiaries, is unaffected by the limited substantive consolidation proposed in the Plan.
K.	SUMMARY OF THE EQUITY CAPITALIZATION OF REORGANIZED PARENT
     After giving effect to the transactions contemplated by the Plan, the holders of First Lien Debt Claims will hold 100% of the Reorganized Parent, subject to dilution on account of the Management Equity Incentive Program. The New Equity will be structured in a manner reasonably acceptable to the Requisite Consenting Lenders, including (without limitation) limitations on certain fundamental actions, and so as to ensure, by way of limited voting rights, that the holders thereof (other than affiliates of Oaktree) will hold a “nonattributable” interest in the Reorganized Debtors under applicable FCC rules and policies. The Reorganized Parent and the holders of the New Equity will be required to enter into definitive investment agreements providing for, subject to customary exceptions, tag-along rights on transfers by various affiliates of Oaktree, preemptive rights on equity issuances (subject to certain exceptions reasonably acceptable to the Requisite Consenting Lenders), demand and piggyback registration rights and transfer restrictions, as well as drag-along provisions in favor of various affiliates of Oaktree, in each case in form and substance reasonably acceptable to the Requisite Consenting Lenders. In addition, to the extent any Consenting Lender’s direct or indirect owners include entities or persons which would be included in the calculation of foreign ownership for purposes of Section 310(b) of the Communications Act of 1934, as amended, and the FCC’s rules and policies promulgated thereunder, such Consenting Lender may, if requested by various affiliates of Oaktree, be required to receive a warrant for New Equity in lieu of New Equity in order to satisfy FCC foreign ownership limitations.
L.	SUMMARY OF THE DEBTORS’ COMPENSATION PLANS
     As described in Section IV.E(3) hereof, the Debtors, and upon the Effective Date, the Reorganized Debtors, shall assume pursuant to section 365(a) of the Bankruptcy Code certain employment agreements and employee compensation plans, which include the 2004 Corporate Employee Retention and Severance Plan, the 2010 Special Bonus Plan, and the Regent Communications, Inc. Deferred Compensation Plan (collectively, the “Compensation Plans”).
     The 2004 Corporate Employee Retention and Severance Plan (the “Retention and Severance Plan”) provides for a retention payment for employees who remain employed through a change of control transaction, which may include the consummation of the Plan. The Retention and Severance Plan also provides for a severance payment for employees who are terminated following such a change in control. The Retention and Severance Plan covers all non-contract corporate employees (excluding senior management) and Parent’s general managers. The general managers, however, are only covered by the severance component of the Retention and Severance Plan. Under the Retention and Severance Plan, corporate vice presidents and home office directors receive retention payments of six months’ base salary to remain with the Debtors through a change in control. All other employees receive three months’ salary. In the event that corporate employees or general managers are terminated within one year of a change in control, they will receive one month’s base salary for each year of service (subject to a two-month minimum and a six-month maximum).
     The Debtors’ financial exposure under the Retention and Severance Plan is as follows: for vice presidents and home office directors, $508,200 for retention and $414,300 for severance (assuming termination); for staff, $162,600 for retention and $161,400 for severance (assuming termination); and for general managers, $875,800 (assuming termination).
     The 2010 Special Bonus Plan (the “Special Bonus Plan”), which was approved by Parent’s board of directors on December 16, 2009, and was triggered upon commencement of the Chapter 11 Cases, provides for a special bonus to senior management, corporate staff and general managers. To participate in the Special Bonus Plan, an employee must return his or her January 2010 annual restricted stock grant.
     The Debtors’ financial exposure under the Special Bonus Plan is as follows: for senior management, $128,600; for corporate management and staff, $36,400; and for general managers, $147,300.

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     The Regent Communications, Inc. Deferred Compensation Plan (the “Deferred Compensation Plan”) is a non-qualified plan under which highly compensated employees (capped at a 5% 401(k) deferral) may defer additional compensation. Parent has traditionally matched employee deferrals (up to 1% of compensation) in “Phantom Stock” of Parent. Employee contributions are invested in a “Rabbi Trust” in investments as directed by individual employees. The Phantom Stock liability is unfunded.
     As of January 31, 2010, the Rabbi Trust held $810,000 of employee investments. At $0.128 per share, the unfunded Phantom Stock liability is $53,200; however, a related money market account holds approximately $20,000. Therefore, the net unfunded liability is $32,500. Due to 409(A) regulations, if the Deferred Compensation Plan is terminated, a one-year waiting period would be imposed before the funds could be distributed to the beneficiaries.
IV.
SUMMARY OF THE PLAN
THIS SECTION IV IS INTENDED ONLY TO PROVIDE A SUMMARY OF THE MATERIAL TERMS
OF THE PLAN AND IS QUALIFIED BY REFERENCE TO THE ENTIRE DISCLOSURE STATEMENT
AND THE PLAN AND SHOULD NOT BE RELIED ON FOR A COMPREHENSIVE DISCUSSION OF
THE PLAN. TO THE EXTENT THERE ARE ANY INCONSISTENCIES OR CONFLICTS BETWEEN
THIS SECTION IV AND THE PLAN, THE TERMS AND CONDITIONS SET FORTH IN THE PLAN
SHALL CONTROL AND GOVERN.
A.	ADMINISTRATIVE, PRIORITY AND INTERCOMPANY CLAIMS
     In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims, Priority Tax Claims, Other Priority Claims and Intercompany Claims have not been classified and thus are excluded from the Classes of Claims and Interests set forth in Section IV.B below.
     1. Administrative Claims
(a) General Administrative Claims
     Except with respect to Administrative Claims that are Fee Claims and except to the extent that a Holder of an Allowed Administrative Claim and the applicable Debtors agree to less favorable treatment to such Holder, each Holder of an Allowed Administrative Claim shall be paid in full in Cash on the later of: (i) on or as soon as reasonably practicable after the Effective Date; (ii) on or as soon as reasonably practicable after the date such Administrative Claim is Allowed; and (iii) the date such Allowed Administrative Claim becomes due and payable, or as soon thereafter as is practicable; provided, however, that Allowed Administrative Claims that arise in the ordinary course of the Debtors’ business shall be paid in full in the ordinary course of business in accordance with the terms and subject to the conditions of any agreements governing, instruments evidencing or other documents relating to, such transactions.
(b) Fee Claims
     Professionals or other Entities asserting a Fee Claim for services rendered before the Effective Date must File and serve on the Debtors and such other Entities who are designated by the Bankruptcy Rules, the Confirmation Order or other order of the Bankruptcy Court an application for final allowance of such Fee Claim no later than forty-five (45) days after the Effective Date; provided that the Reorganized Debtors may pay retained Professionals or other Entities in the ordinary course of business after the Effective Date; and provided, further, that any professional who may receive compensation or reimbursement of expenses pursuant to the Ordinary Course Professionals Order may continue to receive such compensation or reimbursement of expenses for services rendered before the Effective Date, without further Bankruptcy Court order, pursuant to the Ordinary Course Professional Order. Objections to any Fee Claim must be Filed and served on the Reorganized Debtors and the requesting party

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no later than sixty (60) days after the Effective Date. To the extent necessary, the Plan and the Confirmation Order shall amend and supersede any previously entered order regarding the payment of Fee Claims.
     2. Priority Tax Claims
     Except to the extent that a Holder of an Allowed Priority Tax Claim agrees to a less favorable treatment or has been paid by the Debtors prior to the Effective Date, on or as soon as reasonably practicable after the Effective Date, in full and final satisfaction, settlement, release and discharge of, and in exchange for, each Allowed Priority Tax Claim, at the Debtors’ option (subject to the consent of the Requisite Consenting Lenders), each Holder of such Allowed Priority Tax Claim shall receive on account of such Allowed Priority Tax Claim: (a) Cash in an amount equal to the amount of such Allowed Priority Tax Claim; (b) Cash in an aggregate amount of such Allowed Priority Tax Claim payable in installment payments over a period of time not to exceed five (5) years after the Petition Date, pursuant to section 1129(a)(9)(C) of the Bankruptcy Code; or (c) such other treatment as may be agreed upon by such Holder and the Debtors or otherwise determined upon an order of the Bankruptcy Court. To the extent any Allowed Priority Tax Claim is not due and owing on the Effective Date, such claim shall be paid in full in Cash in accordance with the terms of any agreement between the Debtors and such holder, or as may be due and payable under applicable non-bankruptcy law or in the ordinary course of business.
     3. Other Priority Claims
     Each Holder of an Allowed Other Priority Claim due and payable on or before the Effective Date shall receive, on the Distribution Date, at the option of the Debtors (subject to the consent of the Requisite Consenting Lenders), one of the following treatments: (a) Cash in an amount equal to the amount of such Allowed Other Priority Claim; or (b) such other treatment as may be agreed upon by such Holder and the Debtors or otherwise determined upon an order of the Bankruptcy Court.
     4. Intercompany Claims
     On the Effective Date, or as soon thereafter as is practicable, all Intercompany Claims will be adjusted, continued or discharged to the extent determined appropriate by the Reorganized Debtors.
     5. Statutory Fees
     On the Distribution Date, the Reorganized Regent shall pay, in full in Cash, any fees due and owing to the U.S. Trustee at the time of Confirmation. On and after the Effective Date, the Reorganized Regent shall pay the applicable U.S. Trustee fees until the entry of a final decree in each such Debtor’s Chapter 11 Case or until such Chapter 11 Case is converted or dismissed.
B. CLASSIFICATION AND TREATMENT OF CLASSIFIED CLAIMS AND EQUITY INTERESTS
     1. Summary
     Pursuant to section 1122 of the Bankruptcy Code, set forth below is a designation of Classes of Claims against and Interests in the Debtors. A Claim or Interest is classified in a particular Class only to the extent that the Claim or Interest qualifies within the description of that Class and is classified in other Classes to the extent that any portion of the Claim or Interest qualifies within the description of such other Classes. A Claim or Interest is also classified in a particular Class for the purpose of receiving distributions pursuant to the Plan only to the extent that such Claim or Interest is an Allowed Claim or Allowed Interest in that Class and has not been paid, released or otherwise satisfied prior to the Effective Date.
     2. Classification and Treatment of Claims and Equity Interests
(a)	Class 1 — Other Secured Claims
(i)	Classification: Each Class 1 Claim is an Other Secured Claim against the applicable

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Debtor. With respect to each Debtor, this Class will be further divided into subclasses designated by letters of the alphabet (Class 1A, Class 1B and so on), so that each holder of any Other Secured Claim against such Debtor is in a Class by itself, except to the extent that there are Other Secured Claims that are substantially similar to each other and may be included within a single Class.
(ii)	Treatment: The legal, equitable and contractual rights of the Holders of Other Secured Claims will not be altered by the Plan. Except to the extent a Holder of an Other Secured Claim has been paid by the Debtors prior to the Effective Date or the Holder of an Allowed Other Secured Claim and the Debtors agree otherwise, each Holder of an Allowed Other Secured Claim (including any Claim for postpetition interest accrued until the Effective Date at the non-default rate provided in the applicable contract or, if there is no contract, then at the Federal Judgment Rate, to the extent permissible under Bankruptcy Code section 506(a)) shall receive, in full and final satisfaction, settlement, release and discharge of, and in exchange for, such Allowed Other Secured Claim, in the discretion of the Debtors (subject to the consent of the Requisite Consenting Lenders), one of the following alternative treatments:
•	payment of the Allowed Class 1 Claim in full in Cash on the later of the Distribution Date or as soon as practicable after a particular Claim becomes Allowed;

•	delivery to the Holder of the Allowed Class 1 Claim of the collateral securing such Allowed Class 1 Claim;

•	such other treatment as may be agreed to by the applicable Debtor and the Holder; or

•	the Holder shall retain its Lien on such property and such Allowed Class 1 Claim shall be Reinstated pursuant to section 1129 of the Bankruptcy Code.
(iii)	Voting: Class 1 is Unimpaired. Holders of Class 1 Claims are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code and, therefore, Holders of such Other Secured Claims are not entitled to vote to accept or reject the Plan.
(b)	Class 2 – First Lien Debt Claims
(i)	Classification: Class 2 consists of all First Lien Debt Claims.

(ii)	Treatment: On or as soon as reasonably practicable after the Effective Date, in full and final satisfaction, settlement, release and discharge of and in exchange for each First Lien Debt Claim, each Holder of such First Lien Debt Claim shall receive their share, on a Pro Rata basis, of: (i) the New Term Loan; (ii) the New PIK Loan; and (iii) 100% of the New Equity of the Reorganized Parent outstanding as of the Effective Date, subject to dilution on account of the Management Equity Incentive Program. Notwithstanding section 1141(c) or any other provision of the Bankruptcy Code, all prepetition liens on property of the Debtors held by or on behalf of the Class 2 Holders of First Lien Debt Claims with respect to such Claims shall survive the Effective Date and continue in accordance with the contractual terms of the underlying agreements with such Holders until, as to each such Holder, the Claims of such Holder are satisfied in full in accordance with the terms hereof.

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The Holders of Allowed Class 2 First Lien Debt Claims are entitled to receive the distributions provided pursuant to the Plan to Holders of Allowed Class 6 Allowed Equity Interests. Notwithstanding the foregoing, the Holders of Allowed Class 2 First Lien Debt Claims have agreed to or are deemed to have agreed to transfer their right to receive such distribution in favor of the Holders of Allowed Class 6 Allowed Equity Interests, which shall receive the treatment described in accordance with Section IV.B(2)(f) hereof.
(iii)	Voting: Class 2 is Impaired. Holders of Class 2 First Lien Debt Claims are entitled to vote on the Plan.
(c)	Class 3 – General Unsecured Claims
(i)	Classification: Class 3 consists of all General Unsecured Claims.

(ii)	Treatment: Except to the extent that a Holder of a General Unsecured Claim agrees to a less favorable treatment, in full and final satisfaction, settlement, release and discharge of and in exchange for each General Unsecured Claim, on or as soon as practicable after the Effective Date or when such obligation becomes due in the ordinary course of business in accordance with applicable law or the terms of any agreement that governs such General Unsecured Claim, whichever is later, each Holder of such General Unsecured Claim shall be paid in full in Cash, or otherwise receive such treatment as to render such Holder Unimpaired; provided, however, that no Holder of a General Unsecured Claim shall receive any distribution for any Claim which has previously been satisfied pursuant to a Final Order of this Bankruptcy Court.

(iii)	Voting: Class 3 is Unimpaired. Holders of a Class 3 General Unsecured Claim are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code and, therefore, Holders of such General Unsecured Claims are not entitled to vote to accept or reject the Plan.
(d)	Class 4 – Section 510(b) Claims
(i)	Classification: Class 4 consists of all Section 510(b) Claims.

(ii)	Treatment: On the Effective Date, all Section 510(b) Claims shall be deemed canceled and extinguished, and shall be of no further force and effect.

(iii)	Voting: Class 4 is Impaired. Holders of a Class 4 Section 510(b) Claim are conclusively presumed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code and, therefore, Holders of such Section 510(b) Claims are not entitled to vote to accept or reject the Plan.
(e)	Class 5 – Intercompany Interests
(i)	Classification: Class 5 consists of all Intercompany Interests.

(ii)	Treatment: Intercompany Interests shall be retained and the legal, equitable and contractual rights to which Holders of such Allowed Intercompany Interests are entitled shall remain unaltered, except as otherwise provided herein.

(iii)	Voting: Class 5 is Unimpaired. Holders of Class 5 Intercompany Interests are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of

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the Bankruptcy Code and, therefore, Holders of Class 5 Intercompany Interests are not entitled to vote to accept or reject the Plan.
(f)	Class 6 — Equity Interests
(i)	Classification: Class 6 consists of all Equity Interests.

(ii)	Treatment: On the Effective Date, all Equity Interests shall be deemed canceled and extinguished, and shall be of no further force and effect. Each holder of an Equity Interest shall receive their Pro Rata share of the Transferred Cash; provided, however, that if Class 2 votes to reject the Plan, no distribution of the Transferred Cash shall be made to Holders of Equity Interests.

(iii)	Voting: Class 6 is Impaired. Holders of Class 6 Equity Interests are conclusively presumed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code and, therefore, Holders of such Equity Interests are not entitled to vote to accept or reject the Plan.
     3. Special Provision Governing Unimpaired Claims
     Except as otherwise provided herein, nothing under the Plan shall affect the Debtors’ or Reorganized Debtors’ rights and defenses in respect of any Claim or Interest that is Unimpaired under the Plan, including, without limitation, all rights in respect of (a) legal and equitable defenses to, (b) setoff or recoupment against or (c) counter-claims with respect to any such Unimpaired Claims and Interests.
     4. Discharge of Claims
     Pursuant to section 1141(c) of the Bankruptcy Code, all Claims and Interests that are not expressly provided for and preserved herein (or in any contract, instrument, release or other agreement or document created pursuant to the Plan and acceptable to the Requisite Consenting Lenders and the Debtors) shall be extinguished upon Confirmation, and the Debtors and all property dealt with herein shall be free and clear of all such claims and interests, including, without limitation, liens, security interests and any and all other encumbrances.
C. ACCEPTANCE REQUIREMENTS
     Pursuant to section 1126(c) of the Bankruptcy Code and except as otherwise provided in section 1126(e) of the Bankruptcy Code, an impaired class of claims has accepted the applicable plan if the Holders of at least two-thirds in dollar amount and more than one-half in number of Allowed Claims in such Class actually voting have voted to accept the applicable plan.
     1. Acceptance or Rejection of the Plan
(a)	Voting Classes
     Class 2 is Impaired under the Plan and is entitled to vote to accept or reject the Plan.
(b)	Presumed Acceptance of the Plan
     Classes 1, 3 and 5 are Unimpaired under the Plan and are, therefore, conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code.
(c)	Presumed Rejection of the Plan

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     Classes 4 and 6 are Impaired and the claims or interests of Classes 4 and 6 do not entitle the holders of such claims or interests to receive or retain any property under the Plan on account of such claims or interests, and, therefore, Classes 4 and 6 are deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code.
     2. Confirmation of the Plan Pursuant to Sections 1129(a)(10) and 1129(b) of the Bankruptcy Code
     Section 1129(a)(10) of the Bankruptcy Code shall be satisfied for purposes of Confirmation by acceptance of the Plan by an Impaired Class. The Debtors have requested Confirmation of the Plan under section 1129(b) of the Bankruptcy Code with respect to any Impaired Class that does not accept the Plan pursuant to section 1126(c) of the Bankruptcy Code. The Debtors have reserved the right to modify the Plan in accordance with Section IV.K hereof to the extent, if any, that Confirmation pursuant to section 1129(b) of the Bankruptcy Code requires modification.
     3. Controversy Concerning Impairment
     If a controversy arises as to whether any Claims or Interests (or any Class of Claims or Interests) are Impaired under the Plan, the Bankruptcy Court shall, after notice and a hearing, determine such controversy on or prior to the Confirmation Date.
D. MEANS FOR IMPLEMENTATION OF THE PLAN
     1. New Term Loan/New PIK Loan/Permitted Indebtedness
     On the Effective Date, the Reorganized Debtors are authorized to execute and deliver those documents necessary or appropriate to obtain the New Term Loan, the New PIK Loan, and the Permitted Indebtedness without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or vote, consent, authorization or approval of any person.
     2. Sources of Cash for Plan Distributions and Transfers of Funds Among Debtors
     All consideration necessary for the Reorganized Debtors to make payments or distributions pursuant to the Plan will be obtained from the New Term Loan, the New PIK Loan, the Permitted Indebtedness or other Cash from the Debtors, including Cash from business operations. Further, the Debtors and the Reorganized Debtors will be entitled to transfer funds between and among themselves as they determine to be necessary or appropriate to enable the Reorganized Debtors to satisfy their obligations under the Plan. Except as set forth in the Plan, any changes in intercompany account balances resulting from such transfers will be accounted for and settled in accordance with the Debtors’ historical intercompany account settlement practices and will not violate the terms of the Plan.
     3. Issuance of New Equity
     The issuance of the New Equity and options or other equity awards reserved for the Management Equity Incentive Program will be authorized without the need for any further corporate action or without any further action by a Holder of Claims or Interests. On the Effective Date, the New Equity will be issued to the Holders of First Lien Debt Claims.
     All of the shares of New Common Stock issued pursuant to the Plan shall be duly authorized, validly issued, fully paid and non-assessable, as applicable, and all Special Warrants, if any, will be duly authorized and validly issued. Each distribution and issuance referred to in Section IV.F hereof shall be governed by the terms and conditions set forth in the Plan applicable to such distribution or issuance and by the terms and conditions of the instruments evidencing or relating to such distribution or issuance, which terms and conditions shall bind each Entity or Person receiving such distribution or issuance.

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     4. Stockholders Agreement
     Upon the Effective Date, the Stockholders Agreement shall be deemed to become valid, binding and enforceable in accordance with its terms. The Stockholders Agreement shall contain provisions governing the rights and obligations of Holders of New Equity in form and substance acceptable to the Requisite Consenting Lenders.
     5. Special Warrants
     Each Holder of a First Lien Debt Claim will be entitled to receive their Pro Rata share of 100% of the New Equity of Reorganized Parent as New Common Stock; provided that, to the extent that any Holder of First Lien Debt Claims does not deliver a written certification in form and substance satisfactory to the Required Lenders to the effect that such Holder of a First Lien Debt Claim is a U.S. Person and that the direct and indirect voting and economic interests of such Person are 100% held by U.S. Persons for purposes of Section 310(b) of the Communications Act as interpreted and applied by the FCC and otherwise comply with the Communications Act and FCC implementing rules, such Holder of a First Lien Debt Claim may instead be required by the Required Lenders to receive Special Warrants for an equivalent number of shares of New Common Stock (which shall entitle the holder thereof to the same economic rights as if such holder had been issued shares of New Common Stock). Each Holder who fails to deliver such written certification will be referred to as a “Non-U.S. Holder.” The Required Lenders will review all written certifications provided by Non-U.S. Holders, if any, and, based upon such written certifications (or lack of such written certifications, if any written certifications are not provided), direct the issuance of Special Warrants in lieu of New Common Stock to one or more of the Non-U.S. Holders in the Required Lenders’ sole discretion such that, after giving effect to such issuances, at least 75% of the New Common Stock is held, both directly and indirectly, by U.S. Persons for purposes of Section 310(b)(iv) of the Communications Act as interpreted and applied by the FCC.
     6. Listing of New Equity and Transfer Restrictions
     The Reorganized Debtors will not be obligated (other than as provided in the Registration Rights Agreement), and do not intend, to list the New Equity on a national securities exchange. In order to ensure that the Reorganized Debtors will not become subject to the reporting requirements of the Securities Exchange Act, except in connection with a public offering, the Corporate Governance Documents will impose certain trading restrictions to limit the number of record holders thereof. The New Equity shall be subject to certain transfer and other restrictions pursuant to the Corporate Governance Documents.
     7. Cancellation of Securities and Agreements
     On the Effective Date, except as otherwise specifically provided for in the Plan: (a) the obligations of the Debtors under the Prepetition Credit Agreement, the Specified Swap Agreements and any other Certificate, share, note, bond, indenture, purchase right, option, warrant or other instrument or document directly or indirectly evidencing or creating any indebtedness or obligation of or ownership interest in the Debtors giving rise to any Claim or Interest (except such Certificates, notes or other instruments or documents evidencing indebtedness or obligations of the Debtors that are specifically reinstated pursuant to the Plan), shall be cancelled solely as to the Debtors, and the Reorganized Debtors shall not have any continuing obligations thereunder; and (b) the obligations of the Debtors pursuant, relating or pertaining to any agreements, indentures, certificates of designation, bylaws, or certificate or articles of incorporation or similar documents governing the shares, Certificates, notes, bonds, indentures, purchase rights, options, warrants or other instruments or documents evidencing or creating any indebtedness or obligation of the Debtors (except such agreements, Certificates, notes or other instruments evidencing indebtedness or obligations of the Debtors that are specifically reinstated pursuant to the Plan) shall be released and discharged; provided, however, notwithstanding Confirmation or the occurrence of the Effective Date, any agreement that governs the rights of the Holder of a Claim or Equity Interest shall continue in effect solely for purposes of allowing such Holders to receive distributions under the Plan as provided herein.

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     8. Restructuring Transactions
     On the Effective Date or as soon as reasonably practicable thereafter, the Reorganized Debtors will be permitted to take all actions as may be necessary or appropriate to effect any transaction described in, approved by, contemplated by or necessary to effectuate the Plan, subject to the consent of the Requisite Consenting Lenders, including: (a) the execution and delivery of appropriate agreements or other documents of merger, consolidation, restructuring, conversion, disposition, transfer, dissolution or liquidation containing terms that are consistent with the terms of the Plan and that satisfy the applicable requirements of applicable law and any other terms to which the applicable Entities may agree; (b) the execution and delivery of appropriate instruments of transfer, assignment, assumption or delegation of any asset, property, right, liability, debt or obligation on terms consistent with the terms of the Plan and having other terms for which the applicable entities agree; (c) the filing of appropriate certificates or articles of incorporation, reincorporation, merger, consolidation, conversion or dissolution pursuant to applicable state law; and (d) all other actions that the applicable Entities determine to be necessary or appropriate, including making filings or recordings that may be required by applicable law.
     9. New Corporate Structure
     On the Effective Date and without limiting any rights and remedies of the Debtors or Reorganized Debtors under the Plan or applicable law, the Reorganized Debtors may, at the election of the Requisite Consenting Lenders, enter into the following restructuring transaction (the “Holding Company Restructuring”):
          (a) Exchange of New Common Stock
     Immediately following the issuance of New Common Stock by the Reorganized Parent in accordance with the Plan, each Holder of any shares of New Common Stock will, automatically and without any further action on the part of any Person or order of the Bankruptcy Court, be deemed to contribute (the “Stock Contribution”) each such share of New Common Stock issued to such Holder pursuant to the Plan to an entity (“Holdings”) established at the direction of the Requisite Consenting Lenders to hold, directly or indirectly, 100% of the equity securities of Parent on and after the Effective Date, in exchange for the issuance by Holdings to each such Holder of such Holder’s Pro Rata share of an aggregate number of common units of Holdings (the “Common Units”) and preferred units of Holdings (the “Preferred Units”) to be issued by Holdings as of the Effective Date (which will be subject to immediate dilution by the issuance of the Special Warrants as described below and the Management Equity Incentive Program). Each Holder’s Pro Rata share will include the same percentage of Common Units and Preferred Units, such that each Holder receives an identical “unit strip” of an allocation of Common Units and Preferred Units across both classes of units in exchange for the shares of New Common Stock of Parent that are exchanged. The number of Common Units and Preferred Units issuable in exchange for a single share of New Common Stock of Parent is referred to herein as the “Stock Exchange Rate.” If a Holding Company Restructuring is implemented, Holdings will be deemed to be the “Reorganized Parent,” and the Common Units and Preferred Units will be deemed to be the “New Common Stock,” in each case for all purposes under the Plan.
          (b) Exchange of Special Warrants
     Immediately following the Stock Contribution, and in lieu of receiving Special Warrants, each Holder entitled to receive Special Warrants will instead receive Special Warrants of Holdings exercisable for the same “unit strip” of Common Units and Preferred Units as was issued to the Holders in exchange for the New Common Stock of the Reorganized Parent, applied using the same Stock Exchange Rate which applies to the Stock Contribution.
     10. Section 1145 Exemption
     Pursuant to section 1145 of the Bankruptcy Code, the offering, issuance and distribution of any New Equity contemplated by the Plan and all agreements incorporated herein shall be exempt from, among other things, the registration requirements of section 5 of the Securities Act and any other applicable law requiring registration before the offering, issuance, distribution or sale of securities. In addition, under section 1145 of the Bankruptcy Code, any New Equity contemplated by the Plan and any and all agreements incorporated therein will be freely tradable by the recipients thereof, subject to: (a) the provisions of section 1145(b)(1) of the Bankruptcy Code relating to the definition of an underwriter in section 2(a)(11) of the Securities Act; (b) compliance with any rules and regulations

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of the Securities and Exchange Commission, if any, applicable at the time of any future transfer of such securities or instruments; (c) the restrictions on the transferability of such securities and instruments, including those restrictions set forth in Section IV.D(5) hereof and the Corporate Governance Documents; and (d) applicable regulatory approval, including the applicable required FCC Approval.
     11. Corporate Existence
     Except as otherwise provided herein, each Debtor shall continue to exist after the Effective Date as a separate corporate entity, limited liability company, partnership or other form, as the case may be, with all the powers of a corporation, limited liability company, partnership or other form, as the case may be, pursuant to the applicable law in the jurisdiction in which each applicable Debtor is incorporated or formed and pursuant to the respective certificate of incorporation and bylaws (or other formation documents) in effect before the Effective Date, except to the extent such certificate of incorporation and bylaws (or other formation documents) are amended by the Plan or otherwise, and to the extent such documents are amended, such documents are deemed to be amended pursuant to the Plan and require no further action or approval (other than any requisite filings required under applicable state law).
     12. New Certificates of Incorporation and New By-Laws
     On or immediately before the Effective Date, each Reorganized Debtor and Holdings, as applicable, to the extent requested to do so by the Requisite Consenting Lenders, will amend and restate their respective New Certificates of Incorporation and New By-Laws and other constituent documents as permitted by the laws of their respective states of incorporation and, in connection therewith, shall make all such required filings with the applicable Secretaries of State and/or other applicable authorities in their respective states of incorporation in accordance with the corporate laws of the respective states of incorporation.
     13. Vesting of Assets in the Reorganized Debtors
     Except as otherwise provided in the Plan or any agreement, instrument or other document incorporated therein, on the Effective Date, all property in each Estate, all Causes of Action (except those released pursuant to the Releases by the Debtors) and any property acquired by any of the Debtors pursuant to the Plan shall vest in each respective Reorganized Debtor, free and clear of all Liens, Claims, charges or other encumbrances (except for Liens, if any, granted to secure the New Term Loan). On and after the Effective Date, except as otherwise provided in the Plan, and subject to compliance with the applicable provisions of the Communications Act of 1934, as amended, and the rules and published policies of the FCC promulgated pursuant thereto, each Reorganized Debtor will be permitted to operate its business and may use, acquire or dispose of property and compromise or settle any Claims, Interests or Causes of Action without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules; provided, however, the Bankruptcy Court shall retain jurisdiction with respect to the FCC Independent Trust and the FCC Traditional Trust, as applicable, as set forth in the Plan.
     14. FCC Approval Process
     The Debtors and the Consenting Lenders shall use their commercially reasonable efforts to cooperate in diligently pursuing and in taking all steps necessary to obtain the grant with the Bankruptcy Court and the FCC of the FCC Short Form Application, the FCC Long Form Application, the FCC Independent Trust Application, and the FCC Traditional Trust Application, as applicable, and shall provide such additional documents or information requested or needed by the Bankruptcy Court and the FCC in connection with its review of such applications.
     15. FCC Trust
          (a) Generally
     If the Effective Date occurs in connection with an FCC Traditional Trust Approval, the Debtors will establish, for the benefit of Reorganized Regent (and/or such other Reorganized Debtor(s) as designated by the New Board of the Reorganized Parent), the FCC Traditional Trust on the terms set forth in the FCC Traditional Trust

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Agreement and/or the FCC Traditional Trust Order, if applicable. The powers, authority, responsibilities and duties of the FCC Traditional Trust and the FCC Traditional Trustees are set forth in and shall be governed by the FCC Traditional Trust Agreement. The FCC Traditional Trust Agreement shall contain provisions customary to trust agreements utilized in comparable circumstances, including, without limitation, provisions necessary to ensure the continued treatment of the FCC Traditional Trust as a “grantor trust” and a “liquidating trust,” and the beneficiaries of the FCC Traditional Trust as the grantors and owners thereof, for United States federal income tax purposes. The FCC Traditional Trust Agreement will in all instances provide for the FCC Trustees’ cooperation with the New Board in connection with a transfer or sale of the FCC License Assets to a third party in the event that the FCC Long Form Application is denied or is not approved within a reasonable period of time. The FCC Traditional Trust and the FCC Traditional Trustees, including any successors, shall be bound by the Plan and shall not challenge any provision of the Plan.
     If the Effective Date occurs in connection with an FCC Independent Trust Approval, the Debtors will establish, for the benefit of Reorganized Regent (and/or such other Reorganized Debtor(s) as designated by the New Board of the Reorganized Parent), the FCC Independent Trust on the terms set forth in the FCC Independent Trust Agreement and/or the FCC Independent Trust Order, if applicable. The powers, authority, responsibilities and duties of the FCC Independent Trust and the FCC Independent Trustee are set forth in and will be governed by the FCC Independent Trust Agreement. The FCC Independent Trust Agreement will contain provisions customary to trust agreements utilized in comparable circumstances, including, without limitation, provisions necessary to ensure the continued treatment of the FCC Independent Trust as a “grantor trust” and a “liquidating trust,” and the beneficiaries of the FCC Independent Trust as the grantors and owners thereof, for United States federal income tax purposes. The FCC Independent Trust Agreement will in all instances provide for the FCC Trustees’ cooperation with the New Board in connection with a transfer or sale of the FCC License Assets to a third party in the event that the FCC Long Form Application is denied or is not approved within a reasonable period of time. The FCC Independent Trust and the FCC Independent Trustee, including any successors, will be bound by the Plan and will not challenge any provision of the Plan.
          (b) Creation and Funding of any FCC Trust
     If either FCC Trust is implemented, the applicable FCC Trust Agreement shall be executed in a manner consistent with the Plan and will establish the applicable FCC Trust in accordance with the applicable FCC Trust Agreement. Simultaneously therewith, the applicable FCC Trustees will cause the applicable FCC Trust to execute the Time Brokerage Agreement.
          (c) Appointment of any FCC Trustees
     On the Effective Date, and in compliance with the provisions of the Plan and any applicable FCC Trust Agreement, the Debtors or the Bankruptcy Court, as applicable, will appoint the applicable FCC Trustees in accordance with the applicable FCC Trust Agreement and, thereafter, any successor FCC Trustees shall be appointed and serve in accordance with the applicable FCC Trust Agreement. The applicable FCC Trustees or any successor thereto will administer the applicable FCC Trust in accordance with the Plan and the applicable FCC Trust Agreement.
          (d) Contributions to any FCC Trust
     If the Effective Date occurs in connection with an FCC Traditional Trust Approval or an FCC Independent Trust Approval, the Debtors will contribute the FCC License Assets to the applicable FCC Trust for the benefit of Reorganized Regent (and/or such other Reorganized Debtor(s) as designated by the New Board of the Reorganized Parent).
          (e) Treatment of any FCC Trust
     For all federal income tax purposes, the Debtors intend that (i) any FCC Trust be classified as a “liquidating trust” under Section 301.7701-4(d) of the Regulations and qualify as a “grantor trust” under Section 671 of the Tax Code and (ii) any beneficiaries of the applicable FCC Trust will be treated as grantors and deemed owners thereof.

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          (f) Transferability of Beneficial Interests
     Ownership of a beneficial interest shall be uncertificated and shall be in book entry form. The beneficial interests in any FCC Trust will not be registered pursuant to the Securities Act, as amended, or any state securities law. If the beneficial interests constitute “securities,” the parties to the Plan intend that the exemption provisions of section 1145 of the Bankruptcy Code will apply to the beneficial interests. The beneficial interests will be transferable, subject to the terms of the applicable FCC Trust Agreement.
          (g) Distributions; Withholding
     Any appointed FCC Trustees shall make distributions to the beneficiaries of the applicable FCC Trust when and as authorized pursuant to the applicable FCC Trust Agreement in compliance with the Plan. Any appointed FCC Trustees may withhold from amounts otherwise distributable from the applicable FCC Trust to any Entity any and all amounts required to be withheld by the applicable FCC Trust Agreement or any law, regulation, rule, ruling, directive, treaty or other governmental requirement.
          (h) Termination of any FCC Trust
     Any FCC Trust shall terminate as soon as practicable, but in no event later than the first anniversary of the Effective Date; provided that extensions may be sought by motion of a party in interest with the consent of the New Board of the Reorganized Parent.
     16. Directors and Officers of the Debtors and Reorganized Debtors
     Upon the Effective Date, subject to any requirement of Bankruptcy Court approval pursuant to section 1129(a)(5) of the Bankruptcy Code, as of the Effective Date, the New Board, to be identified in the Plan Supplement, shall take office and replace the then-existing boards of directors, boards of managers or similar governing bodies of the Reorganized Debtors. All members of such existing boards shall cease to hold office or have any authority from and after such time to the extent not expressly included in the roster of the New Board. The New Board for each Reorganized Debtor and Holdings, as applicable, will, on the Effective Date, be comprised of such individuals as is directed by the Required Lenders, one of whom will be William Stakelin. The members of the New Board on the Effective Date, to the extent known, will be identified in the Plan Supplement.
     17. Management Equity Incentive Program
     The Management Equity Incentive Program will be established on or after the Effective Date by the New Board of the Reorganized Parent.
     18. Effectuating Documents; Further Transactions
     On and after the Effective Date, the Reorganized Debtors and the officers and members of the boards of directors, boards of managers or similar governing bodies thereof, shall be authorized to and may issue, execute, deliver, file or record such contracts, securities, instruments, releases and other agreements or documents and take such actions as may be necessary or appropriate to effectuate, implement and further evidence the terms and conditions of the Plan and the securities issued pursuant to the Plan in the name of and on behalf of the Reorganized Debtors, without the need for any approvals, authorization or consents except for those expressly required pursuant to the Plan or the Corporate Governance Documents.
     19. Exemption from Certain Taxes and Fees
     Pursuant to section 1146(a) of the Bankruptcy Code, any transfer from a Debtor to a Reorganized Debtor or to any Entity pursuant to, in contemplation of or in connection with the Plan or pursuant to: (a) the issuance, distribution, transfer or exchange of any debt, equity security or other interest in the Debtors or the Reorganized Debtors; (b) the creation, modification, consolidation or recording of any mortgage, deed of trust or other security interest, or the securing of additional indebtedness by such or other means; (c) the making, assignment or recording

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of any lease or sublease; or (d) the making, delivery or recording of any deed or other instrument of transfer under, in furtherance of, or in connection with, the Plan, including any deeds, bills of sale, assignments or other instrument of transfer executed in connection with any transaction arising out of, contemplated by or in any way related to the Plan, shall not be subject to any document recording tax, stamp tax, conveyance fee, intangibles, or similar tax, mortgage tax, real estate transfer tax, mortgage recording tax, Uniform Commercial Code filing or recording fee or other similar tax or governmental assessment, and the Confirmation Order shall direct the appropriate state or local governmental officials or agents to forego the collection of any such tax or governmental assessment and to accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax or governmental assessment.
     20. Employee and Retiree Benefits
     On and after the Effective Date, the Reorganized Debtors may: (a) honor, in the ordinary course of business, any contracts, agreements, policies, programs and plans for, among other things, compensation, health care benefits, disability benefits, deferred compensation benefits, travel benefits, savings, severance benefits, retirement benefits, welfare benefits, workers’ compensation insurance and accidental death and dismemberment insurance for the directors, officers and employees of any of the Debtors who served in such capacity at any time; and (b) honor, in the ordinary course of business, Claims of employees employed as of the Effective Date for accrued vacation time and deferred compensation arising prior to the Petition Date; provided, however, that the Debtors’ or Reorganized Debtors’ performance of any employment agreement will not entitle any person to any benefit or alleged entitlement under any policy, program or plan that has expired or been terminated before the Effective Date, or restore, reinstate or revive any such benefit or alleged entitlement under any such policy, program or plan. In addition, on or after the Effective Date, the Reorganized Debtors will honor the Compensation Plans and the Employment Agreements, subject in all respect to the terms of Section IV.E(3) hereof and to the terms of the Restructuring Support Agreement. Nothing in the Plan shall limit, diminish, or otherwise alter the Reorganized Debtors’ defenses, claims, Causes of Action or other rights with respect to any such contracts, agreements, policies, programs and plans. Notwithstanding the foregoing, pursuant to section 1129(a)(13) of the Bankruptcy Code, on and after the Effective Date, all retiree benefits (as that term is defined in section 1114 of the Bankruptcy Code), if any, shall continue to be paid in accordance with applicable law.
     21. Preservation of Rights of Action
     In accordance with section 1123(b) of the Bankruptcy Code, and except where such Causes of Action have been expressly released (including, for the avoidance of doubt, pursuant to the Releases by the Debtors provided by Section IV.I hereof), the Reorganized Debtors shall retain and may enforce all rights to commence and pursue, as appropriate, any and all Causes of Action, whether arising before or after the Petition Date and the Reorganized Debtors’ rights to commence, prosecute or settle such Causes of Action shall be preserved notwithstanding the occurrence of the Effective Date. The Reorganized Debtors may pursue such Causes of Action, as appropriate, in accordance with the best interests of the Reorganized Debtors, subject to the consent of the Requisite Consenting Lenders. No Entity may rely on the absence of a specific reference in the Plan, the Plan Supplement or this Disclosure Statement to any Cause of Action against them as any indication that the Debtors or Reorganized Debtors, as applicable, will not pursue any and all available Causes of Action against them. Except with respect to Causes of Action as to which the Debtors or Reorganized Debtors have released any Person or Entity on or before the Effective Date (including pursuant to the Releases by the Debtors or otherwise), the Debtors or Reorganized Debtors, as applicable, expressly reserve all rights to prosecute any and all Causes of Action against any Entity, except as otherwise expressly provided in the Plan. Unless any Causes of Action against an Entity are expressly waived, relinquished, exculpated, released, compromised or settled in the Plan or a Bankruptcy Court order, the Reorganized Debtors expressly reserve all Causes of Action, for later adjudication, and, therefore, no preclusion doctrine, including the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, estoppel (judicial, equitable or otherwise) or laches, shall apply to such Causes of Action upon, after or as a consequence of the Confirmation or Consummation.

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E. TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES
     1. Assumption of Executory Contracts and Unexpired Leases
     Except as otherwise provided herein, or in any contract, instrument, release, indenture or other agreement or document entered into in connection with the Plan, as of the Effective Date, each Debtor shall be deemed to have assumed each Executory Contract and Unexpired Lease to which it is a party, unless such contract or lease, subject to the consent of the Requisite Consenting Lenders: (a) was assumed or rejected previously by the Debtors; (b) previously expired or terminated pursuant to its own terms; (c) is the subject of a motion to reject Filed on or before the Confirmation Date; or (d) is set forth in the Schedule of Rejected Executory Contracts and Unexpired Leases.
     The Confirmation Order shall constitute an order of the Bankruptcy Court approving such assumptions pursuant to sections 365 and 1123 of the Bankruptcy Code as of the Effective Date. Notwithstanding the foregoing, the Debtors shall have the right to amend the Schedule of Executory Contracts and Unexpired Leases any time before the Effective Date, subject to the consent of the Requisite Consenting Lenders. In addition, notwithstanding the foregoing, the Reorganized Debtors shall have the right to terminate, amend or modify any intercompany contracts, leases or other agreements without approval of the Bankruptcy Court, subject to the consent of the Requisite Consenting Lenders.
     2. Assumption of Indemnification Provisions
     The Debtors, and upon the Effective Date, the Reorganized Debtors, shall assume all of the Indemnification Provisions in place on and before the Effective Date for Indemnified Parties for Claims related to or in connection with any actions, omissions or transactions occurring before the Effective Date.
     3. Assumption of Compensation Plans
     The Debtors, and upon the Effective Date, the Reorganized Debtors, shall assume pursuant to section 365(a) of the Bankruptcy Code the Compensation Plans and the Employment Agreements. Unless previously effectuated by separate order entered by the Bankruptcy Court, entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of the Debtors’ foregoing assumption of each of the Compensation Plans and the Employment Agreements.
     4. Assumption of the D&O Insurance Policies
     The Debtors, and upon the Effective Date, the Reorganized Debtors, shall assume all of the D&O Insurance Policies pursuant to section 365(a) of the Bankruptcy Code. Unless previously effectuated by separate order entered by the Bankruptcy Court, entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of the Debtors’ foregoing assumption of each of the D&O Insurance Policies.
     5. Payments Related to Assumption of Executory Contracts and Unexpired Leases
     Any monetary defaults under each Executory Contract and Unexpired Lease to be assumed pursuant to the Plan shall be satisfied, pursuant to section 365(b)(1) of the Bankruptcy Code, by payment of the default amount in Cash on the Effective Date or on such other terms as the parties to such Executory Contracts or Unexpired Leases may otherwise agree. In the event of a dispute regarding: (a) the amount of any Cure Claim; (b) the ability of the Reorganized Debtors to provide “adequate assurance of future performance” (within the meaning of section 365 of the Bankruptcy Code), if applicable, under the Executory Contract or the Unexpired Lease to be assumed; or (c) any other matter pertaining to assumption, the Cure Claims shall be paid following the entry of a Final Order resolving the dispute and approving the assumption of such Executory Contracts or Unexpired Leases; provided, however, that the Debtors or the Reorganized Debtors may settle any dispute regarding the amount of any Cure Claim without any further notice to or action, order or approval of the Bankruptcy Court, subject to the consent of the Requisite Consenting Lenders.

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     6. Preexisting Obligations to the Debtors Under Executory Contracts and Unexpired Leases
     Rejection or repudiation of any Executory Contract or Unexpired Lease pursuant to the Plan or otherwise shall not constitute a termination of preexisting obligations owed to the Debtors under such contracts or leases. In particular, notwithstanding any nonbankruptcy law to the contrary, the Reorganized Debtors expressly reserve and do not waive any right to receive, or any continuing obligation of a counterparty to provide, warranties or continued maintenance obligations on goods previously purchased by the contracting Debtors or Reorganized Debtors, as applicable, from counterparties to rejected or repudiated Executory Contracts or Unexpired Leases.
     7. Rejection Damages Claims
     All proofs of Claim with respect to Claims arising from the rejection (if any) of Executory Contracts or Unexpired Leases must be Filed with the clerk of the Bankruptcy Court and served upon counsel for the Reorganized Debtors within thirty (30) days of the occurrence of the Effective Date. Any Claim arising from the rejection of Executory Contracts or Unexpired Leases that becomes an Allowed Claim is classified and shall be treated as a Class 3 General Unsecured Claim, as applicable. Any Claims arising from the rejection of an Executory Contract or Unexpired Lease not filed within the time required by this section will be forever barred from assertion against the Debtors, the Reorganized Debtors, the Estates or property of the Debtors or Reorganized Debtors.
     8. Contracts and Leases Entered Into After the Petition Date
     On and after the Effective Date, the Debtors may continue to perform under contracts and leases entered into after the Petition Date by any Debtor in the ordinary course of business, including any Executory Contracts and Unexpired Leases assumed by such Debtor.
     9. Intercompany Contracts, Contracts and Leases Entered Into After the Petition Date
     Intercompany contracts, contracts and leases entered into after the Petition Date by any Debtor and any intercompany Executory Contracts and Unexpired Leases assumed by any Debtor, may be performed by the applicable Reorganized Debtor in the ordinary course of business.
     10. Modifications, Amendments, Supplements, Restatements or Other Agreements
     Unless otherwise provided in the Plan, each Executory Contract or Unexpired Lease that is assumed shall include all modifications, amendments, supplements, restatements or other agreements that in any manner affect such Executory Contract or Unexpired Lease, and all Executory Contracts and Unexpired Leases related thereto, if any, including all easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, extension rights, purchase rights and any other interests, unless any of the foregoing agreements has been previously rejected or repudiated or is rejected or repudiated under the Plan.
     Modifications, amendments, supplements and restatements to prepetition Executory Contracts and Unexpired Leases that have been executed by the Debtors during the Chapter 11 Cases shall not be deemed to alter the prepetition nature of the Executory Contract or Unexpired Lease, or the validity, priority or amount of any Claims that may arise in connection therewith.
     11. Reservation of Rights
     Neither the exclusion nor inclusion of any contract or lease in the Plan Supplement, nor anything contained in the Plan, shall constitute an admission by the Debtors that any such contract or lease is in fact an Executory Contract or Unexpired Lease or that any Reorganized Debtor has any liability thereunder. If there is a dispute regarding whether a contract or lease is or was executory or unexpired at the time of assumption or rejection, the Debtors or the Reorganized Debtors, as applicable, shall have sixty (60) days following entry of a Final Order resolving such dispute to alter their treatment of such contract or lease.

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     12. Nonoccurrence of Effective Date
     In the event that the Effective Date does not occur, the Bankruptcy Court shall retain jurisdiction with respect to any consensual request to extend the deadline for assuming or rejecting Executory Contracts or Unexpired Leases pursuant to section 365(d)(4) of the Bankruptcy Code.
F. PROVISIONS GOVERNING DISTRIBUTIONS
     1. Timing and Calculation of Amounts to Be Distributed; Record Date for Distributions
          (a) Timing and Calculation of Amounts to Be Distributed
     Unless otherwise provided in this Plan, on the Effective Date or as soon as reasonably practicable thereafter (or if a Claim or Equity Interest is not an Allowed Claim or Allowed Equity Interest on the Effective Date, on the date that such a Claim or Equity Interest becomes an Allowed Claim or Allowed Equity Interest, or as soon as reasonably practicable thereafter), each Holder of an Allowed Claim or Allowed Equity Interest against the Debtors shall receive the full amount of the distributions that this Plan provides for Allowed Claims or Allowed Equity Interests in the applicable Class. In the event that any payment or act under this Plan is required to be made or performed on a date that is not a Business Day, then the making of such payment or the performance of such act may be completed on the next succeeding Business Day, but shall be deemed to have been completed as of the required date. If and to the extent that there are Disputed Claims or Disputed Equity Interests, distributions on account of any such Disputed Claims or Disputed Equity Interests shall be made pursuant to the provisions set forth in this Article VII. Except as otherwise provided herein, Holders of Claims shall not be entitled to interest, dividends or accruals on the distributions provided for herein, regardless of whether such distributions are delivered on or at any time after the Effective Date.
          (b) Record Date for Distributions
     On the Effective Date, the Disbursing Agent shall be authorized to recognize and deal only with those Holders of Claims or Equity Interests listed on the Debtors’ books and records or, in the case of Equity Interests, the Debtors’ or the Debtors’ transfer agent’s books and records, as of the close of business on the Effective Date. Accordingly, the Reorganized Debtors as Disbursing Agent or other applicable Disbursing Agent will have no obligation to recognize the transfer of, or the sale of any participation in, any Allowed Claim or Allowed Equity Interest that occurs after the close of business on the Effective Date, and will be entitled for all purposes herein to recognize and distribute securities, property, notices and other documents only to those Holders of Allowed Claims and Allowed Equity Interests who are Holders of such Claims (or participants therein) or Equity Interests as of the close of business on the Effective Date.
     2. Record Date for Distributions
     On the Effective Date, the Disbursing Agent shall be authorized to recognize and deal only those Holders of Claims or Equity Interests listed on the Debtors’ books and records or, in the case of Equity Interests, the Debtors’ or the Debtors’ transfer agent’s books and records, as of the close of business on the Effective Date. Accordingly, the Reorganized Debtors as Disbursing Agent or other applicable Disbursing Agent will have no obligation to recognize the transfer of, or the sale of any participation in, any Allowed Claim or Allowed Equity Interest that occurs after the close of business on the Effective Date, and will be entitled for all purposes herein to recognize and distribute securities, property, notices and other documents only to those Holders of Allowed Claims and Allowed Equity Interests who are Holders of such Claims (or participants therein) or Equity Interests as of the close of business on the Effective Date.
     3. Disbursing Agent
     Except as otherwise provided herein, all distributions under the Plan shall be made by the Reorganized Debtors as Disbursing Agent or such other Entity designated by the Reorganized Debtors as a Disbursing Agent on the Effective Date. A Disbursing Agent shall not be required to give any bond or surety or other security for the

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performance of its duties unless otherwise ordered by the Bankruptcy Court. In the event that a Disbursing Agent is so ordered, all costs and expenses of procuring any such bond or surety shall be borne by the Reorganized Debtors.
     4. Rights and Powers of Disbursing Agent
          (a) Powers of the Disbursing Agent
     The Disbursing Agent shall be empowered to: (i) effect all actions and execute all agreements, instruments and other documents necessary to perform its duties under the Plan; (ii) make all distributions contemplated thereby; (iii) employ professionals to represent it with respect to its responsibilities; and (iv) exercise such other powers as may be vested in the Disbursing Agent by order of the Bankruptcy Court, pursuant to the Plan or as deemed by the Disbursing Agent to be necessary and proper to implement the provisions thereof.
          (b) Expenses Incurred On or After the Effective Date
     Except as otherwise ordered by the Bankruptcy Court, the amount of any reasonable fees and expenses incurred by the Disbursing Agent on or after the Effective Date (including taxes) and any reasonable compensation and expense reimbursement claims (including reasonable attorney fees and expenses) made by the Disbursing Agent shall be paid in Cash by the Reorganized Debtors.
     5. Distributions on Account of Claims or Equity Interests Allowed After the Effective Date
          (a) Payments and Distributions on Disputed Claims or Equity Interests
     Distributions made after the Effective Date to Holders of Disputed Claims or Disputed Equity Interests that are not Allowed Claims or Allowed Equity Interests as of the Effective Date but which later become Allowed Claims or Allowed Equity Interests shall be deemed to have been made on the Effective Date.
          (b) Special Rules for Distributions to Holders of Disputed Claims and Disputed Equity Interests
     Notwithstanding any provision otherwise in the Plan and except as otherwise agreed to by the relevant parties: (i) no partial payments and no partial distributions shall be made with respect to a Disputed Claim or Disputed Equity Interests until all such disputes in connection with such Disputed Claim or Disputed Equity Interest have been resolved by settlement or Final Order; and (ii) any Entity that holds both an Allowed Claim and a Disputed Claim or an Allowed Equity Interest and a Disputed Equity Interest shall not receive any distribution on the Allowed Claim or Allowed Equity Interest unless and until all objections to the Disputed Claim or Disputed Equity Interest have been resolved by settlement or Final Order and the Disputed Claims or Disputed Equity Interests have been Allowed.
     6. Delivery of Distributions and Undeliverable or Unclaimed Distributions
          (a) Delivery of Distributions in General
     Except as otherwise provided herein, the Reorganized Debtors shall make distributions to Holders of Allowed Claims and Allowed Equity Interests at the address for each such Holder as indicated on the Debtors’ records as of the date of any such distribution.
          (b) Minimum Distributions
     The Reorganized Debtors shall not be required to make partial distributions or payments of fractions of New Equity and such fractions shall be deemed to be zero.

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          (c) Undeliverable Distributions and Unclaimed Property
               (i) Failure to Claim Undeliverable Distributions
     In the event that any distribution to any Holder is returned as undeliverable, no distribution to such Holder shall be made unless and until the Disbursing Agent has determined the then current address of such Holder, at which time such distribution shall be made to such Holder without interest; provided, however, such distributions shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code at the expiration of six (6) months from the Effective Date. After such date, all unclaimed property or interests in property shall revert to the Reorganized Debtors (notwithstanding any applicable federal or state escheat, abandoned or unclaimed property laws to the contrary), and the Claim or Equity Interest of any Holder to such property or Interest in property shall be discharged and forever barred.
               (ii) Failure to Present Checks
     Checks issued by the Disbursing Agent on account of Allowed Claims and Allowed Equity Interests shall be null and void if not negotiated within one hundred and eighty (180) days after the issuance of such check. Requests for reissuance of any check may be made directly to the Disbursing Agent by the Holder of the relevant Allowed Claim or Allowed Equity Interest with respect to which such check originally was issued. Any Holder of an Allowed Claim or Allowed Equity Interest holding an un-negotiated check that does not request reissuance of such un-negotiated check within one hundred and eighty (180) days after the issuance of such check shall have its Claim or Equity Interest for such un-negotiated check discharged and be discharged and forever barred, estopped and enjoined from asserting any such Claim or Equity Interest against the Reorganized Debtors or their property. In such cases, any Cash held for payment on account of such Claims or Equity Interests shall be property of the Reorganized Debtors, free of any Claims or Interests of such Holder with respect thereto. Nothing contained herein shall require the Reorganized Debtors to attempt to locate any Holder of an Allowed Claim or an Allowed Equity Interest.
               (iii) Failure to Execute Corporate Governance Documents
     The failure by a Holder of a First Lien Debt Claim to execute any required Corporate Governance Documents within one hundred and eighty (180) days of the Effective Date shall result in the forfeiture of such Holder’s allocation of New Equity. After such date, all forfeited New Equity shall revert to the Reorganized Debtors and the First Lien Debt Claim of any Holder to such New Equity shall be discharged and forever barred.
     7. Compliance with Tax Requirements/Allocations
     In connection with the Plan, to the extent applicable, the Reorganized Debtors shall comply with all tax withholding and reporting requirements imposed on them by any governmental unit, and all distributions pursuant thereto shall be subject to such withholding and reporting requirements. Notwithstanding any provision in the Plan to the contrary, the Reorganized Debtors and the Disbursing Agent shall be authorized to take all actions necessary or appropriate to comply with such withholding and reporting requirements, including liquidating a portion of the distribution to be made under the Plan to generate sufficient funds to pay applicable withholding taxes, withholding distributions pending receipt of information necessary to facilitate such distributions or establishing any other mechanisms they believe are reasonable and appropriate. The Reorganized Debtors reserve the right to allocate all distributions made under the Plan in compliance with all applicable wage garnishments, alimony, child support and other spousal awards, liens and encumbrances.
     Distributions in respect of Allowed Claims shall be allocated first to the principal amount of such Claims (as determined for federal income tax purposes) and then, to the extent the consideration exceeds the principal amount of the Claims, to any portion of such Claims for accrued but unpaid interest.

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     8. Surrender of Canceled Instruments or Securities
     As a condition precedent to receiving any distribution on account of its Allowed Claim or Allowed Equity Interest, each Holder of a First Lien Debt Claim or Equity Interest shall be deemed to have surrendered the certificates or other documentation underlying each such Claim or Equity Interest, and all such surrendered certificates and other documentations shall be deemed to be canceled pursuant to Section IV.D hereto, except to the extent otherwise provided herein.
     9. Claims Paid or Payable by Third Parties
               (a) Claims Paid by Third Parties
     The Debtors or the Reorganized Debtors, as applicable, shall reduce a Claim, and such Claim shall be disallowed without a Claims objection having to be Filed and without any further notice to or action, order or approval of the Bankruptcy Court, to the extent that the Holder of such Claim receives payment on account of such Claim from a party that is not a Debtor or Reorganized Debtor. To the extent a Holder of a Claim receives a distribution on account of such Claim and receives payment from a party that is not a Debtor or a Reorganized Debtor on account of such Claim, such Holder shall, within two (2) weeks of receipt thereof, repay or return the distribution to the applicable Reorganized Debtor, to the extent the Holder’s total recovery on account of such Claim from the third party and under the Plan exceeds the amount of such Claim as of the date of any such distribution under the Plan.
               (b) Claims Payable by Third Parties
     No distributions under the Plan shall be made on account of an Allowed Claim that is payable pursuant to one of the Debtors’ insurance policies until the Holder of such Allowed Claim has exhausted all remedies with respect to such insurance policy. To the extent that one or more of the Debtors’ insurers agrees to satisfy in full a Claim (if and to the extent adjudicated by a court of competent jurisdiction), then immediately upon such insurers’ agreement, such Claim may be expunged without a Claims objection having to be Filed and without any further notice to or action, order or approval of the Bankruptcy Court.
               (c) Applicability of Insurance Policies
     Except as otherwise provided in the Plan, distributions to Holders of Allowed Claims shall be in accordance with the provisions of any applicable insurance policy. Nothing contained in the Plan shall constitute or be deemed a waiver of any Cause of Action that the Debtors or any Entity may hold against any other Entity, including insurers under any policies of insurance, nor shall anything contained herein constitute or be deemed a waiver by such insurers of any defenses, including coverage defenses, held by such insurers.

G.	PROCEDURES FOR RESOLVING CONTINGENT, UNLIQUIDATED AND DISPUTED CLAIMS AND DISPUTED EQUITY INTERESTS
     1. Allowance of Claims and Equity Interests
     Except as expressly provided in the Plan or any order entered in the Chapter 11 Cases prior to the Effective Date (including the Confirmation Order), no Claim or Equity Interest shall be deemed Allowed unless and until such Claim or Equity Interest is deemed Allowed under the Bankruptcy Code, under the Plan or the Bankruptcy Court enters a Final Order in the Chapter 11 Cases allowing such Claim under section 502 of the Bankruptcy Code. Except as expressly provided in any order entered in the Chapter 11 Cases prior to the Effective Date (including the Confirmation Order), the Reorganized Debtors after Confirmation will have and retain any and all rights and defenses the Debtors had with respect to any Claim or Equity Interest as of the Petition Date.

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     2. Prosecution of Objections to Claims and Equity Interests
     The Debtors or the Reorganized Debtors, as applicable, shall have the exclusive authority to File, settle, compromise, withdraw or litigate to judgment any objections to Claims or Equity Interests as permitted under the Plan. From and after the Effective Date, the Reorganized Debtors may settle or compromise any Disputed Claim or Disputed Equity Interest without approval of the Bankruptcy Court subject to the consent of the Requisite Consenting Lenders. The Debtors also reserve the right to resolve any Disputed Claim or Disputed Equity Interest outside the Bankruptcy Court under applicable governing law subject to the consent of the Requisite Consenting Lenders.
     3. Procedures Regarding Disputed Claims or Equity Interests
          (a) No Filing of Proofs of Claim or Equity Interest
     Except as otherwise provided in the Plan, Holders of Claims or Equity Interests shall not be required to File a proof of claim or proof of interest, and no parties should File a proof of claim or proof of interest. The Debtors do not intend to object to the allowance of Claims Filed or Equity Interests Filed; provided, however, that the Debtors and the Reorganized Debtors, as applicable, reserve the right to object to any Claim or Equity Interest that is entitled, or deemed to be entitled, to a distribution under the Plan or is rendered Unimpaired under the Plan. Instead, the Debtors intend to make distributions, as required by the Plan, in accordance with the books and records of the Debtors. Unless disputed by a Holder of a Claim or Equity Interest, the amount set forth in the books and records of the Debtors will constitute the amount of the Allowed Claim or Allowed Equity Interest of such Holder. If any such Holder of a Claim or Equity Interest disagrees with the Debtors’ books and records with respect to the Allowed amount of such Holder’s Claim or Equity Interest, such Holder must so advise the Debtors in writing, in which event the Claim or Equity Interest will become a Disputed Claim or Disputed Equity Interest. The Debtors intend to attempt to resolve any such disputes consensually or through judicial means outside the Bankruptcy Court subject to the consent of the Requisite Consenting Lenders. Nevertheless, the Debtors may, in their discretion, file with the Bankruptcy Court (or any other court of competent jurisdiction) an objection to the allowance of any Claim or Equity Interest or any other appropriate motion or adversary proceeding with respect thereto. All such objections will be litigated to Final Order; provided, however, that the Debtors may compromise, settle, withdraw or resolve by any other method approved by the Bankruptcy Court any objections to Claims or Equity Interests subject to the consent of the Requisite Consenting Lenders.
          (b) Claims Estimation
     Any Debtor or Reorganized Debtor, as applicable, may, at any time, request that the Bankruptcy Court estimate any contingent or unliquidated Claim pursuant to section 502(c) of the Bankruptcy Code, regardless of whether such Debtor has previously objected to such Claim or whether the Bankruptcy Court has ruled on any objection, and the Bankruptcy Court will retain jurisdiction to estimate any Claim at any time during litigation concerning any objection to any Claim, including during the pendency of any appeal related to any such objection. In the event the Bankruptcy Court estimates any contingent or unliquidated Claim, that estimated amount will constitute either the Allowed amount of such Claim or a maximum limitation on such Claim, as determined by the Bankruptcy Court. If the estimated amount constitutes a maximum limitation on such Claim, the Debtors or the Reorganized Debtors, as applicable, may elect to pursue any supplemental proceedings to object to any ultimate payment on such Claim. All of the aforementioned objection, estimation, and resolution procedures are cumulative and are not necessarily exclusive of one another. Claims may be estimated and thereafter resolved by any permitted mechanism.
     4. No Distributions Pending Allowance
     Notwithstanding any other provision set forth in the Plan, if any portion of a Claim or Equity Interest is a Disputed Claim or Disputed Equity Interest, no payment or distribution provided under the Plan shall be made on account of such Claim or Equity Interest unless and until such Disputed Claim or Disputed Equity Interest becomes an Allowed Claim or Allowed Equity Interest.

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     5. Distributions After Allowance
     To the extent that a Disputed Claim or Disputed Equity Interest ultimately becomes an Allowed Claim or Allowed Equity Interest, distributions (if any) will be made to the Holder of such Allowed Claim or Allowed Equity Interest in accordance with the provisions of the Plan. As soon as reasonably practicable after the date that the order or judgment of the Bankruptcy Court allowing any Disputed Claim or Disputed Equity Interest becomes a Final Order, the Disbursing Agent will provide to the Holder of such Claim or Equity Interest the distribution (if any) to which such Holder is entitled under the Plan as of the Effective Date, without any interest to be paid on account of such Claim or Equity Interest.
H. CONDITIONS PRECEDENT TO CONFIRMATION OF THE PLAN AND THE EFFECTIVE DATE
     1. Conditions Precedent to Confirmation
     It shall be a condition to Confirmation of the Plan that all provisions, terms and conditions of the Plan are approved in the Confirmation Order.
     (a) A Confirmation Order shall have been entered by the Bankruptcy Court, in form and substance acceptable in all respects to the Requisite Consenting Lenders and the Debtors.
     (b) The Confirmation Order shall provide that, among other things, the Debtors or the Reorganized Debtors, as appropriate, are authorized and directed to take all actions necessary or appropriate to consummate the Plan, including, without limitation, entering into, implementing and consummating the other contracts, instruments, releases, leases and other agreements or documents created in connection with or described in the Plan.
     (c) The Restructuring Support Agreement shall not have terminated.
     (d) The Debtors shall not have submitted any amendment, modification or filing seeking to amend or modify the Plan, Disclosure Statement or any documents, motions or orders related to the foregoing in any manner not acceptable to the Requisite Consenting Lenders.
     2. Conditions Precedent to the Effective Date
     It shall be a condition to the Effective Date that the following provisions, terms and conditions are satisfied (or waived in accordance with the provisions described Section IV.H(3) hereof), and the Effective Date shall occur on the date upon which the last of such conditions are so satisfied and/or waived.
     (a) The Plan and Plan Supplement, including any amendments, modifications or supplements thereto shall be acceptable in all respects to the Requisite Consenting Lenders and, solely with respect to any Plan Supplement documents or related documents which affect the treatment of claims of holders of unsecured claims or interests of holders of existing equity interests under the Plan or to which the Debtors are a party, the Debtors.
     (b) The Effective Date shall have occurred on or prior to the earlier of: (i) the later to occur of (A) fifteen (15) calendar days after the entry of the Confirmation Order and (B) the date that is three (3) Business Days after the earliest of the FCC Independent Trust Approval, the FCC Long Form Approval or the FCC Traditional Trust Approval being obtained, provided that such approval shall have remained in effect; and (ii) July 28, 2010.
     (c) The Confirmation Order shall be a Final Order in form and substance acceptable to the Requisite Consenting Lenders and the Debtors. The Confirmation Order shall provide that, among other things, the Debtors or the Reorganized Debtors, as appropriate, are authorized and directed to take all actions necessary or appropriate to consummate the Plan, including, without limitation, entering into,

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implementing and consummating the contracts, instruments, releases, leases, indentures and other agreements or documents created in connection with or described in the Plan.
     (d) The New Term Loan and the New PIK Loan each shall have been executed and delivered or deemed executed and delivered by all of the Entities that are parties thereto and all conditions precedent to the consummation thereof shall have been waived or satisfied in accordance with the terms thereof.
     (e) All actions, documents, certificates and agreements necessary to implement the Plan shall have been effected or executed and delivered to the required parties and, to the extent required, Filed with the applicable governmental units in accordance with applicable laws.
     (f) The Restructuring Support Agreement shall not have terminated.
     (g) FCC Independent Trust Approval, the FCC Long Form Approval or the FCC Traditional Trust Approval shall have been obtained.
     3. Waiver of Conditions
     The conditions to Confirmation of the Plan and to Consummation of the Plan set forth in this Section IV.H may be waived by the Debtors with the consent of the Requisite Consenting Lenders without notice, leave or order of the Bankruptcy Court or any formal action other than proceeding to confirm or consummate the Plan.
     4. Effect of Nonoccurrence of Conditions
     If the Consummation of the Plan does not occur, the Plan shall be null and void in all respects and nothing contained in the Plan or the Disclosure Statement shall: (a) constitute a waiver or release of any claims by or Claims against or Interests in the Debtors; (b) prejudice in any manner the rights of the Debtors, any Holders or any other Entity; or (c) constitute an admission, acknowledgment, offer or undertaking by the Debtors, any Holders or any other Entity in any respect.
I. SETTLEMENT, RELEASE, INJUNCTION AND RELATED PROVISIONS
     1. Compromise and Settlement of Claims, Interests and Controversies
     Pursuant to section 363 of the Bankruptcy Code and Bankruptcy Rule 9019 and in consideration for the distributions and other benefits provided pursuant to the Plan, the provisions of the Plan shall constitute a good faith compromise of all Claims, Interests and controversies relating to the contractual, legal and subordination rights that a Holder of a Claim may have with respect to any Allowed Claim or Interest, or any distribution to be made on account of such Allowed Claim or Interest. The entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of the compromise or settlement of all such Claims, Interests and controversies, as well as a finding by the Bankruptcy Court that such compromise or settlement is in the best interests of the Debtors, their Estates and Holders of Claims and Interests and is fair, equitable and reasonable. In accordance with the provisions of the Plan, pursuant to section 363 of the Bankruptcy Code and Bankruptcy Rule 9019(a), without any further notice to or action, order or approval of the Bankruptcy Court, after the Effective Date, the Reorganized Debtors may compromise and settle Claims against them and Causes of Action against other Entities.
     2. Releases by the Debtors
     To the extent permitted by applicable law and approved by the Bankruptcy Court, pursuant to section 1123(b) of the Bankruptcy Code, and except as otherwise specifically provided in the Plan or the Plan Supplement, for good and valuable consideration, including the service of the Released Parties to facilitate the expeditious reorganization of the Debtors and the implementation of the restructuring contemplated by the Plan, on and after the Effective Date, the Released Parties shall be deemed released and discharged by the Debtors, the Reorganized Debtors, and the Estates from any and all Claims, obligations, rights, suits, damages, Causes of Action, remedies and liabilities whatsoever, including any derivative Claims, asserted on

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behalf of the Debtors, whether known or unknown, foreseen or unforeseen, existing or hereinafter arising, in law, equity or otherwise, that the Debtors, the Reorganized Debtors, the Estates or their Affiliates would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the Holder of any Claim or Interest or other Entity, based on or relating to any act, omission, transaction event or other occurrence taking place on or prior to the Effective Date; provided, however, that the foregoing “Debtor Release” shall not operate to waive or release any Causes of Action of any Debtor: (a) against a Released Party arising from any contractual obligations owed to the Debtors; (b) expressly set forth in and preserved by the Plan, the Plan Supplement or related documents; or (c) arising from claims for fraud, gross negligence, willful misconduct or criminal conduct. In addition, in accordance with the Plan, the Debtors and Reorganized Debtors will release and discharge all Preference Actions.
     3. Releases by Holders of Claims and Interests
     To the extent permitted by applicable law and approved by the Bankruptcy Court, as of the Effective Date, each Holder of a Claim or an Interest shall be deemed to have conclusively, absolutely, unconditionally, irrevocably and forever, released and discharged the Debtors, the Reorganized Debtors and the Released Parties from any and all Claims, Interests, obligations, rights, suits, damages, causes of action, remedies and liabilities whatsoever, including any derivative Claims, asserted on behalf of a Debtor, whether known or unknown, foreseen or unforeseen, existing or hereafter arising, in law, equity or otherwise, that such Entity would have been legally entitled to assert (whether individually or collectively), based on or relating to any act, omission, transaction, event or other occurrence taking place on or prior to the Effective Date; provided, however, that the foregoing release shall not operate to waive or release any Causes of Action of any releasing party: (1) against a released party arising from any contractual obligations owed to the releasing party; (2) expressly set forth in and preserved by the Plan, the Plan Supplement or related documents; or (3) arising from claims for fraud, gross negligence, willful misconduct or criminal conduct. Notwithstanding anything to the contrary in the foregoing, the release set forth above does not release any post-Effective Date obligations of any party under the Plan or any document, instrument or agreement (including those set forth in the Plan Supplement) executed to implement the Plan.
     4. Exculpation
     Except as otherwise specifically provided in the Plan or Plan Supplement, no Exculpated Party shall have or incur, and each Exculpated Party will be thereby released and exculpated from any Exculpated Claim, obligation, Cause of Action or liability for any Exculpated Claim, except for fraud, gross negligence, willful misconduct or criminal misconduct, but in all respects such Entities will be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities pursuant to the Plan.
     5. Discharge of Claims and Termination of Interests
     Pursuant to section 1141(d) of the Bankruptcy Code, and except as otherwise specifically provided in the Plan, the distributions, rights and treatment that are provided in the Plan shall be in full and final satisfaction, settlement, release and discharge, effective as of the Effective Date, of all Claims, Interests and Causes of Action of any nature whatsoever, including any interest accrued on Claims or Interests from and after the Petition Date, whether known or unknown, against, liabilities of, Liens on, obligations of, rights against and Interests in, the Debtors or any of their assets or properties, regardless of whether any property shall have been distributed or retained pursuant to the Plan on account of such Claims and Interests, including demands, liabilities and Causes of Action that arose before the Effective Date any contingent or non-contingent liability on account of representations or warranties issued on or before the Effective Date, and all debts of the kind specified in sections 502(g), 502(h), or 502(i) of the Bankruptcy Code, in each case whether or not: (a) a proof of Claim or Interest based upon such Claim, debt, right or Interest is Filed or deemed Filed pursuant to section 501 of the Bankruptcy Code; (b) a Claim or Interest based upon such Claim, debt, right or Interest is Allowed pursuant to section 502 of the Bankruptcy Code; or (c) the Holder of such a Claim or Interest has accepted the Plan. Except as otherwise provided herein, any default by the Debtors or their Affiliates with respect to any Claim or Interest that existed immediately before or on account of the filing of the Chapter 11 Cases shall be deemed cured on the Effective Date. The Confirmation Order shall be a judicial determination of the discharge of all Claims and Interests subject to the Effective Date occurring, except as otherwise expressly provided in the Plan.

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     6. Injunction
     Except as otherwise expressly provided in the Plan, the Plan Supplement or related documents, or for obligations issued pursuant to the Plan, from and after the Effective Date, all Releasing Parties shall be permanently enjoined from taking any of the following actions against the Debtors or the Reorganized Debtors: (a) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such Claims or Interests; (b) enforcing, attaching, collecting or recovering by any manner or means any judgment, award, decree or order against such Entities on account of or in connection with or with respect to any such Claims or Interests; (c) creating, perfecting or enforcing any encumbrance of any kind against such Entities or the property or estates of such Entities on account of or in connection with or with respect to any such Claims or Interests; (d) asserting any right of setoff, subrogation or recoupment of any kind against any obligation due from such Entities or against the property or Estates of such Entities on account of or in connection with or with respect to any such Claims or Interests unless such Holder has Filed a motion requesting the right to perform such setoff on or before the Confirmation Date, and notwithstanding an indication in a proof of Claim or Interest or otherwise that such Holder asserts, has, or intends to preserve any right of setoff pursuant to section 553 of the Bankruptcy Code or otherwise; and (e) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such Claims or Interests released or settled pursuant to the Plan. Nothing in the Plan or Confirmation Order shall preclude any Entity from pursuing an action against one or more of the Debtors in a nominal capacity to recover insurance proceeds so long as the Debtors or Reorganized Debtors, as applicable, and any such Entity agree in writing that such Entity will: (i) waive all Claims against the Debtors or Reorganized Debtors, the Reorganized Debtors and the Estates related to such action and (ii) enforce any judgment on account of such Claim solely against applicable insurance proceeds, if any.
     7. Setoffs
     Except as otherwise expressly provided for in the Plan, each Reorganized Debtor pursuant to the Bankruptcy Code (including section 553 of the Bankruptcy Code), applicable non-bankruptcy law or as may be agreed to by the Holder of a Claim or Interest, may set off against any Allowed Claim or Interest and the distributions to be made pursuant to the Plan on account of such Allowed Claim or Interest (before any distribution is made on account of such Allowed Claim or Interest), any Claims, rights and Causes of Action of any nature that such Debtor or Reorganized Debtor, as applicable, may hold against the Holder of such Allowed Claim or Interest, to the extent such Claims, rights or Causes of Action against such Holder have not been otherwise compromised or settled on or prior to the Effective Date (whether pursuant to the Plan or otherwise); provided, however, that neither the failure to effect such a setoff nor the allowance of any Claim or Interest pursuant to the Plan shall constitute a waiver or release by such Reorganized Debtor of any such Claims, rights and Causes of Action that such Reorganized Debtor may possess against such Holder. In no event shall any Holder of Claims or Interests be entitled to setoff any Claim or Interest against any Claim, right or Cause of Action of the Debtor or Reorganized Debtor, as applicable, unless such Holder has Filed a motion with the Bankruptcy Court requesting the authority to perform such setoff on or before the Confirmation Date, and notwithstanding any indication in any proof of Claim or Interest or otherwise that such Holder asserts, has, or intends to preserve any right of setoff pursuant to section 553 or otherwise.
     8. Release of Liens
     Except as otherwise provided in the Plan or in any contract, instrument, release or other agreement or document created pursuant to the Plan, on the Effective Date and concurrently with the applicable distributions made pursuant to the Plan and, in the case of an Other Secured Claim, satisfaction in full of the portion of the Other Secured Claim that is Allowed as of the Effective Date, all mortgages, deeds of trust, Liens, pledges or other security interests against any property of the Estates shall be fully released and discharged, and all of the right, title and interest of any Holder of such mortgages, deeds of trust, Liens, pledges or other security interests shall revert to the Reorganized Debtor and its successors and assigns.

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     9. Recoupment
     In no event will any Holder of Claims or Interests be entitled to recoup any Claim or Interest against any Claim, right or Cause of Action of the Debtors or the Reorganized Debtors, as applicable, unless such Holder actually has performed such recoupment and provided notice thereof in writing to the Debtors on or before the Confirmation Date, notwithstanding any indication in any proof of Claim or Interest or otherwise that such Holder asserts, has, or intends to preserve any right of recoupment.
J. BINDING NATURE OF PLAN
     THE PLAN SHALL BIND ALL HOLDERS OF CLAIMS AGAINST AND INTERESTS AND INTERCOMPANY INTERESTS IN THE DEBTORS TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, NOTWITHSTANDING WHETHER OR NOT SUCH HOLDER (I) WILL RECEIVE OR RETAIN ANY PROPERTY OR INTEREST IN PROPERTY UNDER THE PLAN, (II) HAS FILED A PROOF OF CLAIM OR INTEREST IN THE CHAPTER 11 CASES OR (III) FAILED TO VOTE TO ACCEPT OR REJECT THE PLAN OR VOTED TO REJECT THE PLAN.
K. MODIFICATION, REVOCATION OR WITHDRAWAL OF THE PLAN
     1. Modification and Amendments
     Effective as of the date hereof and subject to the limitations and rights contained in the Plan: (a) the Debtors reserve the right, in accordance with the Bankruptcy Code and the Bankruptcy Rules, to amend or modify the Plan prior to the entry of the Confirmation Order; and (b) after the entry of the Confirmation Order, the Debtors or the Reorganized Debtors, as applicable, may, upon order of the Bankruptcy Court, amend or modify the Plan, in accordance with section 1127(b) of the Bankruptcy Code or remedy any defect or omission or reconcile any inconsistency in the Plan in such manner as may be necessary to carry out the purpose and intent of the Plan; but, in each case, only with the prior written consent of the Requisite Consenting Lenders.
     2. Effect of Confirmation on Modifications
     Entry of a Confirmation Order will mean that all modifications or amendments to the Plan since the solicitation thereof are approved pursuant to section 1127(a) of the Bankruptcy Code and do not require additional disclosure or resolicitation under Bankruptcy Rule 3019.
     3. Revocation or Withdrawal of the Plan
     The Debtors reserve the right to revoke or withdraw the Plan prior to the Effective Date and to File subsequent chapter 11 plans, in each case solely to the extent permitted by the Restructuring Support Agreement. If the Debtors (after consultation with the Requisite Consenting Lenders) revoke or withdraw the Plan subject to the terms hereof, or if Confirmation or Consummation does not occur, then: (a) the Plan shall be null and void in all respects; (b) any settlement or compromise embodied in the Plan, assumption or rejection of Executory Contracts or Unexpired Leases effected by the Plan and any document or agreement executed pursuant thereto shall be deemed null and void except as may be set forth in a separate order entered by the Bankruptcy Court; and (c) nothing contained in the Plan shall: (i) constitute a waiver or release of any Claims by or against, or any Interests in, such Debtor or any other Entity; (ii) prejudice in any manner the rights of the Debtors or any other Entity; or (iii) constitute an admission, acknowledgement, offer or undertaking of any sort by the Debtors or any other Entity.

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V.
CONFIRMATION AND CONSUMMATION PROCEDURES
A. SOLICITATION OF VOTES
     The process by which the Debtors will solicit votes to accept or reject the Plan is summarized in Section I herein titled, “Executive Summary” and set forth in detail in the Disclosure Statement Order.
PLEASE REFER TO THE DISCLOSURE STATEMENT ORDER FOR MORE INFORMATION REGARDING VOTING REQUIREMENTS TO ENSURE THAT VOTES ARE PROPERLY AND TIMELY SUBMITTED SUCH THAT THEY ARE COUNTED AS VOTES TO ACCEPT OR REJECT THE PLAN.
B. CONFIRMATION PROCEDURES
     1. Confirmation Hearing
     The Confirmation Hearing will commence at 10:00 a.m. prevailing Eastern Time on April 9, 2010 before the Honorable Kevin Gross, United States Bankruptcy Judge, in the United States Bankruptcy Court for the District of Delaware, located at 824 Market Street, 6th Floor, Courtroom 3, Wilmington, Delaware 19801-3024. The Confirmation Hearing may be continued from time to time by the Bankruptcy Court or the Debtors without further notice other than by such adjournment being announced in open court or by a notice of adjournment filed with the Bankruptcy Court and served on such parties as the Bankruptcy Court may order. Moreover, the Plan may be modified or amended, if necessary, pursuant to section 1127 of the Bankruptcy Code, prior to, during or as a result of the Confirmation Hearing, without further notice to parties-in-interest.
     The Confirmation Objection Deadline is 4:00 p.m. prevailing Eastern Time on April 2, 2010.
     All Confirmation Objections must be filed with the Bankruptcy Court and served on the Debtors and certain other parties in accordance with the Disclosure Statement Order on or before the Confirmation Objection Deadline.
CONFIRMATION OBJECTIONS NOT TIMELY FILED AND SERVED IN THE MANNER SET FORTH
HEREIN MAY NOT BE CONSIDERED BY THE BANKRUPTCY COURT AND MAY BE OVERRULED
WITHOUT FURTHER NOTICE.
     2. Filing Objections to the Plan
     Any objection to confirmation of the Plan must: (a) be in writing; (b) conform to the Bankruptcy Rules and the Local Rules; (c) state the name of the objecting party and the amount and nature of the Claim or the amount of Equity Interests held by such Entity; (d) state with particularity the basis and nature of any objection to the Plan and, if practicable, a proposed modification to the Plan that would resolve such objection; and (e) be filed, contemporaneously with a proof of service, with the Bankruptcy Court and served so that it is actually received no later than the Confirmation Objection Deadline by the Notice Parties, as defined in Section I.F herein.
C. STATUTORY REQUIREMENTS FOR CONFIRMATION OF THE PLAN
     At the Confirmation Hearing, the Bankruptcy Court will determine whether the Plan satisfies the requirements of section 1129 of the Bankruptcy Code. The Debtors believe that: (i) the Plan satisfies or will satisfy all of the statutory requirements of Chapter 11 of the Bankruptcy Code; (ii) the Debtors have complied or will have complied with all of the requirements of Chapter 11 of the Bankruptcy Code; and (iii) the Plan has been proposed in good faith. Specifically, the Debtors believe that the Plan satisfies or will satisfy the applicable confirmation requirements of section 1129 of the Bankruptcy Code set forth below.

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•	The Plan complies with the applicable provisions of the Bankruptcy Code;

•	The Debtors have complied with the applicable provisions of the Bankruptcy Code;

•	The Plan has been proposed in good faith and not by any means forbidden by law;

•	Any payment made or promised under the Plan for services or for costs and expenses in, or in connection with, the Chapter 11 Cases, or in connection with the Plan and incident to the case, has been or will be disclosed to the Bankruptcy Court, and any such payment: (a) made before the confirmation of the Plan is reasonable; or (b) is subject to the approval of the Bankruptcy Court as reasonable if it is to be fixed after confirmation of the Plan;

•	The Debtors have disclosed the identity and affiliations of any individual proposed to serve, after confirmation of the Plan, as a director or officer of the Debtors, an affiliate of the Debtors participating in the plan with the Debtors, or a successor to the Debtors under the Plan. The appointment to, or continuance in, such office by such individual, will be consistent with the interests of creditors and equity security holders and with public policy and the Debtors will have disclosed the identity of any insider that the Reorganized Debtors will employ or retain, and the nature of any compensation for such insider;

•	Either each Holder of an Impaired Claim or Equity Interest in the Debtors will (a) have accepted the Plan or will receive or retain under the Plan on account of such Claim or Equity Interest property of a value, as of the Effective Date of the Plan, that is not less than the amount that such Holder would receive or retain if the Debtors were liquidated on that date under Chapter 7 of the Bankruptcy Code, or (b) if section 1111(b)(2) applies to such Claim, receive or retain under the Plan on account of such Claim property of a value, as of the Effective Date of the Plan, that is not less than the value of such Holder’s interest in the estate’s interest in the property that secures such claims;

•	Each Class of Claims that is entitled to vote on the Plan will either have accepted the Plan or will not be Impaired under the Plan, or the Plan can be confirmed without the approval of such voting Class pursuant to section 1129(b) of the Bankruptcy Code;

•	Except to the extent that the Holder of a particular Claim will agree to a different treatment of its Claim, the Plan provides that Administrative Claims and Other Priority Claims will be paid in full in Cash on the Effective Date, or as soon thereafter as is reasonably practicable, and that Priority Tax Claims will be paid in accordance with section 1129(a)(9)(C) of the Bankruptcy Code;

•	At least one Class of Impaired Claims or Equity Interests will accept the Plan, determined without including any acceptance of the Plan by any insider holding a Claim or Equity Interest in that Class;

•	Confirmation of the Plan will not likely be followed by the liquidation or the need for further financial reorganization of the Debtors or any successor thereto under the Plan;

•	The Debtors have paid or will pay all fees payable under section 1930 of title 28, and the Plan provides for the payment of all such fees on the Effective Date; and

•	The Plan provides for the continuation after the Effective Date of payment of all retiree benefits.
     1. Best Interests of Creditors Test/Liquidation Analysis
     Often called the “best interests” test, section 1129(a)(7) of the Bankruptcy Code requires that the Bankruptcy Court find, as a condition to confirmation of a Chapter 11 plan, that each holder of a claim or equity interest in each impaired class: (a) has accepted the plan; or (b) among other things, will receive or retain under the plan property of a value, as of the effective date of the plan, that is not less than the amount that such Person would receive if each of the debtors were liquidated under Chapter 7 of the Bankruptcy Code. To make these findings, the

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Bankruptcy Court must: (i) estimate the Cash proceeds (the “Liquidation Proceeds”) that a Chapter 7 trustee would generate if each Debtor’s Chapter 11 Case were converted to a Chapter 7 case on the Effective Date and the assets of such Debtor’s Estate were liquidated; (ii) determine the distribution (the “Liquidation Distribution”) that each non-accepting Holder of a Claim or Equity Interest would receive from the Liquidation Proceeds under the priority scheme dictated in Chapter 7; and (iii) compare each Holder’s Liquidation Distribution to the distribution under the Plan (“Plan Distribution”) that such Holder would receive if the Plan were confirmed and consummated.
     To assist the Bankruptcy Court in making the findings required under section 1129(a)(7) of the Bankruptcy Code, the Debtors’ management, together with Oppenheimer, the Debtors’ investment banker and financial advisor, prepared a Chapter 7 Liquidation Analysis (the “Liquidation Analysis”), a copy of which is attached hereto as Exhibit F.
     The Liquidation Analysis presents “High” and “Low” estimates of Liquidation Proceeds, thus representing a range of management’s assumptions relating to the costs incurred during a liquidation and the proceeds realized as a result thereof. The “High” and “Low” estimates of Liquidation Proceeds for the Chapter 11 Cases are approximately $102.0 million and approximately $95.5 million, respectively. For additional detail with respect to such estimates, refer to the Liquidation Analysis. It is assumed that the liquidation would occur over a period of six months. The projected date of conversion to a hypothetical Chapter 7 liquidation (the “Assumed Effective Date”) is April 1, 2010. In each case, it is assumed that the Chapter 7 trustee would enter into an agreement with the Debtors’ Prepetition Lenders, as applicable, to wind down operations and liquidate the remainder of the Debtors’ assets. Based on the Liquidation Analysis, each Holder of a Claim or Equity Interest will receive treatment under the Plan at least as favorable as in a Chapter 7 liquidation.
     THE STATEMENTS IN THE LIQUIDATION ANALYSIS, INCLUDING ESTIMATES OF ALLOWED CLAIMS, WERE PREPARED SOLELY TO ASSIST THE BANKRUPTCY COURT IN MAKING THE FINDINGS REQUIRED UNDER SECTION 1129(a)(7) AND THEY MAY NOT BE USED OR RELIED UPON FOR ANY OTHER PURPOSE.
     THE DEBTORS BELIEVE THAT ANY ANALYSIS OF A HYPOTHETICAL LIQUIDATION IS NECESSARILY SPECULATIVE. THERE ARE A NUMBER OF ESTIMATES AND ASSUMPTIONS UNDERLYING THE LIQUIDATION ANALYSIS THAT ARE INHERENTLY SUBJECT TO SIGNIFICANT ECONOMIC, COMPETITIVE AND OPERATIONAL UNCERTAINTIES AND CONTINGENCIES BEYOND THE CONTROL OF THE DEBTORS OR A CHAPTER 7 TRUSTEE. NEITHER THE LIQUIDATION ANALYSIS, NOR THE FINANCIAL INFORMATION ON WHICH IT IS BASED, HAS BEEN EXAMINED OR REVIEWED BY INDEPENDENT ACCOUNTANTS IN ACCORDANCE WITH STANDARDS PROMULGATED BY THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS. THERE CAN BE NO ASSURANCE THAT ACTUAL RESULTS WOULD NOT VARY MATERIALLY FROM THE HYPOTHETICAL RESULTS PRESENTED IN THE LIQUIDATION ANALYSIS.
     2. Feasibility
     Section 1129(a)(11) of the Bankruptcy Code requires that the Bankruptcy Court find that confirmation is not likely to be followed by the liquidation of the Reorganized Debtors or the need for further financial reorganization, unless the plan contemplates such liquidation. For purposes of demonstrating that the Plan meets this “feasibility” standard, the Debtors have analyzed the ability of the Reorganized Debtors to meet their obligations under the Plan and to retain sufficient liquidity and capital resources to conduct their business.
     The Debtors believe that the Plan meets the feasibility requirement set forth in section 1129(a)(11) of the Bankruptcy Code. In connection with the development of the Plan and for the purposes of determining whether the Plan satisfies this feasibility standard, the Debtors analyzed their ability to satisfy their financial obligations while maintaining sufficient liquidity and capital resources. The Debtors’ management, with the assistance of their financial advisors, developed a business plan and prepared financial projections for fiscal years 2010 through 2014 (the “Financial Projections”). The Financial Projections, together with the assumptions on which they are based, are attached hereto as Exhibit G.

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     In general, as illustrated by the Financial Projections, the Debtors believe that, the Reorganized Debtors should have sufficient cash flow and availability to make all payments required pursuant to the Plan while conducting ongoing businesses operations. The Debtors believe that confirmation and consummation is, therefore, not likely to be followed by the liquidation or further reorganization of the Reorganized Debtors. Accordingly, the Debtors believe that the Plan satisfies the feasibility requirement of section 1129(a)(11) of the Bankruptcy Code.
     THE FINANCIAL PROJECTIONS, INCLUDING THE UNDERLYING ASSUMPTIONS, SHOULD BE CAREFULLY REVIEWED IN EVALUATING THE PLAN. WHILE MANAGEMENT BELIEVES THE ASSUMPTIONS UNDERLYING THE FINANCIAL PROJECTIONS, WHEN CONSIDERED ON AN OVERALL BASIS, ARE REASONABLE IN LIGHT OF CURRENT CIRCUMSTANCES AND EXPECTATIONS, NO ASSURANCE CAN BE GIVEN THAT THE FINANCIAL PROJECTIONS WILL BE REALIZED. THE DEBTORS MAKE NO REPRESENTATION OR WARRANTY AS TO THE ACCURACY OF THE FINANCIAL PROJECTIONS.
     The Financial Projections have not been examined or compiled by independent accountants. The Debtors make no representation as to the accuracy of the Financial Projections or their ability to achieve the projected results. Many of the assumptions on which the projections are based are inherently subject to significant economic and competitive uncertainties and contingencies beyond the control of the Debtors and their management. Inevitably, some assumptions will not materialize and unanticipated events and circumstances may affect the actual financial results. Therefore, the actual results achieved throughout the five-year period of the Financial Projections may vary from the projected results and the variations may be material. All Holders of Claims and Equity Interests that are entitled to vote to accept or reject the Plan are urged to examine carefully all of the assumptions on which the financial projections are based in connection with their evaluation of the Plan.
     3. Acceptance by Impaired Classes
     The Bankruptcy Code requires, as a condition to confirmation, that, except as described in the following section, each Class of Claims or Equity Interests that is impaired under a Plan, accept the Plan. A Class that is not “impaired” under a Plan is deemed to have accepted the Plan and, therefore, solicitation of acceptances with respect to such Class is not required. A Class is “impaired” unless the Plan: (a) leaves unaltered the legal, equitable and contractual rights to which the claim or the interest entitles the holder of such claim or interest or (b) notwithstanding any contractual provision or applicable law that entitles the holder of such claim or interest to demand or receive accelerated payment of such claim or interest after the occurrence of a default, (i) cures any default that occurred before or after the commencement of the Chapter 11 Case; (ii) reinstates the maturity of such claim or interest as such maturity existed before such default; (iii) compensates the holder of such claim or interest for any damages incurred as a result of any reasonable reliance by such holder on such contractual provision or such applicable law; and (iv) does not otherwise alter the legal, equitable, or contractual rights to which such claim or interest entitles the holder of such claim or interest.
     Section 1126(c) of the Bankruptcy Code defines acceptance of a Plan by a Class of impaired claims as acceptance by holders of at least two-thirds in dollar amount and more than one-half in number of claims in that Class, but for that purpose counts only those who actually vote to accept or to reject the Plan and are not insiders. Thus, a Class of claims will have voted to accept the Plan only if two-thirds in amount and a majority in number actually voting cast their ballots in favor of acceptance. Section 1126(d) of the Bankruptcy Code, except as otherwise provided in section 1126(e) of the Bankruptcy Code, defines acceptance of a plan by a Class of impaired Equity Interests as acceptance by holders of at least two-thirds in amount of equity interests in that Class actually voting to accept or to reject the Plan.
     Claims in Classes 1, 3 and 5 are not Impaired under the Plan, and, as a result, the Holders of such Claims are deemed to have accepted the Plan. Claims in Class 4 and Equity Interests in Class 6 are Impaired under the Plan and are not entitled to any distribution under the Plan and, as a result, the Holders of such Claims and Equity Interests are deemed to have rejected the Plan.
     Claims in Class 2 are Impaired under the Plan, and as a result, the Holders of Claims in such Class are entitled to vote on the Plan. Pursuant to section 1129 of the Bankruptcy Code, the Holders of Claims in the Voting Class must accept the Plan for the Plan to be confirmed without application of the “fair and equitable test” to such

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Class, and without considering whether the Plan “discriminates unfairly” with respect to such Class, as both standards are described herein. As stated above, a Class of Claims will have accepted the Plan if the Plan is accepted by at least two-thirds in amount and a majority in number of the Claims of such Class (other than any Claims of creditors designated under section 1126(e) of the Bankruptcy Code) that have voted to accept or reject the Plan.
     4. Confirmation Without Acceptance by All Impaired Classes
     Section 1129(b) of the Bankruptcy Code allows a Bankruptcy Court to confirm a Plan even if less than all Impaired Classes entitled to vote on the Plan have accepted it, provided that the Plan has been accepted by at least one Impaired Class of Claims. Pursuant to section 1129(b) of the Bankruptcy Code, notwithstanding an Impaired Class’s rejection or deemed rejection of the Plan, the Plan will be confirmed, at the Debtors’ request, in a procedure commonly known as “cram down,” so long as the Plan does not “discriminate unfairly” and is “fair and equitable” with respect to each Class of Claims or Equity Interests that is impaired under, and has not accepted, the Plan.
     As set forth in Section I.D, Classes 4 and 6 are Impaired and not entitled to a distribution on account of their claims or interests under the Plan and are, therefore, deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code.
     5. No Unfair Discrimination
     This test applies to Classes of Claims or Equity Interests that are of equal priority and are receiving different treatment under the Plan. The test does not require that the treatment be the same or equivalent, but that such treatment be “fair.” In general, Bankruptcy Courts consider whether a Plan discriminates unfairly in its treatment of Classes of Claims of equal rank (e.g., Classes of the same legal character). Bankruptcy Courts will take into account a number of factors in determining whether a Plan discriminates unfairly, and, accordingly, a Plan could treat two Classes of unsecured creditors differently without unfairly discriminating against either Class.
     6. Fair and Equitable Test
     This test applies to Classes of different priority and status (e.g., secured versus unsecured) and includes the general requirement that no Class of Claims receive more than 100% of the amount of the allowed Claims in such Class. As to the dissenting Class, the test sets different standards depending on the type of Claims or Equity Interests in such Class:
•	Secured Claims. The condition that a Plan be “fair and equitable” to a non-accepting Class of secured Claims includes the requirements that: (a) the holders of such secured Claims retain the liens securing such Claims to the extent of the allowed amount of the Claims, whether the property subject to the liens is retained by the Debtors or transferred to another entity under the Plan; and (b) each holder of a secured Claim in the Class receives deferred Cash payments totaling at least the allowed amount of such Claim with a present value, as of the Effective Date of the Plan, at least equivalent to the value of the secured claimant’s interest in the Debtors’ property subject to the liens.

•	Unsecured Claims. The condition that a Plan be “fair and equitable” to a non-accepting Class of unsecured Claims includes the following requirement that either: (a) the Plan provides that each holder of a Claim of such Class receive or retain on account of such Claim property of a value, as of the Effective Date of the Plan, equal to the allowed amount of such Claim; or (b) the holder of any Claim or any Equity Interest that is junior to the Claims of such Class will not receive or retain under the Plan on account of such junior Claim or junior Equity Interest any property.

•	Equity Interests. The condition that a Plan be “fair and equitable” to a non-accepting Class of Equity Interests includes the requirements that either:
•	the Plan provides that each holder of an Equity Interest in that Class receives or retains under the Plan on account of that Equity Interest property of a value, as of the Effective Date of the Plan,

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equal to the greater of: (a) the allowed amount of any fixed liquidation preference to which such holder is entitled; (b) any fixed redemption price to which such holder is entitled; or (c) the value of such interest; or
•	if the Class does not receive the amount required in the paragraph directly above, no Class of Equity Interests junior to the non-accepting Class may receive a distribution under the Plan.
     The Debtors do not believe that the Plan discriminates unfairly against any Impaired Class of Claims or Equity Interests. The Debtors believe that the Plan and the treatment of all Classes of Claims and Equity Interests under the Plan satisfy the foregoing requirements for non-consensual confirmation of the Plan.
D. CONSUMMATION OF THE PLAN
     The Plan will be consummated on the Effective Date. For a more detailed discussion of the conditions precedent to the consummation of the Plan and the impact of failure to meet such conditions, see Section IV.H of this Disclosure Statement and Article IX of the Plan.
VI.
PLAN-RELATED RISK FACTORS
PRIOR TO VOTING TO ACCEPT OR REJECT THE PLAN, ALL HOLDERS OF CLAIMS AND EQUITY INTERESTS THAT ARE IMPAIRED SHOULD READ AND CONSIDER CAREFULLY THE FACTORS SET FORTH HEREIN, AS WELL AS ALL OTHER INFORMATION SET FORTH OR OTHERWISE REFERENCED IN THIS DISCLOSURE STATEMENT. ALTHOUGH THESE RISK FACTORS ARE MANY, THESE FACTORS SHOULD NOT BE REGARDED AS CONSTITUTING THE ONLY RISKS PRESENT IN CONNECTION WITH THE DEBTORS’ BUSINESSES OR THE PLAN AND ITS IMPLEMENTATION.
A. CERTAIN BANKRUPTCY LAW CONSIDERATIONS
     1. Parties in interest may object to the Debtors’ classification of Claims and Equity Interests.
     Section 1122 of the Bankruptcy Code provides that a Plan may place a Claim or an Equity Interest in a particular Class only if such Claim or Equity Interest is substantially similar to the other Claims or Equity Interests in such Class. The Debtors believe that the classification of Claims and Equity Interests under the Plan complies with the requirements set forth in the Bankruptcy Code because the Debtors created Classes of Claims and Equity Interests, each encompassing Claims or Equity Interests, as applicable, that are substantially similar to the other Claims and Equity Interests in each such Class. Nevertheless, there can be no assurance that the Bankruptcy Court will reach the same conclusion.
     2. The Debtors may fail to satisfy the vote requirement.
     If votes are received in number and amount sufficient to enable the Bankruptcy Court to confirm the Plan, the Debtors intend to seek, as promptly as practicable thereafter, confirmation of the Plan. In the event that sufficient votes are not received, the Debtors may seek to accomplish an alternative plan of reorganization under Chapter 11 of the Bankruptcy Code (a “Chapter 11 Plan”). There can be no assurance that the terms of any such alternative Chapter 11 Plan would be similar or as favorable to the Holders of Allowed Claims or Equity Interests as those proposed in the Plan.
     3. The Debtors may not be able to secure confirmation of the Plan.
     Section 1129 of the Bankruptcy Code sets forth the requirements for confirmation of a Chapter 11 Plan, and requires, among other things, findings by the Bankruptcy Court that: (a) such Chapter 11 Plan “does not unfairly

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discriminate” and is “fair and equitable” with respect to any non-accepting Classes; (b) confirmation of such Chapter 11 Plan is not likely to be followed by a liquidation or a need for further financial reorganization unless such liquidation or reorganization is contemplated by the Chapter 11 Plan; and (c) the value of distributions to non-accepting Holders of Claims within a particular Class under such Chapter 11 Plan will not be less than the value of distributions such Holders would receive if the Debtors were liquidated under Chapter 7 of the Bankruptcy Code.
     There can be no assurance that the requisite acceptances to confirm the Plan will be received. Even if the requisite acceptances are received, there can be no assurance that the Bankruptcy Court will confirm the Plan. A non-accepting Holder of an Allowed Claim or Equity Interest might challenge either the adequacy of this Disclosure Statement or whether the balloting procedures and voting results satisfy the requirements of the Bankruptcy Code or Bankruptcy Rules. Even if the Bankruptcy Court determined that the Disclosure Statement, the balloting procedures and voting results were appropriate, the Bankruptcy Court could still decline to confirm the Plan if it found that any of the statutory requirements for confirmation had not been met, including the requirement that the terms of the Plan do not “unfairly discriminate” and are “fair and equitable” to Classes deemed to reject, or the Plan contains other terms disapproved of by the Bankruptcy Court.
     Confirmation of the Plan is also subject to certain conditions as described in Article IX of the Plan. If the Plan is not confirmed, it is unclear what distributions, if any, Holders of Allowed Claims or Equity Interests would receive with respect to their Allowed Claims or Equity Interests.
     The Debtors, subject to the terms and conditions of the Plan, reserve the right to modify the terms and conditions of the Plan as necessary for confirmation. Any such modifications could result in less favorable treatment of any Class, as well as any Classes junior to such Class, than the treatment currently provided in the Plan. Such less favorable treatment could include a distribution of property to the Class affected by the modification of a lesser value than currently provided in the Plan or no distribution of property whatsoever under the Plan. Section 1127 of the Bankruptcy Code permits the Debtors to modify the Plan at any time before confirmation, but not if such modified Plan fails to meet the requirements for confirmation. The Debtors or the Reorganized Debtors may modify the Plan at any time after confirmation of the Plan and before substantial consummation of the Plan if circumstances warrant such modification and the Bankruptcy Court, after notice and a hearing, confirms the Plan as modified, but not if such modified Plan fails to meet the requirements for confirmation. The Debtors will comply with the disclosure and solicitation requirements set forth in section 1125 of the Bankruptcy Code with respect to the modified Plan. Any Holder of a Claim or Equity Interest that has accepted or rejected the Plan is deemed to have accepted or rejected, as the case may be, the Plan as modified, unless, within the time fixed by the Bankruptcy Court, such Holder changes their previous acceptance or rejection.
     4. Substantive Consolidation Risks
     The Plan is premised upon substantively consolidating the Debtors (as described in Section III.J hereof) for purposes associated with confirming and consummating the Plan, including but not limited to voting, confirmation, and distribution. The Debtors can provide no assurance, however, that: (a) the Bankruptcy Court will enter an order granting the Debtors’ motion for substantive consolidation contemplated by the Plan; or (b) the Bankruptcy Court will overrule any objection that a party-in-interest might have to such substantive consolidation.
     5. Non-consensual confirmation of the Plan will be necessary.
     As currently contemplated in the Plan, Classes 4 and 6 are Impaired and not entitled to any distribution under the Plan on account of their claims or interests and are, therefore, conclusively presumed to have rejected the Plan. Nevertheless, the Bankruptcy Court may confirm the Plan at the Debtors’ request if at least one Impaired Class (Class 2) has accepted the Plan (with such acceptance being determined without including the vote of any “insider” in such Class), and, as to each Impaired Class (Classes 4 and 6) that has not accepted the Plan, the Bankruptcy Court determines that the Plan “does not discriminate unfairly” and is “fair and equitable” with respect to the dissenting Impaired Classes. The Debtors believe that the Plan satisfies these requirements and the Debtors will request such non-consensual confirmation in accordance with subsection 1129(b) of the Bankruptcy Code. Nevertheless, there can be no assurance that the Bankruptcy Court will reach this conclusion.
     6. The Debtors may object to the amount or classification of a Claim or Equity Interest.

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     Except as otherwise provided in the Plan, the Debtors and Reorganized Debtors reserve the right to object to the amount or classification of any Claim or Equity Interest under the Plan. The estimates set forth in this Disclosure Statement cannot be relied on by any Holder of a Claim or Equity Interest where such Claim or Equity Interest is or may become subject to an objection, counterclaim or other suit by the Debtors. Any Holder of a Claim or Equity Interest that is or may become subject to an objection thus may not receive its expected share of the estimated distributions described in this Disclosure Statement.
7.	The Effective Date may not occur.
     Although the Debtors believe that the Effective Date may occur quickly after the Confirmation Date, there can be no assurance as to such timing, or as to whether the Effective Date will, in fact, occur.
8.	Contingencies will not affect validity of votes of Impaired Classes to accept or reject the Plan.
     The distributions available to Holders of Allowed Claims and Equity Interests under the Plan can be affected by a variety of contingencies. The occurrence of any and all such contingencies, which could affect distributions available to Holders of Allowed Claims and Equity Interests under the Plan, will not affect the validity of the vote taken by the Voting Class to accept or reject the Plan or require any sort of revote by such Voting Class.
9.	The Restructuring Support Agreement may Terminate.
     As set forth in Section II.E hereof, the Restructuring Support Agreement may terminate if, among other things, the deadlines set forth in such agreements are not met or if the conditions precedent to the respective parties obligation to support the Plan or to confirm the Plan are not satisfied in accordance with the terms of such Agreement. If the Restructuring Support Agreement is terminated, the Debtors may not be able to obtain the support of the Prepetition Lenders required to adopt the Plan.
10.	Tax implications of the Plan.
     The federal income tax consequences of the Plan are complex and are subject to significant uncertainties. The Debtors currently do not intend to seek any ruling from the IRS on the tax consequences of the Plan. Even if the Debtors decide to request a ruling, there would be no assurance that the IRS would rule favorably or that any ruling would be issued before the Effective Date. In addition, in such case, there would still be issues with significant uncertainties, which would not be the subject of any ruling request. Thus, there can be no assurance that the IRS will not challenge the various positions the Debtors have taken, or intend to take, with respect to the tax treatment in the Plan, or that a court would not sustain such a challenge.
B.	RISK FACTORS THAT COULD NEGATIVELY IMPACT THE DEBTORS’ AND REORGANIZED DEBTORS’ BUSINESSES
1.	The Debtors may not be able to achieve their projected financial results.
     The Financial Projections represent the Debtors’ management’s best estimate of the Debtors’ future financial performance based on currently known facts and assumptions about the Debtors’ future operations as well as the U.S. and world economy in general and the industry segment in which the Debtors operate in particular. The Debtors’ actual financial results may differ significantly from the projections. If the Debtors do not achieve their projected financial results, the trading practices and value of the New Common Stock may be negatively affected and the Debtors may lack sufficient liquidity to continue to operating as planned after the Effective Date. Moreover, the financial condition and results of operations of the Reorganized Debtors from and after the Effective Date may not be comparable to the financial condition or results of operations reflected in the Debtors’ historical financial statements.
2.	Ongoing turmoil in the credit markets and the financial services industry could hinder the Debtors’ ability to access capital in the future, even if the Plan is successful.

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     The credit markets and the financial services industry continue to experience a period of significant disruption characterized by the bankruptcy, failure, collapse or sale of various financial institutions, increased volatility in securities prices, severely diminished liquidity and credit availability and a significant level of intervention from the United States and other governments. Continued concerns about the systemic impact of potential long-term or widespread recession, energy costs, geopolitical issues, the availability and cost of credit, the global commercial and residential real estate markets and related mortgage markets and reduced consumer confidence have contributed to increased market volatility and diminished expectations for most developed and emerging economies. As a result of these market conditions, the cost and availability of credit has been and may continue to be adversely affected by illiquid credit markets and wider credit spreads. Even if the Plan is successful, continued turbulence in the U.S. and international markets and economies could restrict the Reorganized Debtors’ ability to refinance their existing indebtedness, increase costs of borrowing, limit access to capital necessary to meet liquidity needs and materially harm the Reorganized Debtors’ operations or their ability to implement their business strategies in the future.
     Furthermore, although the Debtors do not expect to need additional financing, if circumstances change, the tightening credit markets may make it difficult for the Debtors to obtain additional financing on favorable terms, or at all. In addition, if the current pressures on credit continue or worsen, the Debtors may not be able to refinance, if necessary, on the Debtors’ outstanding debt when due, which could have a material adverse effect on the Debtors’ businesses, results of operations or financial condition.
     If as a result of the risks outlined above, the Debtors’ operating results falter and the Debtors’ cash flow or capital resources prove inadequate, or if interest rates increase significantly, the Debtors could face liquidity problems that could have a material adverse effect on the Debtors’ businesses, financial condition or results of operations.
3.	The New Term Loan, New PIK Loan and Permitted Indebtedness may subject Reorganized Debtors to a number of restrictive covenants, which may restrict their business and financing activities.
     The New Term Loan, New PIK Loan and Permitted Indebtedness and the terms of any future indebtedness may impose operating and other restrictions on Reorganized Debtors. The New Term Loan, New PIK Loan and Permitted Indebtedness will contain various provisions which may limit the discretion of the Reorganized Debtor’s management by its ability to, among other things, incur additional indebtedness, incur liens, pay dividends or make certain restricted payments, consummate certain asset sales, enter into certain transactions with affiliates, merge, consolidate and/or sell or dispose of all or substantially all of the assets. In addition, it is expected that the New Term Loan, New PIK Loan and Permitted Indebtedness will require the Reorganized Debtor to meet certain financial covenants set forth therein.
     Any failure to comply with the restrictions of the New Term Loan, New PIK Loan and Permitted Indebtedness or any other future indebtedness agreements may result in an event of default. An event of default may allow the creditors to accelerate the related debt as well as any other debt to which a cross-acceleration or cross-default provision applies. If the Reorganized Debtors are unable to repay amounts outstanding under the New Term Loan, New PIK Loan and Permitted Indebtedness when due, the lenders thereunder could, subject to the terms of the relevant agreements, seek to sell or otherwise transfer the assets that are pledged to secure the indebtedness outstanding under such facility and notes.
4.	The Reorganized Debtors’ leverage and debt service obligations could have a material adverse effect on their financial condition or their ability to fulfill their obligations and make it more difficult for the Reorganized Debtors to fund their operations.
     As of the Effective Date, Reorganized Debtors total indebtedness will be approximately $120 million or up to $125 million, if the Requisite Consenting Lenders approve the Permitted Indebtedness, after giving effect to the transactions contemplated in the Plan. The Reorganized Debtors’ substantial level of indebtedness could have important negative consequences to the Reorganized Debtors, including that:

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•	the Reorganized Debtors may have difficulty satisfying their obligations with respect to its indebtedness;

•	the Reorganized Debtors may have difficulty obtaining financing in the future for working capital, capital expenditures, acquisitions or other purposes;

•	the Reorganized Debtors will need to use a substantial portion of their available cash flow to pay interest and principal on their debt, which will reduce the amount of money available to finance their operations and other business activities;

•	the Reorganized Debtors debt level increases their vulnerability to general economic downturns and adverse industry conditions;

•	the Reorganized Debtors debt level could limit their flexibility in planning for, or reacting to, changes in their business and industry in general;

•	the Reorganized Debtors leverage could place them at a competitive disadvantage compared to their competitors that have less debt; and

•	the Reorganized Debtors debt level and debt service obligations could limit their flexibility in planning for, or reacting to, changes in their business and industry.
     In addition, certain of the Reorganized Debtors borrowings will be at variable rates of interest, which expose the Reorganized Debtors to the risk of interest rates. If interest rates increase, the Reorganized Debtors’ debt service obligations on their variable rate indebtedness would increase even though the amount borrowed remains the same.
5.	Adverse economic conditions have caused a decline in client spending on advertising which has adversely affected the Debtors’ businesses and financial performance.
     The Debtors’ operating results continue to be impacted by the health of the national economy and the local economies in which they operate. The Debtors’ businesses and financial performance, including the collection of their accounts receivable, have been and may continue to be adversely affected by current and future economic conditions (including a reduction in the availability of credit and financial market volatility) which have caused a decline in client spending on advertising. Additionally, declines in the financial health of specific industries that routinely advertise on the Debtors’ stations, such as the automotive sector, have negatively impacted their businesses, and could continue to do so in the future.
6.	The Debtors’ deferred income tax assets may not be realizable.
     Deferred income tax represents the tax effect of the differences between the book and tax bases of assets and liabilities. Deferred tax assets, which include net operating loss carryforwards for entities that have generated or continue to generate taxable losses, are assessed periodically by management to determine if they are realizable. The Debtors’ deferred tax assets could enable them to satisfy a portion of their future tax liabilities without the use of Cash resources. If, based on available information, it is more likely than not that the deferred income tax assets will not be realized, then a valuation allowance must be established with a corresponding charge to net income. As a result of the anticipated failure to meet the required financial covenants in the Debtors’ credit agreement, the potential acceleration of the maturity of the Debtors’ debt creates uncertainty in their ability to conclude that it is more likely than not that the deferred tax assets will be realized. Consequently, at December 31, 2009, the Debtors have recorded a valuation allowance against substantially all of their deferred tax assets based upon their inability to conclude that it is more likely than not that the deferred tax assets will be realized. The potential need to record additional valuation allowances could have a material effect on the Debtors’ and the Reorganized Debtors’ future results of operations by reducing income tax benefits that they could otherwise have recognized in their financial statements.
7.	The valuation of the Reorganized Debtors may not be adopted by the Bankruptcy Court.
     The Debtors assert that the estimated midpoint equity value of the New Common Stock set forth in the Reorganized Debtors’ Valuation Analysis attached hereto as Exhibit H (the “Valuation Analysis”) is $40 million and the approximate midpoint enterprise value is $160 million. At the Confirmation Hearing, the Bankruptcy Court will hear evidence regarding the views of the Debtors and opposing parties, if any, with respect to the valuation of

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the Reorganized Debtors. Based on that evidence, the Bankruptcy Court will determine the appropriate valuation for the Reorganized Debtors for purposes of the Plan.
8.	A Liquid Trading Market for the New Common Stock May Not Develop
     The liquidity of any market for the New Common Stock will depend, among other things, on the number of Holders of the New Common Stock, the Reorganized Debtors’ financial performance and the market for similar securities, none of which can be determined or predicted. Therefore, it is not certain that an active trading market will develop or, if a market develops, what the liquidity or pricing characteristics of that market will be. The New Board shall make any decision regarding the timing of a public listing of the New Common Stock.
9.	The Debtors face many unpredictable business risks that could have a material adverse effect on their future operations.
     The Debtors’ operations are subject to many business risks, including certain risks that specifically influence the radio broadcasting industry, which could have a material adverse effect on their businesses. These include:
•	changing economic conditions, both generally and relative to the radio broadcasting industry;

•	shifts in population, listenership, demographics, or audience tastes;

•	the level of competition for advertising revenues with other radio stations, satellite radio, television stations, newspapers, Internet-based media, and other communications media;

•	technological changes and innovations;

•	the potential future imposition of fees or charges specific to the broadcasting industry; and

•	changes in governmental regulations and policies and actions of federal regulatory bodies, including the U.S. Department of Justice, the Federal Trade Commission, and the Federal Communications Commission (FCC).
     Given the inherent unpredictability of these variables, the Debtors cannot with any degree of certainty predict what effect, if any, these risks will have on their future operations.
10.	An economic downturn in any of the Debtors’ significant markets could adversely affect their revenues and cash flows.
     The Debtors’ stations are located in 13 markets. A significant decline in net broadcasting revenue from their stations in any of their significant markets could have a material adverse effect on their operations and financial condition.
11.	The Debtors may lose audience share and advertising revenue due to competition.
     The Debtors’ radio stations compete with other radio stations in each market for audience share and advertising revenue. The Debtors’ advertising revenue primarily depends upon their stations’ audience share in the demographic groups targeted by their advertisers. Audience ratings and market shares are subject to change, and any change in a particular market could have a material adverse effect on the revenue of the Debtors’ stations located in that market. While the Debtors already compete in some of their markets with other stations with similar programming formats, if a competing station converts to a format similar to that of one of the Debtors’ stations, or if one of the Debtors’ competitors strengthens its operations, the Debtors’ stations could suffer a reduction in ratings and/or advertising revenue, and could incur increased promotional and other expenses. Other radio companies which are larger and have more financial resources may also enter the Debtors’ markets. Although the Debtors believe their stations are well-positioned to compete, they cannot assure that their stations will maintain or increase their current ratings or advertising revenue.
     The Debtors also compete with other media, such as satellite-delivered digital audio radio, television, newspapers, direct mail, outdoor advertising, and Internet-based media for advertising revenue. A loss of audience

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share to these media, or the introduction of new media competitors, could result in the inability to grow the Debtors’ advertising revenue, or decreased advertising revenue for the Debtors.
12.	The Debtors are subject to competition from new technologies that may affect their broadcasting operations.
     The Debtors’ radio stations are subject to rapid technological change, evolving industry standards, and the emergence of competition from new media technologies and services. Various new media technologies and services have been introduced, or are being developed, including:
•	satellite-delivered digital audio radio service, which has resulted in the introduction of new subscriber-based satellite radio services with numerous niche formats;

•	audio programming by cable systems, direct-broadcast satellite systems, personal communications systems, Internet content providers and other digital audio broadcast formats;

•	in-band on-channel digital radio, which provides multi-channel, multi-format digital radio services in the same bandwidth currently occupied by traditional AM and FM radio services;

•	low-powered FM radio, which could result in additional FM radio broadcast outlets; and

•	MP3 players and other personal audio systems that create new ways for individuals to listen to music and other content of their own choosing.
     The Debtors cannot predict the effect, if any, that competition arising from new technologies or regulatory change may have on the radio broadcasting industry or on their financial condition and results of operations. The Debtors continue to monitor technological changes and advances that could potentially have an impact on their businesses.
13.	If the Debtors fail to retain certain of the Debtors’ executive officers or other key personnel, the Debtors’ businesses could be harmed.
     The Debtors’ businesses depend upon the continued efforts, abilities and expertise of their executive officers and key employees, particularly William L. Stakelin, Parent’s Chief Executive Officer, and Anthony Vasconcellos, Parent’s Chief Financial Officer and Executive Vice President. The Debtors believe that the unique combination of skills and experience possessed by Messrs. Stakelin and Vasconcellos and these individuals would be difficult to replace and could have a material adverse effect on them. These adverse effects could include the impairment of the Debtors’ ability to execute their operating and acquisition strategies and a decline in their standing in the radio broadcast industry. Although the Debtors have entered into employment agreements with Messrs. Stakelin and Vasconcellos and certain other key personnel, the Debtors cannot be assured that such key personnel will remain with them.
     The Debtors also employ several on-air personalities with large loyal audiences in their individual markets. The loss of one or more of these personalities could result in a loss of audience share in that particular market.
14.	The Debtors’ acquisition strategy may not be successful.
     While the Debtors are currently focused on reducing their leverage ratio, historically they have looked to acquisitions to enhance their growth. The Debtors’ growth strategy includes acquiring new stations in mid-sized markets. This strategy is subject to a variety of risks, including the:
•	potential inability to obtain financing for acquisitions;

•	reduction in the number of suitable acquisition targets resulting from continued industry consolidation;

•	state of general broadcast industry valuations;

•	inability to negotiate definitive purchase agreements on satisfactory terms;

•	current adverse credit conditions;

•	inability to sell any under-performing station; and

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•	failure or unanticipated delays in completing acquisitions due to difficulties in obtaining required regulatory approvals.
     If the Debtors are unable to grow as planned, they may not be able to compete successfully with larger broadcasting companies and other media. Additionally, in the event that the operations of a newly acquired business do not meet the Debtors’ expectations, they may be required to write-off the value of some or all of the assets of the new business. The success of the Debtors’ completed acquisitions will depend on their ability to effectively integrate the acquired stations into their existing portfolio. Integration of acquisitions involves numerous risks, including difficulties in integration of operations, systems and management of a large and geographically diverse group of stations, the potential loss of key personnel at acquired stations, and the diversion of management’s attention from other business concerns during periods of integration.
C.	RISK FACTORS RELATED TO REGULATION
1.	Certain FCC regulatory approvals are required to consummate the Plan.
     The Debtors operate their businesses and certain of their facilities under authority granted by the FCC. Under Section 310(d) of the Communications Act, the consent of the FCC is required for the assignment of FCC licenses or for the transfer of control of an entity that holds or controls FCC licenses. Except in the case of “involuntary” assignments and transfers of control, prior consent of the FCC is required before an assignment of FCC licenses or a transfer of control of FCC licensees may be consummated.
     The FCC treats emergence from bankruptcy by a licensee or its parent company as a “voluntary” transfer of control or assignment of FCC licenses when control will be transferred to a “permanent” holder, rather than to a trustee, a liquidating trust or some other court-appointed interim holder. The FCC thus expects that the outcome of the proceeding will be a restructuring (or a sale of collateral for the benefit of a debtor’s creditors) and that the restructuring (or sale) will not be implemented until the FCC has granted applications seeking approval of the new control structure and demonstrating the legal qualifications of any new parties that will have attributable ownership interests or positions in the new entity.
     If the proposed resolution of a bankruptcy proceeding changes ultimate control of the FCC licensees (as, for example, in a situation in which new parties will hold 50% or more of the stock of the restructured company), which would be the case under the Plan, the transfer will be a “substantial” change in control, with consent sought on an FCC “long form” application, Form 314 (assignment) or Form 315 (transfer of control). (The FCC treats a transaction as an “assignment” if the consummation of the transaction would change the identity of the holder of the FCC license; other changes in ownership or control of the entity holding or controlling the FCC license typically are treated as “transfers of control.” The application procedures for transfers and assignments are essentially the same.) Even though a company may emerge from bankruptcy or receivership through a court order, the FCC will use the procedures applicable to a voluntary transfer or assignment when the consummation of the application would place the licenses in a “permanent” holder. The transaction may not be consummated until the FCC has granted its consent. See Article X of this Disclosure Statement for a more detailed description of the FCC approval process and considerations attendant thereto.
2.	Oppositions to the Debtors’ application for FCC consent to transfer FCC licenses (in connection with emerging from bankruptcy) can delay the process.
     The FCC will allow the application for transfer out of bankruptcy to a “permanent” holder to be filed once the Plan has been filed with the Bankruptcy Court, but the FCC will not grant the application until the application has been amended to show that the Bankruptcy Court has approved the Plan and authorized the transaction. Generally, three to seven days after submission of the applications for a “long form” voluntary transfer of control, the FCC issues public notice that it has accepted the applications for filing. Interested parties then have 30 days to file petitions to deny the applications. Interested parties may also file informal objections to or comments on the applications at any time. The applicant also is required to give local public notice of the filing of the applications through broadcast announcements and notices in local newspapers serving its broadcast markets. To the extent petitions to deny are filed in this situation, they typically focus on the qualifications of the restructured debtor and its

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reportable owners, officers and directors to hold or control FCC broadcast licenses, but they may also concern past conduct by the debtor. Informal objections or comments may concern similar matters, but do not afford those who file them the same procedural rights unless the FCC decides such rights should be afforded.
     If petitions, objections or comments are filed with respect to the transfer applications, the applicants will have an opportunity to file an opposition, with the petitioner then having an opportunity to file a reply. The pleading cycle generally will be completed within 60 days. The FCC then will consider the applications and the filings made by the parties to the proceeding.
     The FCC’s review of applications includes, among other factors, whether the existing media interests (broadcast and daily newspaper holdings) of the parties to the application, when combined with the broadcast interests to be acquired in the transaction, will comply with the FCC’s ownership rules. The FCC also considers compliance with limitations on foreign ownership, other legal qualifications, the parties’ prior records before the FCC and certain categories of prior adverse determinations against parties to the application by courts and other administrative bodies that the FCC believes are relevant to assessing the qualifications of parties that will hold attributable interests in a broadcast licensee.
     If no oppositions, objections or comments are filed against the applications and the FCC finds the applications to be in compliance with its rules and policies and finds the parties to the application qualified, the FCC may grant the applications shortly after the close of the public notice period. In some instances, the FCC may request that the applicants supply additional information through amendments to the applications. There is no time limit on how long the FCC may consider transfer applications before acting on them, but the FCC has a stated goal of processing all transfer applications within 180 days, and most applications are granted much more quickly. The FCC will not grant the applications, however, until the Bankruptcy Court has approved a Plan of reorganization and the applications have been amended to reflect that the Bankruptcy Court has authorized the transaction.
     As a variation in the structure for FCC approval described above, the FCC also may be asked, following Bankruptcy Court approval of the Plan, to grant consent for a court-approved voluntary transfer of control of the FCC licensees to a liquidating trust as a temporary step pending FCC action on the FCC Long Form Application to transfer control of the licensees to their permanent holder. This application would be an FCC Short Form Application.
     Once the FCC has granted a transfer application, it will issue a public notice of the grant. Interested parties opposed to the grant may file a petition for reconsideration for a period of 30 days following public notice of the grant. If the grant is made by the FCC’s staff under delegated authority, the FCC may reconsider the action on its own motion for a period of 40 days following issuance of public notice of the grant. Parties are free to close upon the grant of FCC consent even if petitions for reconsideration are filed, but the consummation will be subject to any further order that the FCC might issue upon reconsideration. Although highly unusual, the FCC may rescind a grant of consent upon reconsideration if it finds that doing so would serve the public interest, convenience and necessity. If the parties had already closed prior to the issuance of such an order, they would likely be required to unwind the transaction. See Article X of this Disclosure Statement for a more detailed description of the FCC approval process and considerations attendant thereto.
3.	The Debtors are subject to extensive and changing federal regulation.
     The Debtors’ businesses are dependent upon maintaining their broadcasting licenses issued by the FCC, which are issued currently for a maximum term of eight years and are renewable. The Debtors’ broadcasting licenses will expire between 2012 and 2014. Interested parties may challenge a renewal application and the FCC may decide to investigate whether the license should be renewed in the event it believes the licensee has failed to fulfill its obligations as a licensee. Although the vast majority of FCC radio station licenses are routinely renewed, the Debtors cannot be certain that their pending or future renewal applications will be approved, or that such renewals will not include conditions or qualifications that could adversely affect their operations. The Debtors have received notices of violations of the FCC’s rules at several stations during their current license terms, some of which have not been resolved and others of which have been resolved against the Debtors. While the Debtors do not believe these violations will result in the non-renewal of any of their licenses, there can be no assurance that this will be the case or that other issues that could result in non-renewal will not arise. The non-renewal or renewal with

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substantial conditions or modifications of one or more of the Debtors’ licenses could have a material adverse effect on the Debtors. If any of the Reorganized Debtors’ FCC licenses are not renewed, it could prevent the Reorganized Debtors from operating the affected stations and generating revenue from them. Further, the FCC has a general policy restricting the transferability of a station license while a renewal application for that station is pending.
     The Debtors must also comply with the extensive FCC regulations and policies in the ownership and operation of their radio stations. FCC regulations limit the number of radio stations that a licensee can own in a market, which could restrict the Debtors’ ability to complete future transactions and in certain circumstances could require them to divest some radio stations. The FCC’s rules also limit the Debtors’ ability to transfer their radio stations in certain markets as a group to a single buyer. In connection with the proposed transaction, the Debtors anticipate they will be required to divest stations in the Lafayette and Fort Collins markets. The FCC’s rules governing the Debtors’ radio station operations impose costs on their operations, and changes in those rules could have an adverse effect on the Reorganized Debtors’ businesses. The FCC also requires radio stations to comply with certain technical requirements to limit interference between two or more radio stations. If the FCC relaxes these technical requirements, it could impair the signals transmitted by the Reorganized Debtors’ radio stations and could have a material adverse effect on the Reorganized Debtors’ businesses. Additionally, these FCC regulations could change over time and the Debtors cannot be certain that those changes will not have a material adverse affect on the Debtors’ businesses, financial condition and results of operations. See Article X of this Disclosure Statement for a more detailed description of the FCC approval process and considerations attendant thereto.
4.	Enforcement by the FCC of its indecency rules could adversely impact the Debtors’ businesses.
     FCC rules prohibit the broadcast of “obscene” material at any time, and of “indecent” material. Over the past several years, the FCC has increased its enforcement efforts with respect to these rules. In addition, recent legislation has substantially increased the penalties for broadcasting indecent material. Broadcasters may also be subject to other penalties for the broadcast of obscene or indecent material, including revocation or non-renewal of their licenses. The Debtors are currently a party to several matters involving allegations of indecency which are at various stages of consideration by the FCC. In the future, the Debtors may become subject to inquiries or proceedings regarding their stations’ broadcast of allegedly obscene or indecent material. To the extent any such proceeding results in the imposition of fines, a settlement with the FCC, or revocation or non-renewal of any of the Debtors’ licenses, their businesses could be adversely impacted.
D.	DISCLOSURE STATEMENT DISCLAIMER
1.	The information contained herein is for soliciting votes only.
     The information contained in this Disclosure Statement is for purposes of soliciting votes on the Plan and may not be relied upon for any other purposes.
2.	This Disclosure Statement was not approved by the Securities and Exchange Commission.
     This Disclosure Statement has not been filed with the Commission or any state regulatory authority. Neither the Commission nor any state regulatory authority has passed upon the accuracy or adequacy of this Disclosure Statement, or the exhibits or the statements contained herein, and any representation to the contrary is unlawful.
3.	The Debtors relied on certain exemptions from Registration Under the Securities Act.
     This Disclosure Statement has been prepared pursuant to section 1125 of the Bankruptcy Code and Rule 3016(b) of the Federal Rules of Bankruptcy Procedure and is not necessarily in accordance with the requirements of federal or state securities laws or other similar laws. The offer of New Common Stock to Holders of Claims in Class 7 and Equity Interests in Class 10 have not been registered under the Securities Act or similar state securities or “blue sky” laws. To the maximum extent permitted by section 1145 of the Bankruptcy Code, the Securities Act and other applicable nonbankruptcy law, the issuance of the New Common Stock, the New Warrants, the New Notes or any shares of New Common Stock reserved for issuance under the Equity Incentive Program, will

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be exempt from registration under the Securities Act by virtue of section 1145 of the Bankruptcy Code, section 4(2) of the Securities Act or Rule 701 promulgated under the Securities Act.
4.	This Disclosure Statement contains forward looking statements.
     This Disclosure Statement contains “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements consist of any statement other than a recitation of historical fact and can be identified by the use of forward looking terminology such as “may,” “expect,” “anticipate,” “seek,” “estimate,” “believe,” “intend,” “project,” “predict,” “potential,” “likely,” “will,” “would” or “continue” or the negative thereof or other variations thereon or comparable terminology. The reader is cautioned that all forward looking statements are necessarily speculative and there are certain risks and uncertainties that could cause actual events or results to differ materially from those referred to in such forward looking statements. The liquidation analysis, distribution projections and other information contained herein and attached hereto are estimates only, and the timing and amount of actual distributions to Holders of Allowed Claims and Equity Interests may be affected by many factors that cannot be predicted. Therefore, any analyses, estimates or recovery projections may or may not turn out to be accurate.
5.	No legal or tax advice is provided to you by this Disclosure Statement.
     This Disclosure Statement is not legal or tax advice to you. The contents of this Disclosure Statement should not be construed as legal, business or tax advice, and are not personal to any person or entity. Each Holder of a Claim or an Equity Interest should consult his or her own legal counsel and accountant with regard to any legal, tax and other matters concerning his or her Claim or Equity Interest. This Disclosure Statement may not be relied upon for any purpose other than as a disclosure of certain information to determine how to vote on the Plan or object to confirmation of the Plan.
6.	No admissions are made by this Disclosure Statement.
     The information and statements contained in this Disclosure Statement will neither (a) constitute an admission of any fact or liability by any Entity (including, without limitation, the Debtor) nor (b) be deemed evidence of the tax or other legal effects of the Plan on the Debtors, the Reorganized Debtors, Holders of Allowed Claims or Equity Interests or any other parties in interest.
7.	No reliance should be placed on any failure to identify litigation Claims or projected objections.
     No reliance should be placed on the fact that a particular litigation claim or projected objection to a particular Claim or Equity Interest is, or is not, identified in this Disclosure Statement. The Debtors or the Reorganized Debtors may seek to investigate, File and prosecute Claims and Equity Interests and may object to Claims after the confirmation Date or Effective Date of the Plan irrespective of whether the Disclosure Statement identifies such Claims or Equity Interests or objections to Claims or Equity Interests.
8.	Nothing herein constitutes a waiver of any right to object to Claims or Equity Interests or recover transfers and assets.
     The vote by a Holder of an Allowed Claim or Equity Interest for or against the Plan does not constitute a waiver or release of any Claims or rights of the Debtors or the Reorganized Debtors (or any party in interest, as the case may be) to object to that Holder’s Allowed Claim or Equity Interest regardless of whether any Claims or Causes of Action of the Debtors or their Estate are specifically or generally identified herein.
9.	The information used herein was provided by the Debtors and was relied upon by the Debtors’ advisors.

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     Counsel to and other advisors retained by the Debtors have relied upon information provided by the Debtors in connection with the preparation of this Disclosure Statement. Although counsel to and other advisors retained by the Debtors have performed certain limited due diligence in connection with the preparation of this Disclosure Statement, they have not verified independently the information contained herein.
10.	The potential exists for inaccuracies, and the Debtors have no duty to update.
     The statements contained in this Disclosure Statement are made by the Debtors as of the date hereof, unless otherwise specified herein, and the delivery of this Disclosure Statement after that date does not imply that there has not been a change in the information set forth herein since that date. While the Debtors have used its reasonable business judgment to ensure the accuracy of all of the information provided in this Disclosure Statement and in the Plan, the Debtors nonetheless cannot, and do not, confirm the current accuracy of all statements appearing in this Disclosure Statement. Further, although the Debtors may subsequently update the information in this Disclosure Statement, the Debtors have no affirmative duty to do so unless ordered to do so by the Bankruptcy Court.
11.	No representations made outside the Disclosure Statement are authorized.
     No representations concerning or relating to the Debtors, the Chapter 11 Cases or the Plan are authorized by the Bankruptcy Court or the Bankruptcy Code, other than as set forth in this Disclosure Statement. Any representations or inducements made to secure your acceptance or rejection of the Plan that are other than as contained in, or included with, this Disclosure Statement, should not be relied upon by you in arriving at your decision. You should promptly report unauthorized representations or inducements to the counsel to the Debtors, the counsel to the Committee and the United States Trustee.
VII.
ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF THE PLAN
A.	LIQUIDATION UNDER CHAPTER 7 OF THE BANKRUPTCY CODE
     If no Chapter 11 plan can be confirmed, the Chapter 11 Cases may be converted to cases under Chapter 7 of the Bankruptcy Code in which case, a trustee would be elected or appointed to liquidate the Debtors’ assets. A discussion of the effect that a Chapter 7 liquidation would have on the recovery of Holders of Claims and Equity Interests is set forth in Section V.C herein, titled “Statutory Requirements for Confirmation of the Plan.” In performing the liquidation analysis, the Debtors have assumed that all Holders of Claims and Equity Interests will be determined to have “claims” that are entitled to share in the proceeds from any such liquidation. The Debtors believe that liquidation under Chapter 7 would result in (i) smaller or equal distributions being made to creditors and equity interests holders than those provided for in the Plan because of the additional administrative expenses involved in the appointment of a trustee and attorneys and other professionals to assist such trustee, (ii) additional expenses and claims, some of which would be entitled to priority, which would be generated during the liquidation and from the rejection of unexpired leases and executory contracts in connection with the cessation of the Debtors’ operations, and (iii) the failure to realize the greater, going-concern value of all of the Debtors’ assets.
B.	FILING OF AN ALTERNATIVE PLAN OF REORGANIZATION
     If the Plan is not confirmed, the Debtors or any other party in interest could attempt to formulate a different plan of reorganization. Such a plan might involve either a reorganization and continuation of the Debtors’ business or an orderly liquidation of the Debtors’ assets. During the negotiations prior to the filing of the Plan, the Debtors explored various alternatives to the Plan.
     The Debtors believe that the Plan enables the Debtors to emerge from Chapter 11 successfully and expeditiously, preserves its business and allows creditors to realize the highest recoveries under the circumstances. In a liquidation under Chapter 11 of the Bankruptcy Code, the assets of the Debtors would be sold in an orderly fashion over a more extended period of time than in a liquidation under Chapter 7, and a trustee need not be

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appointed. Accordingly, creditors would receive greater recoveries than in a Chapter 7 liquidation. Although a Chapter 11 liquidation is preferable to a Chapter 7 liquidation, the Debtors believe that a liquidation under Chapter 11 is a much less attractive alternative to creditors and interest holders than the Plan because the Plan provides for a greater return to creditors and interest holders.
     Moreover, the prolonged continuation of the Chapter 11 Cases is likely to adversely affect the Debtors’ business and operations. So long as the Chapter 11 Cases continue, senior management of the Debtors will be required to spend a significant amount of time and effort dealing with the Debtors’ reorganization instead of focusing exclusively on business operations. Prolonged continuation of the Chapter 11 Cases will also make it more difficult to attract and retain management and other key personnel necessary to the success and growth of the Debtors’ business. In addition, the longer the Chapter 11 Cases continue, the more likely it is that the Debtors’ customers, suppliers, distributors, and agents will lose confidence in the Debtors’ ability to reorganize their business successfully and will seek to establish alternative commercial relationships. Furthermore, so long as the Chapter 11 Cases continue, the Debtors will be required to incur substantial costs for professional fees and other expenses associated with the proceedings. It may not be possible for the Debtors to obtain additional financing during the pendency of the Chapter 11 Cases on commercially favorable terms or at all. If the Debtors were to require additional financing during the Chapter 11 Cases and were unable to obtain the financing on favorable terms or at all, it is unlikely the Debtors could successfully reorganize.
VIII.
EXEMPTIONS FROM SECURITIES ACT REGISTRATION
SECTION 1145 OF THE BANKRUPTCY CODE AND SECTION 4(2) OF THE SECURITIES ACT
1.	Securities Issued in Reliance on Section 1145 of the Bankruptcy Code
     Under the Plan, the New Common Stock will be issued to Holders of First Lien Debt Claims in reliance upon section 1145 of the Bankruptcy Code. The New Common Stock described in the proceeding sentence is referred to herein as the “1145 Securities”. Section 1145 of the Bankruptcy Code provides that the securities registration requirements of federal and state securities laws do not apply to the offer or sale of stock, warrants or other securities by a debtor if: (a) the offer or sale occurs under a plan of reorganization; (b) the recipients of securities hold a claim against, an interest in or claim for administrative expense against the debtor; and (c) the securities are issued in exchange for a claim against or interest in a debtor or are reissued principally in such exchange and partly for Cash and property.
     Such securities may be resold without registration under either (a) state securities or “blue sky” laws pursuant to various exemptions provided by the respective laws of the several states or (b) the Securities Act pursuant to an exemption provided by section 4(1) of the Securities Act unless the holder is an “underwriter” (as such term is defined in the Bankruptcy Code) with respect to the securities. Section 1145(b)(1) of the Bankruptcy Code defines an “underwriter” as any person who:
•	purchases a claim against, an interest in, or a claim for an administrative expense against the debtor, if that purchase is with a view to distributing any security received in exchange for such a claim or interest;

•	offers to sell securities offered under a plan of reorganization for the holders of those securities;

•	offers to buy those securities from the holders of the securities, if the offer to buy is (a) with a view to distributing those securities and (b) under an agreement made in connection with the plan of reorganization, the completion of the plan of reorganization or with the offer or sale of securities under the plan of reorganization; or

•	is an issuer with respect to the securities, as the term “issuer” is defined in the Securities Act.

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     The term “issuer” is defined in section 2(4) of the Securities Act; however, the reference contained in section 1145(b)(1)(D) of the Bankruptcy Code to section 2(11) of the Securities Act purports to include as statutory underwriters all persons who, directly or indirectly, through one or more intermediaries, control, are controlled by or are under common control with, an issuer of securities. “Control” (as defined in Rule 405 under the Securities Act) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract or otherwise. Accordingly, an officer or director of a reorganized debtor or its successor under a plan of reorganization may be deemed to be a “control person” of such debtor or successor, particularly if the management position or directorship is coupled with ownership of a significant percentage of the reorganized debtor’s or its successor’s voting securities. Moreover, the legislative history of section 1145 of the Bankruptcy Code suggests that a creditor who owns ten percent (10%) or more of the securities of a reorganized debtor may be presumed to be a “control person.”
2.	Resales of New Common Stock
     To the extent that persons who receive 1145 Securities are deemed to be “underwriters” (the “Restricted Holders”), resales by Restricted Holders of such 1145 Securities, would not be exempted by section 1145 of the Bankruptcy Code from registration under the Securities Act or other applicable law. Restricted Holders would, however, be permitted to sell New Common Stock or other securities without registration if they are able to comply with the provisions of Rule 144 under the Securities Act, as described further below, or if such securities are registered with the Securities and Exchange Commission pursuant to a registration statement or otherwise. With respect to the 1145 Securities, any person who is an “underwriter” but not an “issuer” with respect to an issue of securities is, in addition, entitled to engage in exempt “ordinary trading transactions” within the meaning of section 1145(b)(1) of the Bankruptcy Code.
3.	Rule 144
     Under certain circumstances, Restricted Holders may be entitled to resell their securities pursuant to the limited safe harbor resale provisions under Rule 144 of the Securities Act of 1933, as amended (the “Securities Act”), to the extent available and in compliance with applicable state and foreign securities laws.
     Generally, Rule 144 of the Securities Act provides that persons who are affiliates of an issuer who resell securities will not be deemed to be underwriters if certain conditions are met. These conditions include the requirement that current public information with respect to the issuer be available, a limitation as to the amount of securities that may be sold in any three-month period, the requirement that the securities be sold in a “brokers transaction” or in a transaction directly with a “market maker” and that notice of the resale be filed with the Commission.
IX.
CERTAIN U.S. FEDERAL INCOME
TAX CONSIDERATIONS
A.	INTRODUCTION
     The following discussion summarizes certain federal income tax consequences expected to result from the consummation of the Plan. This discussion is only for general information purposes and only describes the expected tax consequences to Holders entitled to vote on the Plan. It is not a complete analysis of all potential federal income tax consequences and does not address any tax consequences arising under any state, local or foreign tax laws or federal estate or gift tax laws. This discussion is based on the Internal Revenue Code of 1986, as amended (the “IRC” or “Tax Code”), Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the Internal Revenue Service (the “IRS”), all as in effect on the date of this Disclosure Statement. These authorities may change, possibly retroactively, resulting in federal income tax consequences different from those discussed below. No ruling has been or will be sought from the IRS, and no legal opinion of counsel will be rendered, with respect to the matters discussed below. There can be no assurance that the

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IRS will not take a contrary position regarding the federal income tax consequences resulting from the consummation of the Plan or that any contrary position would not be sustained by a court.
     This discussion assumes that the Holders of First Lien Debt Claims will hold the New Term Loan, the New PIK Loan (together with the New Term Loan, the “New Debt”) and the New Common Stock and the Special Warrants as capital assets. In addition, this discussion assumes that the Revolver, the Delayed Draw Term Loan, the Term B Loan and the obligations under the Specified Swap Agreements (collectively, the “Old Debt”) and the New Debt will be treated as debt for federal income tax purposes.
     This discussion does not address all federal income tax considerations that may be relevant to a particular Holder in light of that Holder’s particular circumstances or to Holders subject to special rules under the federal income tax laws, such as financial institutions, insurance companies, brokers, dealers or traders in securities, commodities or currencies, tax-exempt organizations, tax-qualified retirement plans, partnerships and other pass-through entities, Holders subject to the alternative minimum tax, Holders that hold Old Debt, New Debt or New Equity as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated investment, Holders who have a functional currency other than the U.S. dollar, foreign corporations, foreign trusts, foreign estates, Holders who are not citizens or residents of the United States and Holders that are a “related party” to Parent or Reorganized Parent for purposes of certain tax rules.
     HOLDERS SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE U.S. FEDERAL INCOME TAX CONSEQUENCES TO THEM OF THE CONSUMMATION OF THE PLAN AND THE OWNERSHIP AND DISPOSITION OF THE NEW DEBT AND THE NEW EQUITY RECEIVED PURSUANT TO THE PLAN, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER ANY STATE, LOCAL OR FOREIGN TAX LAWS, OR ANY OTHER FEDERAL TAX LAWS.
     TO COMPLY WITH INTERNAL REVENUE SERVICE CIRCULAR 230, TAXPAYERS ARE HEREBY NOTIFIED THAT (A) ANY DISCUSSION OF U.S. FEDERAL TAX ISSUES CONTAINED OR REFERRED TO IN THIS DISCLOSURE STATEMENT (INCLUDING ANY ATTACHMENTS) IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, BY ANY TAXPAYER FOR THE PURPOSE OF AVOIDING PENALTIES THAT MAY BE IMPOSED ON A TAXPAYER UNDER THE INTERNAL REVENUE CODE, (B) ANY SUCH DISCUSSION IS WRITTEN IN CONNECTION WITH THE PROMOTION OR MARKETING OF THE TRANSACTIONS OR MATTERS ADDRESSED HEREIN, AND (C) TAXPAYERS SHOULD SEEK ADVICE BASED ON THEIR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.
B.	FEDERAL INCOME TAX CONSEQUENCES TO THE DEBTORS
1.	Cancellation of Indebtedness and Reduction of Tax Attributes
     The Debtors generally should recognize cancellation of indebtedness (“COD”) income to the extent the sum of (a) the fair market value of any property (including the New Equity) and (b) the issue prices of the New Term Loan and the New PIK Loan received by Holders is less than the sum of (x) the adjusted issue price of the Old Debt, (y) the adjusted issue price of any other debt exchanged for property pursuant to the Plan and (z) the amount of any unpaid accrued interest on the Old Debt and such other debt (except to the extent the Debtors’ payment of such items would give rise to a tax deduction).
     The Debtors currently estimate that the amount of COD income recognized upon consummation of the Plan will be approximately $40-45 million; however, the ultimate amount of COD income recognized by the Debtors is uncertain because, among other things, it will depend on the fair market value of the New Equity on the Effective Date and the issue prices of the New Debt. Under IRC Section 108, COD income recognized by a debtor will be excluded from gross income if the discharge of debt occurs in a case brought under the Bankruptcy Code, the debtor is under the court’s jurisdiction in such case and the discharge is granted by the court or is pursuant to a plan approved by the court (the “Bankruptcy Exception”). Because the Bankruptcy Exception will apply to the transactions consummated pursuant to the Plan, the Debtors will be entitled to exclude from gross income any COD income recognized as a result of the implementation of the Plan.

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     Under IRC Section 108(b), a debtor that excludes COD income from gross income under the Bankruptcy Exception generally must reduce certain tax attributes by the amount of the excluded COD income. Attributes subject to reduction include net operating losses (“NOLs”), NOL carryforwards and certain other losses, credits and carryforwards, and the debtor’s tax basis in its assets (including stock of subsidiaries). A debtor’s tax basis in its assets generally may not be reduced below the amount of liabilities remaining immediately after the discharge of indebtedness. If the debtor is a member of a consolidated group and is required to reduce its basis in the stock of another group member, a “look-through rule” requires a corresponding reduction in the tax attributes of the lower-tier member. If the amount of a debtor’s excluded COD income exceeds the amount of attribute reduction resulting from the application of the foregoing rules, certain other tax attributes of the consolidated group may also be subject to reduction. NOLs for the taxable year of the discharge and NOL carryovers to such year generally are the first attributes subject to reduction. However, a debtor may elect under IRC Section 108(b)(5) (the “Section 108(b)(5) Election”) to reduce its basis in its depreciable property first. If the debtor is a member of a consolidated group, the debtor may treat stock in another group member as depreciable property for purposes of the Section 108(b)(5) Election, provided the lower-tier member consents to a corresponding reduction in its basis in its depreciable property. If a debtor makes a Section 108(b)(5) Election, the limitation on reducing the debtor’s basis in its assets below the amount of its remaining liabilities does not apply. The Debtors have not yet determined whether they will make the Section 108(b)(5) Election.
     For tax periods through the 2008 tax year, the Debtors have reported on their federal income tax returns approximately $90 million of consolidated NOLs and NOL carryforwards (of which approximately $8 million are subject to limitation under the consolidated return SRLY rules). The Debtors believe that for federal income tax purposes, the Debtors’ consolidated group likely generated approximately $30 million of additional NOLs in the 2009 tax year. However, the amount of the Debtors’ 2009 NOLs will not be determined until the Debtors prepare their consolidated federal income tax returns for the 2009 tax year. Moreover, the Debtors’ NOLs are subject to audit and possible challenge by the IRS. Accordingly, the amount of the Debtors’ NOLs ultimately may vary from the amounts set forth above.
     The Debtors currently anticipate that the application of IRC Section 108(b) (assuming no Section 108(b)(5) Election is made) will result in a reduction of consolidated NOLs of the Debtors and possibly basis in certain assets, including stock. However, the ultimate effect of the attribute reduction rules is uncertain because, among other things, it will depend on the amount of COD income realized by the Debtors.
     Under Section 108(i) of the Tax Code, the Debtors may generally elect to defer COD income rather than exclude it under the Bankruptcy Exception. Deferred COD income under this rule would be included in the Debtors’ income ratably over the five taxable-year period starting in 2014. This election is irrevocable. To the extent COD income is designated to be deferred under this rule, the Debtors would not be required to reduce any of their tax attributes but would have COD income includible in gross income in future years. The Debtors do not expect to make this election.
2.	Section 382 Limitation on Net Operating Losses
     Under IRC Section 382, if a corporation or a consolidated group of corporations with NOLs (a “loss corporation”) undergoes an “ownership change,” the loss corporation’s use of its pre-change NOLs (and certain other tax attributes) generally will be subject to an annual limitation in the post-change period. In general, an “ownership change” occurs if the percentage of the value of the loss corporation’s stock owned by one or more direct or indirect “five percent shareholders” increases by more than fifty percentage points over the lowest percentage of value owned by the five percent shareholders at any time during the applicable testing period (an “Ownership Change”). The testing period generally is the shorter of (i) the three-year period preceding the testing date or (ii) the period of time since the most recent Ownership Change of the corporation.
     Subject to the special bankruptcy rules discussed below, the amount of the annual limitation on a loss corporation’s use of its pre-change NOLs (and certain other tax attributes) is generally equal to the product of the applicable long-term tax-exempt rate (as published by the IRS for the month in which the Ownership Change occurs) and the value of the loss corporation’s outstanding stock immediately before the Ownership Change (excluding certain capital contributions). If a loss corporation has a net unrealized built-in gain (“NUBIG”) immediately prior to the Ownership Change, the annual limitation may be increased as certain gains are recognized

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during the subsequent five-year period. If a loss corporation has a net unrealized built-in loss (“NUBIL”) immediately prior to the Ownership Change, certain losses recognized during the subsequent five-year period also would be subject to the annual limitation and thus would reduce the amount of pre-change NOLs that could be used by the loss corporation during the five-year period.
     A NUBIG or NUBIL is generally the difference between the fair market value of a loss corporation’s assets and its tax basis in the assets, subject to a statutorily-defined threshold amount. The amount of a loss corporation’s NUBIG or NUBIL must be adjusted for built-in items of income or deduction that would be attributable to a pre-change period if recognized during the five-year period beginning on the Ownership Change date (the “Recognition Period”). The NUBIG or NUBIL of a consolidated group generally is calculated on a consolidated basis, subject to special rules. For example, certain corporations that joined the consolidated group within the preceding five years may not be able to be taken into account in determining whether the group has a NUBIL, but would be taken into account in determining whether the group has a NUBIG.
     If a loss corporation has a NUBIG immediately prior to an Ownership Change, any recognized built-in-gains (“RBIGs”) will increase the annual limitation in the taxable year the RBIG is recognized. An RBIG generally is any gain (and certain income) with respect to an asset held at the time of the Ownership Change that is recognized in any taxable year any portion of which is within the Recognition Period. The amount of an RBIG is limited to the lesser of (i) the excess of the fair market value of the asset over its tax basis immediately prior to the Ownership Change or (ii) the NUBIG less the amount of RBIGs from prior years ending during the Recognition Period. On the other hand, if a loss corporation has a NUBIL immediately prior to an Ownership Change, any recognized built-in-losses (“RBILs”) will be subject to the annual limitation in the same manner as pre-change NOLs. An RBIL generally is any loss (and certain deductions) with respect to an asset held at the time of the Ownership Change that is recognized in any taxable year any portion of which is within the Recognition Period. The amount of an RBIL is limited to the lesser of (i) the excess of the tax basis of the asset over its fair market value immediately prior to the Ownership Change or (ii) the NUBIL less the amount of RBILs from prior years ending during the Recognition Period.
     An Ownership Change prior to the Effective Date would result in an annual limitation on the Debtors’ use of their consolidated NOLs and AMT NOLs (and possibly other tax attributes) attributable to the period prior to the date of such Ownership Change, and thus could result in all or substantially all of the Debtors’ existing NOLs (and possibly other tax attributes) being unusable in periods after such Ownership Change.
     The Debtors expect the consummation of the Plan on the Effective Date will result in an Ownership Change of the Debtors’ consolidated group. Because the Ownership Change will occur in a case brought under the Bankruptcy Code, one of the following two special rules will apply in determining the Debtors’ ability to utilize NOLs (and possibly other tax attributes) attributable to tax periods preceding the Effective Date in post-Effective Date tax periods.
     Under IRC Section 382(l)(5), an Ownership Change in bankruptcy will not result in any annual limitation on the debtor’s pre-change NOLs if the stockholders or qualified creditors of the debtor receive at least 50% of the stock (by vote and value) of the reorganized debtor in the bankruptcy reorganization as a result of being shareholders or creditors of the debtor. Instead, the debtor’s pre-change NOLs are reduced by the amount of any interest deductions with respect to debt converted into stock in the bankruptcy reorganization that were allowed in the three taxable years preceding the taxable year in which the Ownership Change occurs and in the part of the taxable year prior to and including the effective date of the bankruptcy reorganization. However, if any pre-change NOLs (and certain other tax attributes) of the debtor already are subject to an annual usage limitation under IRC Section 382 at the time of an Ownership Change subject to IRC Section 382(l)(5), those NOLs (and certain other tax attributes) will continue to be subject to such limitation.
     A qualified creditor is any creditor who has held the debt of the debtor for at least eighteen months prior to the petition date or who has held “ordinary course indebtedness” at all times since it has been outstanding. A creditor who does not become a direct or indirect five percent shareholder of the reorganized debtor generally may be treated by the debtor as having always held any debt owned immediately before the Ownership Change, unless the creditor’s participation in formulating the plan of reorganization makes evident to the debtor that the creditor has not owned the debt for the requisite period.

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     A debtor may elect not to apply IRC Section 382(l)(5) to an Ownership Change that otherwise satisfies its requirements. This election must be made on the debtor’s federal income tax return for the taxable year in which the Ownership Change occurs. If IRC Section 382(l)(5) applies to an Ownership Change (and the debtor does not elect out), any subsequent Ownership Change of the debtor within a two-year period will result in the debtor being unable to use any pre-change losses in any tax year ending after such subsequent Ownership Change to offset future taxable income.
     If an Ownership Change pursuant to a bankruptcy plan does not satisfy the requirements of IRC Section 382(l)(5), or if a debtor elects not to apply IRC Section 382(l)(5), the debtor’s use of its pre-change NOLs (and certain other tax attributes) will be subject to an annual limitation as determined under IRC Section 382(l)(6). In such case, the amount of the annual limitation generally will be equal to the product of the applicable long-term tax-exempt rate (4.03% for March 2010) and the value of the debtor’s outstanding stock immediately after the bankruptcy reorganization, provided such value may not exceed the value of the debtor’s gross assets immediately before the Ownership Change, subject to certain adjustments. As described above, depending on whether the debtor has a NUBIG or NUBIL immediately prior to the Ownership Change, the annual limitation would be increased by any RBIGs, or would also apply to any RBILs, during the Recognition Period. However, if any pre-change NOLs (and certain other tax attributes) of the debtor already are subject to an annual limitation at the time of an Ownership Change subject to IRC Section 382(l)(6), those NOLs (and certain other tax attributes) will be subject to the lower of the two annual limitations.
     The Debtors are unable to determine at this time whether the Ownership Change expected to result from the consummation of the Plan may satisfy the requirements of IRC Section 382(l)(5) ), as such determination will depend on the extent to which Holders of the Old Debt immediately prior to consummation of the Plan may be treated as qualified creditors for purposes of IRC Section 382(l)(5). If IRC Section 382(l)(6) applies, the Debtors’ pre-change NOLs and certain other tax attributes remaining after reduction for excluded COD income will be subject to an annual limitation generally equal to the product of the long-term tax-exempt rate for the month of the Effective Date and the value of the Debtors’ outstanding stock immediately after consummation of the Plan, prior to giving effect to the NUBIG and NUBIL rules described above. At this time, the Debtors believe that they will have a NUBIL that will materially exceed the statutorily-defined threshold amount on the Effective Date. NOLs (and certain other tax attributes) not utilized in a given year due to the annual limitation may be carried forward for use in future years until their expiration dates. To the extent the Reorganized Debtors’ annual limitation exceeds the consolidated group’s taxable income in a given year, the excess will increase the annual limitation in future taxable years
3.	Alternative Minimum Tax
     In general, an alternative minimum tax (“AMT”) is imposed on a corporation’s alternative minimum taxable income (“AMTI”) at a 20% rate to the extent such tax exceeds the corporation’s regular federal income tax for the taxable year. For purposes of computing AMTI, certain tax deductions and other beneficial allowances are modified or eliminated, with further adjustments required if AMTI, determined without regard to adjusted current earnings (“ACE”), differs from ACE. In addition, even though a corporation otherwise might be able to offset all of its taxable income for regular tax purposes by available NOL carryforwards, only 90% of its AMTI generally may be offset by available AMT NOL carryforwards. Accordingly, for tax periods after the Effective Date, the Reorganized Debtors may have to pay AMT regardless of whether they generate non-AMT NOLs or have sufficient non-AMT NOL carryforwards to offset regular taxable income for such periods. In addition, if a corporation undergoes an Ownership Change within the meaning of IRC Section 382 and is in a NUBIL position on the date of the Ownership Change, the corporation’s aggregate tax basis in its assets would be reduced for certain AMT purposes to reflect the fair market value of such assets as of the change date. A corporation that pays AMT generally is later allowed a nonrefundable credit (equal to a portion of its prior year AMT liability) against its regular federal income tax liability in future taxable years when it is no longer subject to the AMT.
C.	FEDERAL INCOME TAX CONSEQUENCES TO HOLDERS OF FIRST LIEN DEBT CLAIMS
     Holders of First Lien Debt Claims will receive their share of the New Term Loan, the New PIK Loan and the New Equity (either in the form of New Common Stock or the Special Warrants) in exchange for their First Lien Debt Claims. The Debtors currently intend to take the position that the Special Warrants constitute stock of

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Reorganized Parent for U.S. federal income tax purposes consistent with general U.S. federal income tax principles (even though the Special Warrants may not constitute capital stock for purposes of other federal laws) and the following discussion assumes the correctness of such position.
     This discussion assumes that the Transferred Cash paid to the Holders of Equity Interests will be treated for U.S. federal income tax purposes as having been distributed directly from the Debtors in respect of such Equity Interests and not as having been received by the Holders of First Lien Debt Claims and then transferred to the Holders of Equity Interests. Holders should consult their own tax advisors as to the tax consequences of the Stock Contribution to Holdings, the issuance by Holdings of the Common Units and the Preferred Units and to what extent these transactions affect the tax consequences described below.
1.	Exchange of Old Debt for New Term Loan, New PIK Loan and New Equity
     Recognition of Gain or Loss. Under applicable Treasury Regulations, the significant modification of a debt instrument will result in a deemed exchange of the “old” debt instrument for a “new” debt instrument and will be a realization event upon which gain or loss may be recognized in certain circumstances. A modification of a debt instrument is significant if the modified instrument differs materially either in kind or extent from the original debt instrument. Pursuant to the Plan, the terms of the Old Debt will be amended or otherwise modified, resulting in, among other things, a change in the applicable interest rates. Under the change in yield test in the Treasury Regulations, the change in the interest rate on the Debt will be considered a significant modification, and thus the receipt of the New Term Loan and the New PIK Loan, in addition to the receipt of the New Equity, will be a realization event upon which gain or loss may be recognized in certain circumstances.
     The federal income tax consequences of the exchange of Old Debt for the New Debt and the New Equity will depend, in part, on whether any portion of the Old Debt and the New Debt constitute “securities” for purposes of the “reorganization” provisions of the Tax Code. The test of whether a debt obligation is a security involves an overall evaluation of the nature of the obligation, with the term of the obligation usually regarded as one of the most significant factors. Debt obligations with a term of five years or less generally have not qualified as securities, whereas debt obligations with a term of ten years or more generally have qualified as securities. There are numerous other factors that could be taken into account in determining whether a debt instrument is a security, including the security for payment, the creditworthiness of the obligor, the subordination or lack thereof with respect to other creditors, the right to vote or otherwise participate in the management of the obligor, convertibility of the instrument into an equity interest of the obligor, whether payments of interest are fixed, variable or contingent and whether such payments are made on a current basis or accrued.
     If no portion of the Old Debt constitutes a security for U.S. federal income tax purposes, the exchange of the Old Debt for the New Debt and the New Equity would generally constitute a taxable exchange upon which Holders must recognize gain or loss for federal income tax purposes. Subject to the “Accrued Interest” discussion below, the amount of gain or loss recognized by a Holder would be equal to the difference between (i) the sum of the issue price of the New Term Loan, the New PIK Loan and the fair market value of the New Equity, in each case determined as of the Effective Date and (ii) the Holder’s adjusted tax basis in the Old Debt exchanged therefor. Subject to the “Market Discount” discussion below and assuming the Old Debt is held as a “capital asset” within the meaning of the Tax Code, any such gain or loss generally would be capital gain or loss, and would be long-term capital gain or loss if, as of the Effective Date, the Holder has held the Old Debt for more than one year. A Holder’s initial aggregate tax basis in the New Term Loan and the New PIK Loan would generally be equal to the debt’s issue price, and its initial tax basis in the New Equity should be equal to its fair market value (in each case, as of the Effective Date). A Holder’s holding period should begin on the day after the Effective Date.
     Alternatively, if some portion of the Old Debt qualifies as a security, then all or a portion of the gain and the loss that would otherwise be recognized as described above may not be recognized by a Holder. In such circumstances, a Holder’s tax basis in, and holding period of, the New Debt and the New Equity would be determined in a manner different than that described above and would depend upon what Old Debt and New Debt instruments constitute “securities.”
     Holders should consult their tax advisors as to whether the Revolver, the Delayed Draw Term Loan, the Term B Loan, the New Term Loan, the New PIK Loan or the obligations under the Specified Swap Agreements

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constitute a security. Holders should consult their tax advisors regarding the character of any gain or loss as long-term or short-term capital gain or loss, or as ordinary income or loss, as its character will be determined by a number of factors, including (but not limited to) the tax status of the Holder, whether any portion of the Old Debt constitutes a capital asset in the Holder’s hands, whether any portion of the Old Debt has been held for more than one year, whether any portion of the Old Debt was purchased at a premium or a discount, and whether and to what extent the Holder previously claimed a bad debt deduction with respect to any portion of the Old Debt. Holders also should consult their tax advisors regarding the applicable tax rates and netting rules for capital gains and losses, and as to whether any resulting gain recognition may be deferred under the installment method until principal is repaid on the New Debt. There are limitations on the deduction of capital losses by both corporate and non-corporate taxpayers.
     Accrued Interest. To the extent a Holder of a First Lien Debt Claim receives consideration that is attributable to unpaid accrued interest on any portion of the Old Debt, the Holder may be required to treat such consideration as a payment of interest. There is general uncertainty regarding the extent to which the receipt of cash or other property should be treated as attributable to unpaid accrued interest. The Reorganized Debtors intend to take the position, and the Plan provides, that property distributed pursuant to the Plan will first be allocable to the principal amount of a Holder’s Claim and then, to the extent necessary, to any unpaid accrued interest thereon. The IRS, however, could take a contrary position.
     To the extent any property received pursuant to the Plan is considered attributable to unpaid accrued interest, a Holder will recognize ordinary income to the extent the value of the property exceeds the amount of unpaid accrued interest previously included in gross income by the Holder. A Holder’s tax basis in such property should be equal to the amount of interest income treated as satisfied by the receipt of the property, and its holding period in the property should begin on the day after the Effective Date. A Holder generally will be entitled to recognize a loss to the extent any accrued interest previously included in its gross income is not paid in full.
     Market Discount. A Holder that acquired any portion of the Old Debt at a market discount generally should be required to treat any gain recognized on the exchange of the Old Debt as ordinary income to the extent of accrued market discount not previously included in gross income by the Holder with respect to such portion of Old Debt. A Holder will be considered to have acquired Old Debt at a discount if it acquired Old Debt at a price below the sum of all amounts payable on the Old Debt (other than payments of qualified stated interest) after the acquisition date, subject to a statutorily-defined de minimis exception. “Qualified stated interest” is interest that is unconditionally payable in cash or property (other than debt instruments of the issuer) at least annually at a single fixed rate or, subject to certain conditions, based on one or more interest indices. Market discount generally is treated as accruing on a straight line basis from the acquisition date over the remaining term of the obligation or, at the Holder’s election, under a constant yield method. A Holder that acquired Old Debt at a market discount previously may have elected to include the market discount in income as it accrued over the term of the Old Debt.
     Special rules apply to the disposition of a market discount obligation in certain types of non-recognition transactions, such as a nontaxable recapitalization. If any portion of the exchange of Old Debt for New Debt and New Equity qualifies as a nontaxable recapitalization, a Holder that acquired such Old Debt at a market discount generally would not be required to recognize any accrued market discount as income at the time of the exchange to the extent it receives stock and securities in exchange for the Old Debt. Rather, on a subsequent taxable disposition of the stock or securities received in the exchange, any gain realized by the Holder will be ordinary income to extent of the market discount accrued prior to the exchange in the case of stock, or to extent of the market discount accrued prior and after the exchange in the case of securities.
     Amortizable Bond Premium. If a Holder’s initial tax basis in any portion of the Old Debt was greater than the sum of all amounts payable on such Old Debt (other than payments of qualified stated interest) after the acquisition date, the Holder generally will be considered to have acquired such Old Debt with amortizable bond premium. A Holder that acquired Old Debt at a premium previously may have elected to amortize the premium over the term of the Old Debt. A Holder that elected to amortize bond premium on the Old Debt should have reduced its tax basis in the Old Debt by the amount of amortized bond premium used to offset interest income, and may be entitled to a deduction for any unamortized bond premium in the taxable year of the exchange. Holders that acquired the Old Debt at a premium should consult their tax advisors regarding the treatment of any unamortized bond premium.

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(a)	New Term Loan
     Interest and Original Issue Discount. Payments of stated interest on the New Term Loan should constitute payments of “qualified stated interest” and generally will be taxable to Holders as ordinary income at the time the payments are received or accrued, in accordance with the holder’s method of tax accounting.
     The preceding discussion assumes the New Term Loan will not be issued with original issue discount (“OID”). The New Term Loan would be treated as issued with OID if the principal amount of the New Term Loan plus all scheduled interest payments thereon, other than payments of qualified stated interest, exceeded the “issue price” of the New Term Loan by more than a de minimis amount. The issue price of a debt instrument issued in exchange for another debt instrument depends on whether either debt instrument is considered publicly traded for purposes of the OID rules at any time during the sixty-day period ending thirty days after the issue date. If neither debt instrument is publicly traded, the issue price of the new debt instrument will be its stated principal amount if the new debt instrument provides for adequate stated interest (i.e., interest at least at the applicable federal rate as of the issue date), or will be its imputed principal amount if the instrument does not provide for adequate stated interest. If the new debt instrument is publicly traded, its issue price generally will be its trading price immediately following issuance. If the old debt instrument is publicly traded, but the new debt instrument is not, the issue price of the new debt instrument generally will be based on the fair market value of the old debt instrument at the time of the exchange.
     A debt instrument will be considered to be publicly traded if certain pricing information related to the instrument is generally available on a quotation medium or readily available from dealers, brokers or traders. At this time the Debtors are unable to predict whether the Old Debt or the New Term Loan will be publicly traded during the relevant period. In general, if the issue price of the New Term Loan is less than their principal amount by more than a de minimis amount, the New Term Loan would be treated as issued with OID.
     Market Discount. If the exchange qualifies as a nontaxable recapitalization and the New Term Loan constitutes a security, a Holder that acquired Old Debt at a market discount will be required to treat the New Term Loan received in exchange for the Old Debt as a market discount obligation. In such case, the New Term Loan will be treated as having accrued market discount equal to the amount of accrued market discount not previously included in income by the Holder with respect to the Old Debt. In addition, if the Holder’s initial tax basis in the New Term Loan is less than the issue price of the New Term Loan, such difference will be treated as market discount, unless the difference is less than 0.25% of the New Term Loan’s issue price multiplied by the number of complete years from the Effective Date to maturity (in which case, the difference is de minimis market discount). Market discount generally will be treated as accruing on a straight line basis over the term of the New Term Loan or, at the Holder’s election, under a constant yield method. If a constant yield election is made, it will apply only to the New Term Loan and may not be revoked.
     A Holder may elect to include market discount in income as it accrues over the remaining term of the New Term Loan. Once made, this election applies to all market discount obligations acquired by the Holder on or after the first taxable year to which the election applies and may not be revoked without the consent of the IRS. If a Holder does not elect to include accrued market discount in income over the remaining term of the New Term Loan, the Holder may be required to defer the deduction of a portion of the interest on any indebtedness incurred or maintained to purchase or carry the New Term Loan until maturity or until a taxable disposition of the New Term Loan.
     If the New Term Loan is treated as a market discount obligation, the Holder will be required to treat any gain recognized on the disposition of the New Term Loan as ordinary income to the extent of accrued market discount not previously included in income with respect to the obligation. If the Holder disposes of the New Term Loan in certain otherwise nontaxable transactions, the Holder will be required to include accrued market discount in income as ordinary income as if the Holder sold the New Term Loan at its then fair market value.
     Acquisition Premium. If a Holder’s initial tax basis in the New Term Loan is less than or equal to the sum of all amounts payable on the New Term Loan, but greater than the issue price of the New Term Loan, the Holder will be treated as acquiring the New Term Loan at an “acquisition premium.” Unless an election is made, the Holder generally will reduce the amount of OID otherwise includible in gross income for an accrual period by an

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amount equal to the amount of OID otherwise includible in gross income multiplied by a fraction, the numerator of which is the excess of the Holder’s initial tax basis in the New Term Loan over the issue price of the New Term Loan and the denominator of which is the excess of the sum of all amounts payable on the New Term Loan over the issue price of the New Term Loan.
     Amortizable Bond Premium. If a Holder’s initial tax basis in the New Term Loan is greater than the sum of all amounts payable on the New Term Loan, the Holder generally will be considered to have acquired the New Term Loan with amortizable bond premium. Generally, a holder that acquires a debt obligation at a premium may elect to amortize bond premium from the acquisition date to the debt’s maturity date under a constant yield method. Once made, this election applies to all debt obligations held or subsequently acquired by the Holder on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the IRS. The amount amortized in any taxable year generally is treated as an offset to payments of qualified stated interest on the related debt obligation.
     Sale, Retirement or Other Taxable Disposition. A Holder of New Term Loan will recognize gain or loss upon the sale, redemption, retirement or other taxable disposition of the New Term Loan equal to the difference between the amount realized upon the disposition (less a portion allocable to any unpaid accrued interest and OID which generally will be taxable as ordinary income) and the Holder’s adjusted tax basis in the New Term Loan. Subject to the discussion above in “Market Discount,” any such gain or loss generally will be capital gain, and will be long-term capital gain or loss if the Holder has held the New Term Loan for more than one year as of the date of disposition. Holders should consult their tax advisors regarding the applicable tax rates and netting rules for capital gains and losses. There are limitations on the deduction of capital losses by both corporate and non-corporate taxpayers.
     CPDI Rules. The Debtors intend to treat the New Term Loan as subject to the Treasury Regulations governing “variable rate debt instruments” (the “VRDI Rules”). If, however, the New Term Loan is not subject to the VRDI Rules, the rules governing “contingent payment debt instruments” (the “CPDI Rules”) may apply. If the CPDI Rules apply to the New Term Loan, the tax consequences of owning and disposing of such Loan may be materially different than those described above, including with respect to the character, timing, and amount of income, gain, or loss recognized. This discussion generally assumes that the CPDI Rules will not apply to the New Term Loan, but there can be no assurance in this regard. Holders are urged to consult their own tax advisors with respect to the appropriate treatment of the New Term Loan.
(b)	New PIK Loan
     Original Issue Discount. Because interest on the New PIK Loan will not be payable in cash currently on an annual basis, all stated interest on the New PIK Loan will be treated as OID. As a result, a Holder of the New PIK Loan will be required to include OID in gross income annually on a constant yield basis in advance of the receipt of cash attributable to that income, regardless of the Holder’s regular method of tax accounting. However, a Holder generally will not be required to include separately in income cash payments received on the New PIK Loan to the extent the payments constitute payments of previously accrued OID.
     The amount of OID on the New PIK Loan will be equal to the excess of (i) the principal amount of the New PIK Loan due at maturity plus all scheduled interest payments thereon over (ii) the issue price of the New PIK Loan. As discussed above, the issue price of a debt instrument issued in exchange for another debt instrument depends on whether either debt instrument is considered publicly traded for purposes of the OID rules at any time during the sixty-day period ending thirty days after the Effective Date. At this time the Debtors are unable to predict whether the Old Debt or the New PIK Loan will be publicly traded during the relevant period.
     The amount of OID includible in gross income annually by a Holder of the New PIK Loan will be the sum of the daily portions of OID with respect to the New PIK Loan for each day during the taxable year (or portion thereof) during which the Holder holds the New PIK Loan. The daily portion is determined by allocating to each day of any accrual period a pro-rata portion of the OID that accrued during the period. The accrual period of the New PIK Loan may be of any length and may vary in length over the term of the New PIK Loan, provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs either on the first or last day of an accrual period. The amount of OID allocable to any accrual period will be an amount equal to

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the product of the New PIK Loan’s adjusted issue price at the beginning of the accrual period and its yield to maturity (determined on a constant yield method, compounded at the close of each accrual period and properly adjusted for the length of the accrual period). The adjusted issue price of the New PIK Loan at the beginning of any accrual period will be the issue price of the New PIK Loan plus the aggregate amount of accrued OID for all prior accrual periods minus any payments previously made on the PIK Loan. Under these rules, a Holder will have to include an increasingly greater amount of OID in income in each successive accrual period.
     A Holder’s tax basis in the New PIK Loan will be increased by the amount of OID included in the Holder’s gross income and will be decreased by the amount of any payments received by the Holder with respect to the New PIK Loan, whether the payments are denominated as principal or interest.
     See above under “New Term Loan” for a discussion of the market discount, acquisition premium, amortizable bond premium and taxable disposition rules that may apply to a Holder of a New PIK Loan.
     Election to Treat All Interest as OID. A Holder may elect to treat all interest on the New PIK Loan (including any OID, market discount and de minimis market discount, as adjusted by any acquisition premium or amortizable bond premium) as OID and calculate the amount includible in gross income under the constant yield method described above. This election must be made for the taxable year in which the Holder acquires the New PIK Loan, and may not be revoked without the consent of the IRS. If the New PIK Loan is considered to be acquired with market discount, this election will result in a deemed election to accrue market discount in income currently with respect to the New PIK Loan and all other debt obligations acquired by the Holder with market discount on or after the first day of the taxable year to which the election first applies. Similarly, if the New PIK Loan is considered to be acquired with amortizable bond premium, this election will result in a deemed election to amortize bond premium with respect to the New PIK Loan and all other debt obligations held or subsequently acquired by the Holder on or after the first day of the taxable year to which the election first applies. Holders should consult their tax advisors about this election.
(c)	New Equity
     New Common Stock. A Holder of New Common Stock generally will be required to include in gross income as ordinary dividend income the amount of any distributions paid on the New Common Stock to the extent such distributions are paid out of the Reorganized Debtors’ current or accumulated earnings and profits as determined for federal income tax purposes. Distributions not treated as dividends for federal income tax purposes will constitute a return of capital and will first be applied against and reduce a Holder’s adjusted tax basis in the New Common Stock, but not below zero. Any excess amount will be treated as gain from a sale or exchange of the New Common Stock. Holders that are treated as corporations for federal income tax purposes may be entitled to a dividends received deduction with respect to distributions out of earnings and profits.
     A Holder of New Common Stock will recognize gain or loss upon the sale or other taxable disposition of New Common Stock equal to the difference between the amount realized upon the disposition and the Holder’s adjusted tax basis in the New Common Stock. Subject to the rules discussed above in “Market Discount” and the recapture rules under IRC Section 108(e)(7), any such gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if the Holder has held the New Common Stock for more than one year as of the date of disposition. Under the IRC Section 108(e)(7) recapture rules, a Holder may be required to treat gain recognized on the taxable disposition of the New Common Stock as ordinary income if the Holder took a bad debt deduction with respect to the Old Debt or recognized an ordinary loss on the exchange of the Old Debt for New Common Stock. Holders should consult their tax advisors regarding the applicable tax rates and netting rules for capital gains and losses. There are limitations on the deduction of capital losses by both corporate and non-corporate taxpayers.

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     Special Warrants. A Holder of a Special Warrant generally will not recognize gain or loss upon exercise, with a Holder’s tax basis in the New Common Stock received upon exercise equal to the sum of the Holder’s tax basis in the Special Warrant and the exercise price. The Holder’s holding period in the New Common Stock received upon exercise would include the Holder’s holding period in the Special Warrant. If the Special Warrants were not treated as stock for U.S. federal income tax purposes, then the Holder would generally commence a new holding period with respect to the New Common Stock received on the date of exercise.
     Upon the lapse, sale or other taxable disposition of a Special Warrant, the Holder will generally recognize capital gain or loss equal to the difference between the amount realized (zero in the case of a lapse) and such Holder’s adjusted tax basis in the Special Warrant. Holders should consult their tax advisors regarding the applicable tax rates and netting rules for capital gains and losses. There are limitations on the deduction of capital losses by both corporate and non-corporate taxpayers.
2.	Information Reporting and Backup Withholding
     The Reorganized Debtors (or their paying agent) may be obligated to furnish information to the IRS regarding the consideration received by Holders (other than corporations and other exempt Holders) pursuant to the Plan. In addition, the Reorganized Debtors will be required to report annually to the IRS with respect to each Holder (other than corporations and other exempt Holders) the amount of interest paid and OID accrued on the New Term Loan and the New PIK Loan, the amount of dividends paid on the New Common Stock, and the amount of any tax withheld from payment thereof.
     Holders may be subject to backup withholding (currently, at a rate of 28%) on the consideration received pursuant to the Plan. Backup withholding may also apply to interest, OID and principal payments on the New Debt, dividends paid on the New Common Stock and proceeds received upon sale or other disposition of the New Debt and the New Equity. Certain Holders (including corporations) generally are not subject to backup withholding. A Holder that is not otherwise exempt generally may avoid backup withholding by furnishing to the Reorganized Debtors (or their paying agent) its taxpayer identification number and certifying, under penalties of perjury, that the taxpayer identification number provided is correct and that the Holder has not been notified by the IRS that it is subject to backup withholding.
     Backup withholding is not an additional tax. Taxpayers may use amounts withheld as a credit against their federal income tax liability or may claim a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.
     THE FOREGOING DISCUSSION OF FEDERAL INCOME TAX CONSIDERATIONS IS FOR GENERAL INFORMATION PURPOSES ONLY AND IS NOT TAX ADVICE. EACH HOLDER SHOULD CONSULT ITS OWN TAX ADVISOR REGARDING THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE PLAN DESCRIBED HEREIN. NEITHER THE PROPONENTS NOR THEIR PROFESSIONALS WILL HAVE ANY LIABILITY TO ANY PERSON OR HOLDER ARISING FROM OR RELATED TO THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE PLAN OR THE FOREGOING DISCUSSION.
X.
FEDERAL COMMUNICATIONS COMMISSION (FCC) REGULATORY CONSIDERATIONS
     The Debtors’ radio operations are subject to significant regulation by the FCC under the Communications Act and FCC rules and regulations promulgated thereunder. A radio station may not operate in the United States without the authorization of the FCC. Approval of the FCC is required for the issuance, renewal, transfer, assignment or modification of station operating licenses. In connection with the Debtors’ emergence from Chapter 11, FCC Approval must be obtained.

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     The following is important information concerning the FCC Approval process and the ownership requirements and restrictions that must be met in order for parties to hold the New Equity of the Reorganized Parent. THE FOLLOWING SUMMARY OF CERTAIN FCC RULES AND POLICIES IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT A SUBSTITUTE FOR CAREFUL PLANNING AND ADVICE BASED UPON THE INDIVIDUAL CIRCUMSTANCES PERTAINING TO A HOLDER OF A CLAIM. ALL HOLDERS OF CLAIMS OR EQUITY INTERESTS ARE URGED TO CONSULT THEIR OWN ADVISORS AS TO FCC OWNERSHIP ISSUES AND OTHER CONSEQUENCES OF THE PLAN.
A.	REQUIRED FCC CONSENTS
     Both the entry of the Debtors into Chapter 11 and the emergence of the Reorganized Debtors from Chapter 11 require consent of the FCC. Following the Debtors’ filing of their voluntary petition under Chapter 11, the Debtors will file applications seeking the FCC’s consent to the pro forma assignment of the Debtors’ FCC licenses from the Debtors to the Debtors as “debtors in possession” under Chapter 11. These pro forma applications (“FCC Short Form Applications”) can be approved by the FCC on a more expedited basis than the FCC Long Form Applications and are not subject to formal petitions to deny. For the Reorganized Debtors to continue the operation of their radio stations, the Debtors will be required to file applications with the FCC (the “FCC Long Form Applications”) to obtain approval of the Transfer of Control. To expedite the emergence of the Debtors from Chapter 11, in the event that FCC Approval of the FCC Long Form Application is delayed and will not be obtained expeditiously, the Plan contemplates that the Debtors may, in their discretion and subject to the consent of the Requisite Consenting Lenders, emerge from Chapter 11 upon assignment of the FCC Licenses, together with any assets related thereto, from the Debtors to the Reorganized Debtors and the transfer of the FCC Licenses, together with any assets related thereto, to the FCC Trust subject to the continuing jurisdiction and oversight of the Bankruptcy Court pending the FCC’s grant of the FCC Long Form Application. The FCC’s consent also would be required for the FCC Trust to act as an interim holder of the FCC Licenses and related assets, but because the assignment of the FCC Licenses and related assets to the FCC Trust would not constitute a substantial transfer of control of the Debtors, the Debtors could file an FCC Short Form Application.
     In the event that the FCC Trust is established and becomes effective, the Holders of First Lien Debt Claims who are able to complete the Ownership Certification (discussed below) would receive beneficial interests in the FCC Trust, as opposed to directly holding New Common Stock (subject to the ownership rules and regulations set forth below). Upon FCC approval of the FCC Long Form Application, the FCC Trust would be liquidated and Holders of beneficial interests that complete the Ownership Certification would receive their pro rata share of the New Common Stock. The Holders of First Lien Debt Claims who are unable to complete the Ownership Certification would retain Special Warrants.
B.	INFORMATION REQUIRED FROM PROSPECTIVE STOCKHOLDERS OF THE REORGANIZED DEBTORS
     In processing applications for consent to the transfer of control of FCC broadcast licensees or assignment of FCC broadcast licenses, the FCC considers, among other things, whether the prospective licensee and those considered to be “parties” to the application possess the legal, character and other qualifications to hold an interest in a broadcast station. For the FCC to process and grant the FCC Short Form Application and the FCC Long Form Application, the Debtors will need to obtain and include information about the Reorganized Debtors and about the “parties” to the application demonstrating that such parties are so qualified.
     As described above, Holders of First Lien Debt Claims may be issued Special Warrants which can be exercised for shares of New Common Stock for nominal consideration, subject to certain conditions, including the provision of an Ownership Certification. Specifically, parties seeking to exercise Special Warrants shall be required to submit a certified response to a questionnaire providing information on the prospective stockholder to establish that issuance of the New Common Stock to that Holder would not result in a violation of law, impair the qualifications of the Reorganized Debtors to hold the FCC Licenses or impede the grant of any FCC Applications on behalf of the Reorganized Debtors. All prospective stockholders and prospective holders of beneficial interests in the FCC Trust, whether or not they would be “parties” to the FCC Applications (as described below), would need to provide information on the extent of their direct and indirect ownership or control by non-U.S. persons to establish that the Reorganized Debtors would comply with limitations under the Communications Act relating to the

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ownership and control of broadcast licenses by non-U.S. persons. Prospective holders of New Common Stock and prospective holders of beneficial interests in the FCC Trust, as the case may be, with direct or indirect ownership or control by non-U.S. persons, would not be permitted to exercise the Special Warrants for New Common Stock or hold such beneficial interests in the FCC Trust, if the ownership percentage of such prospective holders, when aggregated with the ownership percentage of all other prospective holders, as calculated in accordance with FCC rules and regulations, would result in the Reorganized Debtors having a greater amount of foreign ownership than permitted by the Communications Act. In such situations, prospective holders of New Common Stock or beneficial interests in the FCC Trust would retain Special Warrants. The Special Warrants would be permitted to be sold or assigned, provided that the purchaser or assignee would also be subject to the ownership certification process described above.
C.	ATTRIBUTABLE INTERESTS IN MEDIA UNDER THE FCC’S RULES
     A prospective stockholder in the Reorganized Debtors would be considered a “party” to the FCC Long Form Application if the prospective stockholder would be deemed to hold an “attributable” interest in the Reorganized Debtors under Section 73.3555 of the FCC’s rules, 47 C.F.R. § 73.3555. The FCC’s “multiple ownership” and “cross ownership” rules prohibit common ownership of “attributable interests” of certain combinations of broadcast and other media properties. “Attributable interests” generally include the following interests in a media company: general partnership interests, non-insulated limited liability company or limited partnership interests, a position as an officer or director (or the right to appoint officers or directors), or a 5% or greater direct or indirect interest in voting stock. The FCC treats all partnership interests as attributable, except for those limited partnership interests that are “insulated” by the terms of the limited partnership agreement from “material involvement” in the media-related activities of the partnership. The FCC applies the same attribution and insulation standards to limited liability companies. Attribution traces through chains of ownership. In general, a person or entity that has an attributable interest in another entity also will be deemed to hold each of that entity’s attributable media interests except for indirect stock interests that are attenuated below the attribution threshold in the ownership chain.
     Combinations of direct and indirect equity and debt interests exceeding 33% of the total asset value (equity plus debt) of a media outlet also may be deemed attributable if the holder has another attributable media interest in the same market or provides more than 15% of a station’s total weekly broadcast programming hours in that market. Also, a person or entity that provides more than 15% of the total weekly programming hours for a radio station and also has an attributable interest in another radio station in the same market is deemed to hold an attributable interest in the programmed station.
     When the Transfer of Control is effected, no individual or entity (including any individual or entity under common management) shall be permitted to acquire more than a specified amount of the Reorganized Parent’s New Common Stock, thereby precluding any individual or entity from having an attributable interest as a result of stock ownership.
D.	FCC FOREIGN OWNERSHIP RESTRICTIONS FOR ENTITIES CONTROLLING BROADCAST LICENSES
     Section 310(b) of the Communications Act restricts foreign ownership or control of any entity licensed to provide broadcast and certain other services. Among other prohibitions, foreign entities may not have direct or indirect ownership or voting rights of more than 25% in a corporation controlling the licensee of a radio broadcast station if the FCC finds that the public interest will be served by the refusal or revocation of such a license due to foreign ownership or voting rights. The FCC has interpreted this provision to mean that it must make an affirmative public interest finding before a broadcast license may be granted or transferred to a corporation which is controlled by another corporation more than 25% owned or controlled, directly or indirectly, by foreigners. With very few exceptions, the FCC historically has not made such an affirmative finding in the broadcast field. The FCC calculates the voting rights separately from equity ownership, and both thresholds must be met. Warrants and other future interests typically are not taken into account in determining foreign ownership compliance. In some specific circumstances, however, the FCC has treated non-stock interests in a corporation as the equivalent of equity ownership and has assessed foreign ownership based on contributions to capital. As such, the Debtors can provide no assurance that the FCC will not attribute foreign ownership to the Special Warrants. The rules also prevent

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foreigners from directly owning more than 20% of an entity that is an FCC licensee. While this 20% restriction is not likely to be applicable given the proposed structure for the contemplated transaction (because the licenses will be held in holding companies by the Reorganized Debtors), it is possible the restriction may become applicable if the transaction must be restructured. Foreign ownership limitations also apply to partnerships and limited liability companies. The FCC historically has treated partnerships with foreign partners as foreign controlled if there are any foreign general partners. The interests of any foreign limited partners that are not insulated (using FCC criteria) from material involvement in the partnership’s media activities and business are considered in determining the equity ownership and voting rights held by foreigners. The interests of limited partners that are properly insulated only count toward the calculation of equity owned by foreigners.
     Because direct and indirect ownership of the Reorganized Debtors’ shares by non-U.S. persons and/or entities will proportionally affect the level of deemed foreign ownership and control rights in the Reorganized Debtors, prospective shareholders will be required to provide information to the Debtors on their own foreign ownership and control. The Debtors shall review such information to assess whether permitting such party to hold such interests could impair the qualifications of the Reorganized Debtors to hold FCC broadcast licenses. Upon receipt of the Ownership Certifications, the New Common Stock will be distributed in accordance with the Plan and FCC Trust Agreement.
E.	MEDIA OWNERSHIP RESTRICTIONS
     The FCC generally applies its ownership limits to “attributable” media interests held by an individual, corporation, partnership, limited liability company or other association, as addressed above. The FCC’s rules on media ownership, in turn, limit the number of media properties in which one entity or entities under common control can have an attributable ownership interest. Those rules that could give rise to a prohibited combination for the Reorganized Debtors or for a prospective stockholder of the Reorganized Debtors are described below.
1.	Local Radio Ownership
     The FCC’s rules impose specific limits on the number of commercial radio stations in which an entity can have an attributable interest in a particular geographic area. The local radio ownership rules are as follows:
•	in markets with 45 or more radio stations, ownership is limited to eight commercial stations, no more than five of which can be either AM or FM;

•	in markets with 30 to 44 radio stations, ownership is limited to seven commercial stations, no more than four of which can be either AM or FM;

•	in markets with 15 to 29 radio stations, ownership is limited to six commercial stations, no more than four of which can be either AM or FM; and

•	in markets with 14 or fewer radio stations, ownership is limited to five commercial stations or no more than 50% of the market’s total, whichever is lower, and no more than three of which can be either AM or FM.
     For radio stations that are located in markets rated by Arbitron, the geographic market determinations used by Arbitron are utilized by the FCC to determine the market in which stations are located. For radio stations located outside of an Arbitron Metro, the FCC uses a signal contour-based methodology to determine markets. As discussed in Section VI.C(3) hereof, as a result of these rules the Debtors anticipate they will be required to divest stations in the Lafayette and Fort Collins markets.
2.	Radio/Television Cross-Ownership Rule
     The FCC’s radio/television cross-ownership rule permits the common attributable ownership or control of more than one full-power AM and/or FM radio station and up to two television stations in the same market. The total number of radio stations permitted to be under common attributable ownership is dependent on the number of independently owned media voices in the local market as follows:

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•	In markets with at least 20 independently owned media voices, a single entity may hold attributable interests in up to two television stations and six radio stations. Alternatively, such an entity is permitted to hold an attributable interest in one television station and seven radio stations in the same market.

•	In a market that includes at least 10 independently owned media voices, a single entity may hold attributable interests in up to two television stations if permitted under FCC rules limiting local television ownership and up to four radio stations.

•	Regardless of the number of independently owned media voices in a market, a single entity may hold an attributable interest in up to two television stations where the FCC’s rules permit common ownership of the two television stations and one radio station in any market.
3.	Newspaper/Broadcast Cross-Ownership Rule
     The newspaper broadcast cross-ownership rule currently in effect prohibits the cross ownership of daily newspapers and broadcast stations serving the same market, absent a waiver from the FCC. In 2007, the FCC adopted an order that modified this rule to presumptively allow the ownership of attributable interests in a broadcast station and an English-language daily newspaper of general circulation that is published in the market served by the broadcast station only in the 20 largest markets if certain conditions are met. The modified newspaper/broadcast cross-ownership rule has been appealed to a federal appellate court.

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RECOMMENDATION
     In the opinion of the Debtors, the Plan is preferable to the alternatives described in this Disclosure Statement because it provides for a larger distribution to the Debtors’ creditors and interest holders than would otherwise result in a liquidation under Chapter 7 of the Bankruptcy Code. In addition, any alternative other than confirmation of the Plan could result in extensive delays and increased administrative expenses resulting in smaller distributions to Holders of Allowed Claims and Allowed Equity Interests than that which is proposed under the Plan. Accordingly, the Debtors recommend that Holders of Claims entitled to vote on the Plan support confirmation of the Plan and vote to accept the Plan.

Respectfully submitted,
/s/ Anthony A. Vasconcellos
Regent Communications Inc., on behalf of itself and its direct and indirect subsidiaries that are also debtors and debtors-in-possession in the Chapter 11 Cases

By:	Anthony A. Vasconcellos
Title: Executive Vice President, Chief Financial Officer
Dated: March 22, 2010

Prepared by:
LATHAM & WATKINS LLP
Josef S. Athanas
Caroline A. Reckler
Suite 5800 Willis Tower
233 South Wacker Drive
Chicago, Illinois 60606
Telephone:         (312) 876-7608
Facsimile:           (312) 993-9767
                              - and -
YOUNG, CONWAY, STARGATT & TAYLOR LLP
Michael R. Nestor
Kara H. Coyle
The Brandywine Building
1000 West Street, 17th Floor
Wilmington, Delaware 19801
Telephone:         (302) 571-6600
Facsimile:           (302) 571-1253
Co-Counsel for the Debtors and Debtors in Possession